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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.


                          ZARING NATIONAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies: N/A ...

     (2) Aggregate number of securities to which transaction applies: N/A ......

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Estimated aggregate value of consideration to be received by registrant:
         $55,400,000.00. One fiftieth of one percent equals $11,080.00. ........

     (4) Proposed maximum aggregate value of transaction: $55,400,000.00 .......

     (5) Total fee paid: $11,080.00 ............................................


[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................
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

                          ZARING NATIONAL CORPORATION
                      11300 CORNELL PARK DRIVE, SUITE 500
                             CINCINNATI, OHIO 45242

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 31, 2001


To the Shareholders of Zaring National Corporation:


     A Special Meeting of Shareholders (the "Special Meeting") of Zaring National Corporation, an Ohio corporation ("Zaring"), will be held on January 31, 2001, at 9:00 a.m., at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the following purposes:



     1. To consider and vote to authorize the sale of substantially all of the assets of Zaring and certain of its subsidiaries (the "Asset Sale") pursuant to an Asset Purchase Agreement dated as of December 1, 2000, by and among Zaring, Zaring Homes, Inc. and Zaring Homes of Indiana, LLC, as Sellers, and Drees Preferred Collection, Inc., a wholly owned subsidiary of The Drees Company, as Purchaser, a copy of which agreement is attached to the accompanying Proxy Statement as Exhibit A;


     2. To consider and vote to adopt the proposed amendment to Article First of Zaring's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. (the "Name Change Amendment"); and

     3. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.


     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Shareholders of record at the close of business on December 18, 2000 will be entitled to vote at the meeting or at any postponement or adjournment thereof.



     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND THE NAME CHANGE AMENDMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF BOTH THE ASSET SALE AND THE NAME CHANGE AMENDMENT.



     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.


                                        By Order of the Board of Directors,

                                        /s/ Ronald G. Gratz
                                        Ronald G. Gratz
                                        Secretary
Cincinnati, Ohio

January 5, 2001

                               TABLE OF CONTENTS


                                                              PAGE NO.
                                                              --------
SUMMARY TERM SHEET..........................................      1
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS.........      4
THE SPECIAL MEETING.........................................      4
  Record Date and Shares Outstanding........................      4
  Voting....................................................      4
  Participants in Retirement Benefit Plan...................      5
  Proxy Solicitation........................................      5
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS................      5
RISK FACTORS................................................      6
THE ASSET SALE..............................................      6
  General Overview..........................................      6
  The Sellers...............................................      7
  The Purchaser.............................................      7
  Reasons for the Asset Sale................................      7
  Background of the Asset Sale..............................      8
  Fairness of the Asset Sale................................     11
  The Purchase Agreement....................................     11
     Acquired Assets........................................     11
     Assumed Liabilities....................................     13
     Purchase Price.........................................     14
     Representations and Warranties.........................     14
     Acquisition Proposals..................................     15
     Conduct of Business Pending Closing....................     15
     Preparation of Proxy Statement and Shareholder
      Meeting...............................................     16
     Hart-Scott-Rodino Act..................................     16
     Covenants..............................................     16
     Closing Conditions.....................................     16
     Indemnification........................................     18
     Termination of the Purchase Agreement..................     19
     Liquidated Damages.....................................     20
     Amendment to Purchase Agreement........................     20
  Government Approvals......................................     20
  Other Agreements in Connection with the Asset Sale........     20
     Non-Competition Agreements.............................     20
     Warranty Services Agreement............................     21
     Transition Services Agreement..........................     21
     Loan Processing Services Agreement.....................     21
     Transfer Agreements for Intellectual Property..........     21
     Employment Agreements..................................     21
     Land Option Contract with First Cincinnati Land LLC....     22
     Model Home Leasing Agreements with First Cincinnati
      Leasing LLC...........................................     22
     Escrow Agreement.......................................     22
     Right of First Offer Agreement.........................     23
  Dissenters' Rights........................................     23
  Accounting Treatment of the Asset Sale....................     24
  Federal Income Tax Consequences of the Asset Sale.........     24
  Price Range of Common Shares Preceding Announcement of
     Asset Sale.............................................     25
  Delisting and Trading of the Common Shares after the Asset
     Sale...................................................     25
  Operations of Zaring Following the Asset Sale.............     25
  Use of Proceeds...........................................     25

                                                              PAGE NO.
                                                              --------
  Recommendation of the Board...............................     26
  Selected Financial Data...................................     26
  Unaudited Pro Forma Financial Information.................     31
AMENDMENT TO ZARING'S AMENDED ARTICLES OF INCORPORATION.....     34
  Proposed Shareholder Action...............................     34
  No Appraisal Rights.......................................     34
  Recommendation of the Board...............................     34
OTHER MATTERS...............................................     34
OTHER INFORMATION REGARDING ZARING..........................     34
  Voting Securities and Principal Holders Thereof...........     34
  Interests of Certain Persons in Matters to be Acted
     Upon...................................................     35
  Changes in Control........................................     36
  Shareholder Proposals.....................................     36
  Where You Can Find More Information.......................     36
  Information Incorporated by Reference.....................     37
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS...................     38
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)...............    F-1
EXHIBIT A: THE ASSET PURCHASE AGREEMENT.....................    A-i
EXHIBIT B: OHIO DISSENTERS' RIGHTS STATUTE..................    B-1
APPENDIX I: CURRENT REPORT ON FORM 8-K DATED DECEMBER 15,
  2000......................................................    I-1
APPENDIX II: QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
  ENDED SEPTEMBER 30, 2000..................................   II-1

                               SUMMARY TERM SHEET


     The following summary term sheet highlights selected information from this Proxy Statement and may not contain all of the information that is important to every shareholder. To understand the proposed transactions fully and for a more complete description of the legal terms of the transactions, shareholders should read carefully this entire Proxy Statement and the attached documents.


THE ASSET SALE


     This section summarizes selected information about the proposed sale of substantially all of the assets of Zaring National Corporation ("Zaring") and certain of its subsidiaries (the "Asset Sale") pursuant to an Asset Purchase Agreement dated December 1, 2000 among Zaring, Zaring Homes, Inc., a wholly owned subsidiary of Zaring, Zaring Homes of Indiana, LLC, a subsidiary of Zaring Homes, as Sellers and Drees Preferred Collection, Inc. ("Drees"), a wholly owned subsidiary of The Drees Company, as Purchaser. A copy of the purchase agreement is attached to this Proxy Statement as Exhibit A.



RISK FACTORS..................   The Asset Sale is subject to a number of risks.
                                 See "Risk Factors" on page 6.


THE PARTIES TO THE ASSET SALE:


ZARING NATIONAL CORPORATION...
11300 Cornell Park Drive
Suite 500
Cincinnati, Ohio 45242
(513) 489-8849                   Zaring, through its subsidiaries Zaring Homes,
                                 Inc. and Zaring Homes of Indiana, LLC, is primarily a regional builder of luxury site-built homes. Zaring, a holding company, also derives or has derived revenues through other subsidiaries from activities including the retail distribution of manufactured homes, building of entry-level homes and mortgage services. See "The Asset Sale -- The Sellers" on page 7.



DREES PREFERRED COLLECTION,
INC...........................
211 Grandview Drive
Ft. Mitchell, Kentucky 41017
(859) 578-4200                   Drees is a wholly owned subsidiary of The Drees
                                 Company formed for the purpose of the Asset
                                 Sale. Drees has conducted no business to date.
                                 The Drees Company is headquartered in Greater
                                 Cincinnati/ Northern Kentucky and has been in business for more than 70 years. The Drees
                                 Company has home building operating divisions in Cincinnati, Dayton, Cleveland, Raleigh,
                                 Washington D.C., Austin and Dallas. See "The
                                 Asset Sale -- The Purchaser" on page 7.



ACQUIRED ASSETS...............   Drees will purchase Sellers' homebuilding
                                 business in Cincinnati, Ohio, Indianapolis,
                                 Indiana, and Nashville, Tennessee, which constitutes substantially all of Sellers' assets, and includes Sellers' inventory, leasehold interests, tangible assets, certain contracts and the "Zaring" name. See "The Asset
                                 Sale -- The Purchase Agreement -- Acquired
                                 Assets" on page 11.


ASSUMED LIABILITIES...........   Drees will be assuming only specifically
                                 identified liabilities of Sellers, including the following:

                                 - Sellers' liabilities under certain contracts
                                   and facility leases;

                                 - Sellers' liabilities with respect to customer
                                   deposits;

                                 - Accounts payable and other payables of
                                   Sellers' business relating to inventory being acquired; and


                                 - Liabilities incurred in the ordinary course
                                   of Sellers' business and related to the
                                   assets being acquired and not posted to
                                   Sellers' books and records as of the closing of the Asset Sale.



                                 Drees will not assume Sellers' liabilities relating to any tort, product liability, environmental liability, tax, or breach of contract, or other-wise seeking damages related to the assets purchased by Drees or to Sellers' business prior to closing, or any liabilities relating to assets not purchased by Drees. See "The Asset Sale -- The Purchase Agreement -- Assumed Liabilities" on page 13.


THE PURCHASE PRICE............   The purchase price for the assets acquired by
                                 Drees will consist of

                                 - cash equal to the book value of the assets
                                   acquired by Drees;

                                 - the assumption of certain liabilities; and

                                 - a cash premium of up to $1,500,000 based on
                                   Sellers' backlog of houses and gross profit margin.


                                 The cash payment made at closing will be based on the estimated book value of the assets acquired by Drees seven days prior to closing. That payment will be adjusted after closing based on the balance sheet of Zaring as of the closing date. Five percent of the cash payment at closing will be paid to an escrow account. An additional amount of the cash payment will be deposited in a disbursement escrow, to be used to pay Sellers' accounts payable from time to time. See "The Asset Sale -- The Purchase Agreement -- Purchase Price" on page 14.



ANTICIPATED CLOSING OF THE
ASSET SALE....................   The closing will occur on the second business
                                 day after the Sellers satisfy, or Drees waives, all the conditions to Drees' obligation to close, but not later than January 31, 2001. See
                                 "The Asset Sale -- General Overview" on page 6.


CONDITIONS TO CLOSING.........   The closing of the Asset Sale is subject to the
                                 following conditions:

                                 - approval by the board of directors of each of
                                   Zaring and Drees;

                                 - Drees obtaining necessary financing;

                                 - Zaring shareholder approval of the Asset
                                   Sale;

                                 - approval by certain lot and land sellers;

                                 - consent of Zaring's lenders;

                                 - a minimum backlog of houses meeting a minimum
                                   weighted average gross profit margin;

                                 - employment of certain Zaring employees after
                                   the Asset Sale; and

                                 - other conditions customary for transactions
                                   of this type.


                                 See "The Asset Sale -- The Purchase
                                 Agreement -- Closing Conditions" on page 16.


INDEMNIFICATION...............   Sellers have agreed to indemnify Drees for any
                                 losses and expenses resulting from the
                                 following:

                                 - any inaccuracy in or breach of Sellers'
                                   representations and warranties;

                                 - Sellers' failure to fulfil any unwaived
                                   covenant;

                                 - any liability not expressly assumed by Drees;
                                   and

                                 - certain types of litigation.


                                 See "The Asset Sale -- The Purchase
                                 Agreement -- Indemnification" on page 18.

TERMINATION OF ASSET PURCHASE
  AGREEMENT...................   The agreement between Drees and Sellers may be
                                 terminated prior to closing as follows:


                                 - by mutual consent of the parties;

                                 - by either party if the other party is in
                                   breach of any representation, warranty or obligation that is not able to be satisfied by January 31, 2001;

                                 - by either party if the closing has not
                                   occurred by January 31, 2001 and the
                                   terminating party is not in material breach;

                                 - by either party if a final decision by a
                                   governmental entity prevents the consummation of the Asset Sale;

                                 - by either party is Zaring shareholder
                                   approval is not obtained;

                                 - by either party if the board of directors of
                                   Zaring has withdrawn its recommendation of the Asset Sale due to a proposal to acquire Zaring or its assets that is superior to the terms proposed by Drees.


                                 See "The Asset Sale -- The Purchase
                                 Agreement -- Termination of the Purchase
                                 Agreement" on page 19.



GOVERNMENT APPROVALS..........   In addition to compliance with state corporate
                                 law and federal and state securities laws, the Asset Sale is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of
                                 1976, as amended. See "The Asset
                                 Sale -- Government Approvals" on page 20.



DISSENTERS' APPRAISAL
RIGHTS........................   Shareholders of Zaring are entitled to
                                 dissenters' rights under Ohio law in connection with the Asset Sale upon compliance with the procedure described under "The Asset
                                 Sale -- Dissenters' Rights" on page 23. For the text of the dissenters' rights statute, see
                                 Exhibit B.



ACCOUNTING TREATMENT..........   The Asset Sale will be treated as a sale of
                                 assets and liabilities for accounting purposes.
                                 See "The Asset Sale -- Accounting Treatment of the Asset Sale" on page 24.



FEDERAL INCOME TAX
CONSEQUENCES..................   The Asset Sale will not result in any federal
                                 income tax consequences to the shareholders, but the sale will be a taxable transaction to Zaring. See "The Asset Sale -- Federal Income
                                 Tax Consequences of the Asset Sale" on page 24.


AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION TO EFFECT NAME CHANGE


     This section summarizes selected information about the proposed amendment to Article First of the Company's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. See "Amendment to Zaring's Amended Articles of Incorporation" on page 34.



REASON FOR THE NAME CHANGE....   Zaring is required to change its name because
                                 ownership of and rights to the use the name
                                 "Zaring" will be sold to Drees as part of the Asset Sale.



IMPLEMENTATION................   The name change will occur only if the Asset
                                 Sale is consummated.

                          ZARING NATIONAL CORPORATION
                      11300 CORNELL PARK DRIVE, SUITE 500
                             CINCINNATI, OHIO 45242

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 31, 2001


                              THE SPECIAL MEETING


     The enclosed proxy is solicited on behalf of the Board of Directors of Zaring National Corporation ("Zaring"), 11300 Cornell Park Drive, Suite 500, Cincinnati, Ohio 45242, for use in connection with a Special Meeting of the shareholders (the "Special Meeting") to be held January 31, 2001, at 9:00 a.m., or at any postponements or adjournments of the Special Meeting. The Special Meeting will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. This proxy statement is being mailed on or about January 5, 2001, to all shareholders entitled to vote at the Special Meeting.


RECORD DATE AND SHARES OUTSTANDING


     On December 18, 2000, the record date for the determination of shareholders entitled to vote at the Special Meeting (the "Record Date"), there were 4,591,389 of Zaring's common shares without par value (the "Common Shares") outstanding, and each such share is entitled to one vote on each matter coming before the Special Meeting.


VOTING


     The quorum required for the transaction of business at the Special Meeting is a majority of the Common Shares outstanding on the Record Date, present in person or by proxy. Zaring's Amended Articles of Incorporation provide for approval of each of the proposals set forth in the Notice upon the vote of the holders of a majority of the Common Shares outstanding. Because the affirmative vote of at least a majority of all outstanding Common Shares is required for approval of either proposal, broker non-votes, abstentions, and shares as to which proxy authority has been withheld all will have the same effect as votes against that proposal.



     An abstention from voting will be tabulated as a vote withheld, but will be included in computing the number of Common Shares present for purposes of determining the presence of a quorum at the Special Meeting. If a broker indicates on the form of proxy that it does not have discretionary authority as to certain Common Shares to vote on a particular matter, those Common Shares will be considered as present but not entitled to vote with respect to that matter. If a proxy card is signed and returned without specifying choices, the shares represented thereby will be voted (1) "For" the authorization of the sale of substantially all of the assets of Zaring and certain of its subsidiaries (the "Asset Sale") pursuant to an Asset Purchase Agreement dated as of December 1, 2000 (the "Purchase Agreement"), by and among Zaring, Zaring Homes, Inc. and Zaring Homes of Indiana, LLC, as sellers (each individually, a "Seller", and collectively, "Sellers"), and Drees Preferred Collection, Inc., as purchaser ("Drees"); (2) "For" the adoption of the proposed amendment to Article First of Zaring's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. (the "Name Change Amendment"); and (3) as recommended by the individuals named on the proxy card in their discretion with regard to such other matters, if any, as may properly come before the Special Meeting.



     Allan G. Zaring III, John R. Brooks and John H. Wyant were named by the Board of Directors of Zaring to serve as proxies. A shareholder giving a proxy in the accompanying form retains the power to revoke it by making a later appointment or by giving notice of revocation to the proxy tabulator, Fifth Third Bank, 38 Fountain Square, Cincinnati, Ohio 45263. Attendance at the Special Meeting does not in itself revoke the appointment; however, it may be revoked by giving notice in open meeting. A revocation made during the Special Meeting will not affect any vote previously taken.



     Zaring's directors and executive officers and their affiliates own greater than a majority of the outstanding Common Shares of Zaring. The directors and executive officers have indicated that they will vote in favor of the Asset Sale and the Name Change Amendment, assuring that such proposals will be approved regardless of voting by other shareholders.

PARTICIPANTS IN RETIREMENT BENEFIT PLAN


     Separate proxy cards are being submitted to all persons who have Common Shares allocated to their accounts as participants or beneficiaries under the Zaring National Corporation Retirement Benefit Plan (the "RBP Plan"). It is anticipated that a representative of PNC Bank, National Association ("PNC"), which acts as Trustee for the RBP Plan, will attend the Special Meeting in order to vote, in accordance with the instructions of the participants or their beneficiaries, the shares which it holds of record as Trustee and which have been allocated to the participants' accounts. If a proxy card is signed and returned without specifying choices, the shares represented thereby will be voted (1) "For" the authorization of the Asset Sale; and (2) "For" the adoption of the Name Change Amendment. If no proxy card is received from a participant or beneficiary, no vote will be cast as to the shares represented thereby on either of the two proposals. PNC, as Trustee of the RBP Plan, will determine the vote of the shares held by such plan as to any matters other than the above two proposals that properly come before the Special Meeting.


     Any RBP Plan participant or beneficiary giving a proxy in the accompanying form retains the power to revoke it by making a later appointment or by giving notice of revocation to PNC. Under the rules of the RBP Plan, only PNC, as the Trustee of the plan, can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Special Meeting in person.

PROXY SOLICITATION

     The enclosed proxy is being solicited by Zaring's Board of Directors. Zaring will bear the costs of solicitation of proxies, including the charges and expenses of stock brokerage firms, banks, trust companies and others for forwarding solicitation materials to beneficial owners of shares. In addition to solicitation by mail, directors, officers and employees of Zaring may solicit proxies in person or by telephone.


                  INFORMATION ABOUT FORWARD LOOKING STATEMENTS



     This Proxy Statement and the documents incorporated by reference in this Proxy Statement that are not related to historical results are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward looking statements made by Zaring herein and in future reports and statements are not guarantees of future performance and actual results may differ materially from those in forward looking statements as a result of various factors. These forward looking statements involve risks and uncertainties including but not limited to those referred to under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations; Cautionary Statements on Forward Looking Information" in Zaring's quarterly report on Form 10-Q for the Quarter ended September 30, 1998, filed with the Securities and Exchange Commission ("SEC"). Readers should carefully review those risk factors and uncertainties in conjunction with reading this Proxy Statement. See "Risk Factors."

                                  RISK FACTORS

     In addition to the other information included elsewhere in this Proxy Statement, the following factors should be considered carefully in determining whether to vote in favor of the proposal to authorize the Asset Sale pursuant to the Purchase Agreement.

1. UNCERTAINTIES IN CONNECTION WITH THE ASSET SALE


     There can be no assurance that the Asset Sale will be consummated. If the Asset Sale had been closed as of September 30, 2000, the Sellers would have received a cash payment of $55.4 million, based on the book value of the assets purchased, and Drees would have assumed liabilities of Sellers in the amount of $9.2 million. Under certain circumstances, Sellers will receive a cash premium of up to $1.5 million; however, there can be no assurance that Sellers will receive any portion of such premium. The cash payment and amount of assumed liabilities will not be finally determined until after the Closing (as defined herein) of the Asset Sale. There can be no assurance that the amount of cash payment and assumption of liabilities at Closing will not vary materially from such amounts as of September 30, 2000. Such amounts at Closing will be dependent upon the operations of the Sellers through Closing, general business and economic conditions, possible delays in the consummation of the Asset Sale and other factors. See "The Asset Sale -- Use of Proceeds."



2. USE OF PROCEEDS FROM THE ASSET SALE



     The cash payment to Sellers at Closing will be applied against existing liabilities of Sellers. The amount of Sellers' liabilities at Closing will be dependent upon the operations of Sellers through Closing, the costs and expenses of consummating the Asset Sale as set forth in this Proxy Statement, and liabilities of Zaring that are unknown or contingent at the time of the mailing of this Proxy Statement that later arise or become fixed in amount and must be satisfied. If the amount of the cash payment to Sellers from the Asset Sale and the other assets of Sellers are not sufficient to satisfy ongoing liabilities of Sellers, Zaring could be required to restructure to satisfy its creditors or could become the subject of voluntary or involuntary bankruptcy proceedings. See "The Asset Sale -- Use of Proceeds."


3. ZARING WOULD INCUR COSTS UNDER CERTAIN CONDITIONS IF IT TERMINATES THE PURCHASE AGREEMENT


     Under certain conditions, Zaring is obligated under the Purchase Agreement to pay to Drees a liquidated damages amount equal to $300,000 plus actual out-of-pocket expenses incurred by Drees in connection with the Asset Sale, including legal and accounting fees. Those conditions include (i) termination of the Purchase Agreement because Zaring has received a Superior Acquisition Proposal (as defined herein); (ii) failure to obtain Zaring shareholder approval; and (iii) termination of the Purchase Agreement due to a breach by Sellers. See "The Asset Sale -- The Purchase Agreement -- Liquidated Damages."


4. THE ASSET SALE MAY NOT BE CONSUMMATED


     The consummation of the Asset Sale is subject to numerous conditions. Even if the shareholders vote to authorize the Asset Sale pursuant to the Purchase Agreement, there can be no assurance that the Asset Sale will be consummated. If the Asset Sale is not consummated or not timely consummated, Zaring may not be able to sell its assets on terms as favorable as those provided in the Purchase Agreement, or at all, or to restructure existing financing arrangements. Consequently, adequate cash may not be available to satisfy Sellers' creditors and to continue operations. See "The Asset Sale -- The Purchase
Agreement -- Closing Conditions."


                                 THE ASSET SALE

GENERAL OVERVIEW


     Zaring, Zaring Homes, Inc., a wholly owned subsidiary of Zaring ("Zaring Homes"), and Zaring Homes of Indiana, LLC, a subsidiary of Zaring Homes ("Zaring Indiana") and Drees, an Ohio corporation and a wholly owned subsidiary of The Drees Company, entered into the Purchase Agreement. Pursuant to the terms of the

Purchase Agreement, Sellers will sell and Drees will buy substantially all of Sellers' assets related to their custom site-built home construction businesses in the greater metropolitan Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee markets (the "Business"). The assets to be purchased by Drees constitute substantially all of the assets of Zaring.



     The closing (the "Closing") of the Asset Sale pursuant to the Purchase Agreement is to occur on the second business day following satisfaction by the Sellers or waiver by Drees of all conditions precedent to Drees' obligation to consummate the Asset Sale, including shareholder approval pursuant to this proxy solicitation, and in all events not later than January 31, 2001.


THE SELLERS

     Zaring, through its subsidiaries Zaring Homes and Zaring Indiana, is primarily a regional builder of site-built homes currently operating in the Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee markets. Zaring Homes and Zaring Indiana purchase and develop land and then design, construct and sell single family detached homes to the luxury/"move-up" market. Zaring, a holding company, also derives or has derived revenues through other subsidiaries from activities including the retail distribution of manufactured homes, building of entry-level homes and mortgage services. Zaring and Zaring Homes are Ohio corporations and Zaring Indiana is an Indiana limited liability company.

THE PURCHASER


     The Purchaser is Drees Preferred Collection, Inc. an Ohio corporation and wholly owned subsidiary of The Drees Company, formed for the purpose of the Asset Sale. Drees has conducted no business to date. The Drees Company, a Kentucky corporation, is headquartered in Greater Cincinnati/Northern Kentucky and has been in business for over 70 years. The Drees Company has home building operating divisions in Cincinnati/Northern Kentucky, Dayton, Ohio, Cleveland, Ohio, Raleigh, North Carolina, Washington D.C., Austin, Texas and Dallas, Texas.


REASONS FOR THE ASSET SALE

     In 1999, Zaring experienced losses in each of its operating segments and was unable to comply with certain terms and conditions of its loan covenants despite revenue growth. Zaring's management developed plans to improve operating results and available cash flow to fund ongoing operations, including initiatives to dispose of certain assets to reduce costs in each segment.


     From an operational standpoint, the Zaring Homes segment faced increasing costs and lower profit margins in 1999 that continued in 2000, leading to losses in the homebuilding segment. In addition, the Cincinnati market was adversely impacted by the remediation costs of mold and moisture problems in several Mason, Ohio subdivisions. In addition, Zaring's other business segments faced losses. The entry-level home building segment conducted through Hearthside Homes LLC ("Hearthside Homes") suffered continuing losses until those operations were discontinued in 1999. The retail distribution of manufactured housing segment, operated by HomeMax, Inc. ("HomeMax"), sustained losses throughout 1999 and 2000. Despite the disposition of certain sales centers in 2000, HomeMax experienced ongoing operating losses.


     In early 2000, Zaring embarked on an asset reduction plan to provide internally generated funds to be utilized for 2000 operating initiatives. The plan consisted of, among other steps: selling the remaining assets of Hearthside Homes and winding up the related operations; selling certain model homes to entities controlled by Allen G. Zaring III, Chairman of the Board and Chief Executive Officer of Zaring; reducing the number of market homes per community; selling certain idle sales villages of HomeMax; deferring certain land development initiatives; and selling certain other homebuilding operations.

     In addition to operational losses in each segment, Zaring faced credit problems. During 1999, Zaring was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended until April 14, 2000. Concurrent with the expiration of the forbearance agreement, Zaring negotiated an amendment to the syndicated credit facility with its banks. The amendment shortened the maturity of the debt, reduced available borrowings under the revolving credit facility and increased interest rates. The credit agreements were further modified in 2000, including amendments required in connection with sales of certain assets of Zaring Homes (described below in "The Asset
Sale -- Background of the Asset Sale") and further reductions in the commitment amount of the credit facility imposed by the banks. Throughout 2000, Zaring was unable to meet certain loan covenants and faced increasing pressure from its lenders. In the event the banks would not agree to provide covenant waivers or otherwise amend credit agreements and accelerate payments thereunder, Zaring recognized that it would encounter great difficulty in meeting demands of banks and would need to evaluate various forms of financial restructurings, the most severe of which could include bankruptcy.



     In summary, each of Zaring's operating segments experienced losses in 1999 and Zaring's financial performance worsened in 2000. The increasing pressure from its lenders, its inability to meet loan covenants, continuing losses of HomeMax and deteriorated profitability of Hearthside Homes and Zaring Homes led Zaring to contemplate not only an asset reduction plan aimed at improving cash flow to fund continuing operations, but also the sale of all or substantially all of its assets to generate cash to pay its lenders and other creditors.


BACKGROUND OF THE ASSET SALE


     In view of the conditions of Zaring as detailed above in "The Asset
Sale -- Reasons for the Asset Sale" the Board of Directors contemplated various alternatives. Management developed a strategy aimed at improving operating results and cash flow available to fund ongoing operations. The plan included initiatives to reduce certain assets, including the discontinuance of the operations of Hearthside Homes and reduction of the number of market and model homes in each neighborhood. Zaring also planned to reduce certain operating costs in each of its business segments and modify the terms and conditions of its existing credit facilities. On February 11, 2000, the Board of Directors adopted an asset reduction plan, pursuant to which Zaring would close or sell the assets of the Charlotte, Raleigh and Nashville operating divisions of Zaring Homes and continue to operate the remaining three operating divisions in Cincinnati, Indianapolis and Louisville.


     Subsequent to Zaring's adoption of the asset reduction plan, on February 25, 2000, Zaring announced that it hired UBS Warburg (formerly known as Warburg Dillon Read) to evaluate various strategic alternatives, including the sale of assets contemplated by the asset reduction plan as well as the sale or merger of Zaring.

     During May and June, 2000, Zaring met with several potential suitors introduced to Zaring by UBS Warburg and explored possible strategic transactions. These meetings failed to result in any proposal to purchase Zaring or its assets at a purchase price equal to or greater than book value or to purchase assets of all six of Zaring Homes' markets.


     On June 28, 2000, Allen G. Zaring III, Ronald G. Gratz, Chief Financial Officer of Zaring, Daniel W. Jones, President and Chief Operating Officer of Zaring, and Douglas C. Hinger, Vice President of Operations and Process Control of Zaring Homes, met with Ralph Drees, Chairman of the Board, David Drees, President, Mark Williams, Chief Financial Officer, and Larry Herbst, Secretary and Treasurer of The Drees Company to discuss a potential business transaction. The initial meeting between Zaring and The Drees Company was followed by the commencement of due diligence activities.


     On June 29, 2000, The Drees Company delivered a non-binding written proposal to Zaring, outlining the key components of a proposed merger of Zaring into The Drees Company.

     Between July 11 and July 20, 2000, officers of both companies met to discuss a potential business combination, financial considerations and the characteristics of Zaring Homes' existing markets.

     Under the merger terms under consideration, Allen G. Zaring III would have received consideration different from the public shareholders of Zaring. Accordingly, the Board of Directors determined that an independent committee should be formed to consider the proposed transaction. On July 14, 2000, Allen
G. Zaring III requested that John H. Wyant form an independent committee of the Board of Directors (the "Independent Committee").

     On July 25, 2000, John H. Wyant, Daniel W. Geeding and Murat H. Davidson, directors of Zaring who constituted the Independent Committee, met to review the terms of the proposed merger and a proposed exclusivity agreement with The Drees Company.



     From July 24 through July 26, 2000, a series of site visits and meetings were held in Raleigh, Charlotte and Nashville. Daniel W. Jones, Douglas C. Hinger, David Drees, Mike Rubery, Vice President of the Southern Division of The Drees Company, and Greg Schreck, Vice President of Fifth Third Bank, lead lender to The Drees Company, met to review operations of those divisions.


     On August 8, 2000, Allen G. Zaring III, Ronald G. Gratz, Ralph Drees, David Drees and Mark Williams met to further discuss the structure of a transaction and which markets of Zaring Homes would be included or excluded in an acquisition by The Drees Company, in particular the possible inclusion of the Nashville division and exclusion of the Louisville division.

     On August 11, 2000, Zaring held a telephonic Board of Directors meeting at which Allen G. Zaring III updated the Board on the status of negotiations with The Drees Company and the other potential purchasers. Upon the recommendation of the Independent Committee, the board resolved to pursue a strategic transaction with The Drees Company and authorized the officers to continue negotiations and enter into an exclusivity agreement.

     On August 17, 2000, Zaring and The Drees Company signed an Exclusive Negotiation Letter (the "Exclusive Negotiation Letter"), pursuant to which Zaring agreed to negotiate exclusively with The Drees Company through September 30, 2000. In a press release issued that day, Zaring announced the execution of the Exclusive Negotiation Letter and that it intended to pursue a merger with The Drees Company. The parties also contemplated that The Drees Company would separately acquire the assets of the Raleigh operations from Zaring Homes on or before September 30, 2000 and, that thereafter, The Drees Company would pursue the acquisition of Zaring in a merger transaction in which Zaring's public shareholders would receive cash in an amount based on the September 30, 2000 adjusted book value of Zaring. The parties also contemplated that Zaring Homes' homebuilding assets in Louisville and Charlotte would be sold to third parties prior to the consummation of the merger with The Drees Company.


     In the weeks following the announcement of the Exclusive Negotiation Letter, due diligence proceeded and additional negotiation took place. Various officers of Zaring met with their counterparts at The Drees Company to discuss operating issues, financial conditions and tax matters, and Zaring management met with accounting and legal advisors to discuss tax and structuring considerations of the transaction. In addition, drafts of a merger agreement and ancillary documents were circulated.


     On September 1, 2000, Ronald G. Gratz, Daniel W. Jones, Ralph Drees, David Drees and Mark Williams met to discuss pre- and post-closing issues of the proposed transaction, including organizational changes, coordination of duplicate functions, land development opportunities, future staffing and employment issues, as well as due diligence matters.


     On September 15, 2000, Allen G. Zaring III, Ralph Drees and David Drees met to discuss the structure of the proposed transaction. At that time, The Drees Company indicated its willingness to proceed with a business transaction, but in the form of a purchase of assets of Zaring Homes rather than a merger.


     On September 19, 2000, Allen G. Zaring III, Ronald G. Gratz, Ralph Drees, David Drees and Mark Williams, along with legal counsel for both parties, met to negotiate the terms on which an asset sale would be acceptable, which assets and liabilities would be included in the proposed sale, as well as the method of determining the purchase price.

     This meeting was followed by an additional negotiation session among the parties and their respective legal counsel on September 22, 2000. Commencing on September 22, 2000, the parties shifted the focus of their negotiations to the sale of the assets of the Raleigh division. Both parties wished to expedite the Raleigh asset sale; Zaring, in order to pay the proceeds of the sale to its lenders and The Drees Company to consolidate the Zaring Homes' Raleigh division with its own operations in Raleigh. The parties desired to consummate the

Raleigh sale regardless of the ultimate outcome of the proposed sale of the Cincinnati, Indianapolis and Nashville divisions of Zaring Homes.



     On September 29, 2000, Zaring Homes sold a substantial portion of the assets of its Louisville division for approximately $6.3 million. The assets of Zaring Homes Kentucky, LLC, a wholly owned subsidiary of Zaring Homes, were sold to Olympia Homes, LLC, an acquisition company formed by Zaring's Louisville Market President, Dick Johnsen, and his senior executive management team to acquire the Louisville division. The transaction included the license of the right for a specified period to continue using Zaring's tradename and home plans in the Greater Louisville marketplace. Also on September 29, 2000, Zaring Homes sold lot inventory in a Louisville area subdivision to the developer from which Zaring Homes had purchased the land.



     On October 2, 2000, Zaring publicly announced that it had entered into an extension of the Exclusive Negotiation Letter. In the extension, the parties agreed to continue to negotiate (1) a definitive purchase agreement for the purchase by The Drees Company of certain assets of Zaring Homes' operations in Raleigh and (2) revised terms for the purchase by The Drees Company of Zaring Homes' operations in Cincinnati, Indianapolis and Nashville in the form of a purchase of assets. The extension of the parties' exclusive negotiation period extended through October 16, 2000.


     On October 4, 2000, officers of Zaring and The Drees Company and the legal counsel of each party met to negotiate the terms of the sale of assets of the Raleigh division. On October 12, 2000, the parties met to finalize the purchase agreement and ancillary documents. On October 13, 2000, The Drees Company acquired substantially all of the operating assets of Zaring Homes' Raleigh market for a purchase price of approximately $11.0 million, based on the book value of the assets. Drees also licensed the right to use Zaring's tradename, trademarks, and home plans in Raleigh. The parties also announced continued negotiation regarding the terms for the purchase by The Drees Company of Zaring Homes' operations in Cincinnati, Indianapolis and Nashville. The parties entered into a second extension of their Exclusive Negotiation Letter, providing for the extension of negotiations through October 31, 2000.

     On October 19, 2000, Ronald G. Gratz, David Drees and Mark Williams, along with legal counsel for both parties, met to resume negotiations regarding the sale of assets of the Cincinnati, Indianapolis and Nashville divisions. The parties discussed which assets and liabilities would be included in the sale as well as the method of calculating the purchase price and the formula to determine a purchase price premium.

     Due to the change in the structure of the potential business combination from a merger to an asset sale, the Independent Committee was disbanded.

     On November 1, 2000, Zaring announced that the Exclusive Negotiation Letter had been extended through November 22, 2000.

     On November 3 and November 10, 2000, David Drees and Dan Jones met to discuss land development and employment and personnel matters.


     On November 13, 2000, the Board of Directors of Zaring approved plans to discontinue the operations of the Zaring Homes segment. Zaring had reached substantial agreement with The Drees Company with regard to the sale the assets of Zaring Homes' operations in the Cincinnati, Indianapolis and Nashville markets. A detailed outline of the terms of the proposed transaction was presented to the Board of Directors. The Board voted unanimously to pursue the transaction and authorized the officers to proceed with the negotiation of a purchase contract.



     On November 13, 2000, St. Lawrence Homes, a privately-owned single family homebuilder based in Raleigh, North Carolina, acquired substantially all of the real estate assets and assumed the lot purchase contracts of Zaring Homes' Charlotte market for approximately $3.3 million. St. Lawrence also licensed the right to continue using Zaring Homes' home plans in certain communities in Charlotte for a specified period. The net proceeds of the sales of the assets of the Louisville, Raleigh and Charlotte markets were utilized to reduce outstanding debt.

     In the last two weeks of November 2000, negotiations continued between The Drees Company and Zaring regarding the terms of the purchase agreement and ancillary documents. Officers also met to discuss bank loan issues and post-transaction employment of current officers and employees.


     On November 20, 2000, Murat H. Davidson resigned from the Zaring Board of Directors.



     On November 21, 2000, a substantially complete version of the Purchase Agreement was circulated to the Zaring Board of Directors.


     On November 22, 2000, the parties entered into an extension of their Exclusive Negotiation Letter, providing for the extension of negotiations through December 1, 2000.


     On November 27, 2000, Ronald G. Gratz, David Drees and Mark Williams, along with legal counsel for both parties, met to finalize the Purchase Agreement and negotiate the terms of the ancillary documents to the Purchase Agreement.



     On November 29, 2000, Robert N. Sibcy resigned from the Zaring Board of Directors.



     On November 30, 2000, a revised draft of the Purchase Agreement was distributed to the Board of Directors.



     On December 1, 2000, at a telephonic meeting called for this purpose, the Board of Directors approved the sale of assets of the Cincinnati, Indianapolis and Nashville markets and authorized the officers to execute the Purchase Agreement and to take all necessary action to consummate the transaction. Later in the day on December 1, 2000, a subsidiary of The Drees Company, Drees Preferred Collection, Inc., and Sellers executed the Purchase Agreement.


FAIRNESS OF THE ASSET SALE

     Zaring considered seeking the opinion of a third party to evaluate the fairness of the Asset Sale to Zaring and its constituencies. In this situation, however, Zaring determined that such an opinion was not necessary for the following reasons:


     - Zaring had retained UBS Warburg to identify prospective purchasers of part or all of the assets or business of Zaring. After an extensive process of contacting potential purchasers and receiving indications of interest, Zaring was not able to identify prospective purchasers who were willing to purchase part or all of its assets or business for purchase prices in excess of the offer from Drees. In addition, the Board of Directors of Zaring had reviewed similar transactions and are of the opinion that the purchase price offered by Drees is fair to Zaring and its various constituencies.



     - The cost to Zaring of engaging a third party to prepare a fairness opinion would have been prohibitive and would have substantially reduced the amount of net proceeds available to Zaring from the Asset Sale.


THE PURCHASE AGREEMENT

     This Proxy Statement contains a brief summary of the material aspects of the Asset Sale and of the Purchase Agreement. This summary is qualified in all respects by the text of the Purchase Agreement, a copy of which is attached to this Proxy Statement as Exhibit A. Shareholders are advised to read the entire Purchase Agreement.

  ACQUIRED ASSETS

     As described in detail in the Purchase Agreement and the schedules attached thereto, the Asset Sale provides for the sale to Drees of the following assets of Sellers (the "Acquired Assets"), which constitute substantially all of Zaring's assets:

     - Sellers' inventory of real estate, lots, unimproved land and houses in various stages of completion (the "Inventory") located in the greater metropolitan market areas of Cincinnati, Ohio, Indianapolis, Indiana, and Nashville, Tennessee (the "Business Territory");

     - Sellers' leasehold interests in facilities located in Cincinnati, Indianapolis and Nashville (the "Facility Leases");

     - All of Sellers' tangible assets (other than the Inventory) used in the Business including construction equipment and tools, office equipment, furniture and fixtures, telecommunications equipment and systems and computer hardware;


     - Ownership of and the right (exclusive, with certain exceptions, in the United States) to use the "Zaring" name and related trademarks in the for-sale housing and active adult housing industries, and the goodwill appurtenant thereto;



     - Ownership of and the right (exclusive, with certain exceptions, in the United States) to use Sellers' architectural plans and related materials;


     - All assignable permits, licenses and approvals possessed by Sellers or used in the Business;


     - All contracts, agreements, leases and licenses entered into in the ordinary course of business consistent with past practice that have not been completed or fully performed at the time of Closing, including equipment leases and land purchase agreements; and to the extent permitted to be assigned or transferred, construction contracts with customers and computer software licenses (the "Executory Contracts");


     - The right to use all books and records, including Sellers' customer lists and other customer information and supplier, vendor and contractor lists and related information;

     - Sellers' right to receive refunds and/or rebates from future utility connections in the Business Territory; and

     - Sellers' rights as mortgagee under two mortgages.

     Sellers have also agreed to cause Zaring Financial Services, a wholly owned subsidiary of Zaring ("Zaring Financial"), to sell certain assets, including certain office equipment, furniture and fixtures, and to assign certain leasehold interests and contracts.


     The Acquired Assets will not include the following items (collectively, "Excluded Assets"):


     - Any assets of Sellers not used or useable in the Business;

     - The cash of the Business, other than customer deposits;

     - Zaring's ownership interests in HomeMax and its subsidiaries and in Hearthside Homes;

     - Any contracts to which any Seller is a party, not constituting Executory Contracts;

     - Accounts receivable and other receivables of the Business relating to houses completed, sold and closed by Sellers prior to Closing;

     - Sellers' corporate or limited liability charters, qualifications, minute books and similar documents and records;

     - Zaring Homes' rights as a member of Zaring Indiana;

     - Sellers' rights under insurance policies, except to the extent that Drees may be a beneficiary of title insurance policies on real property included in Inventory;

     - Rights of Sellers in the Purchase Agreement and other agreements entered into in connection with the Asset Sale;

     - Sellers' rights under a promissory note from American Homestar
       Corporation;

     - Sellers' claims against vendors, subcontractors and other third parties relating to construction work performed or materials furnished and incorporated into construction prior to Closing;

     - Ownership rights of Sellers or affiliates in the entity now known as Zaring Realty;

     - Zaring Financial loans in process;

     - Sellers' claims or rights in tax refunds or tax benefits; and

     - Certain identified excluded houses.

  ASSUMED LIABILITIES


     Under the Purchase Agreement, Drees will be assuming only specifically identified liabilities of Zaring, Zaring Homes and Zaring Indiana. Assumed liabilities will include only the following (collectively, the "Assumed Liabilities"):


     - Sellers' liabilities under the Executory Contracts and the Facility Leases, to the extent such liabilities arise on or after the Closing;

     - Sellers' liabilities with respect to customer deposits;

     - Other liabilities specifically identified, including two promissory notes;

     - Accounts payable and other payables of the Business relating to Inventory being acquired under the Purchase Agreement; and

     - Liabilities incurred in the ordinary course of Sellers' business and related to the Business and not posted to Sellers' books and records as of the Closing.


     Under the Purchase Agreement, Drees expressly disclaims all other liabilities of Sellers, including but not limited to liabilities, claims or actions alleging or relating to any tort, product liability, environmental liability, taxes on Sellers or the Acquired Assets, or breach of contract, or otherwise seeking damages and relating to the operation of the Acquired Assets or the Business prior to Closing, and liabilities relating to assets of Sellers not included in the Acquired Assets.



     The liabilities of Sellers which will not be assumed by Drees are referred to as the "Non-Assumed Liabilities" and include the following:


     - Other than with respect to two specified promissory notes, any liability of Sellers arising from indebtedness for borrowed money or long-term debt;

     - Except to the extent credit for tax liability is given in the proration of real estate taxes, any liability of Sellers for taxes owed to any taxing authority;

     - Any liability of Sellers for accounts payable and other payables of the Business relating to houses completed, sold and closed by Sellers prior to the date of Closing or constituting "reserves to complete" relating to houses completed, sold and closed by Sellers prior to Closing;

     - Any liability of Sellers arising out of or related to past, present or future litigation involving Sellers as the owners and operators of the Business or the Acquired Assets prior to Closing;

     - Any liability in respect of any contract, agreement, lease or license to which any of Sellers is a party or beneficiary that is not an Executory Contract;

     - Any liability accruing prior to Closing under any employee benefit plan of or sponsored by Sellers;

     - Except as specifically provided, any liability arising out of the employment or termination of employment, at or prior to Closing, of any person employed in the Business;

     - Any liability that represents any amounts past due or contractually due prior to Closing on any Executory Contract;


     - Any liability of the Sellers or any present or former director or officer of Sellers arising from any claim, action or proceeding brought by or on behalf of any present or former holder of any debt or equity security of Sellers or by a lender to Sellers;


     - Any warranty work on houses or other improvements constructed, completed, sold and closed by Sellers prior to Closing;

     - Any intercompany obligations between Sellers or their affiliates; and

     - Any other liability of Sellers that is not an Assumed Liability.

  PURCHASE PRICE


     The purchase price for the Acquired Assets will consist of (i) cash in an amount equal to the Book Value of the Acquired Assets (the "Cash Payment"); (ii) the assumption of the Assumed Liabilities; and (iii) a cash premium of up to $1,500,000 based on Sellers' backlog of houses and gross profit margin as discussed below (collectively, the "Purchase Price"). For purposes of the Closing, the Cash Payment will be estimated based on the value of the Acquired Assets seven days prior to the Closing. At the Closing, Drees will pay 5% of the estimated Cash Payment to an escrow account subject to the terms of an Escrow Agreement discussed below and an additional amount to a disbursement escrow, to be used to pay Sellers' accounts payable. The balance of the Cash Payment will be paid to Sellers. The Cash Payment will be adjusted after the Closing based on a closing balance sheet of Zaring that will be prepared by Zaring and is subject to approval by Drees.



     Book Value with respect to the Acquired Assets is defined in the Purchase Agreement as the recorded value of the Acquired Assets (i) net of accumulated depreciation and amortization as shown on the general ledger of the Sellers on the date of Closing, to be prepared by Sellers in accordance with generally accepted accounting principles ("GAAP") and (ii) net of the Assumed Liabilities reflected on the general ledger of Sellers on the date of Closing. The Purchase Agreement further states that Book Value shall not reflect indirect capitalized expenses, including capitalized interest in excess of certain agreed-to percentages ("Indirects"). At September 30, 2000, the Book Value of the Acquired Assets was approximately $55.4 million.



     The Purchase Price also will consist of the assumption by Drees of the Assumed Liabilities. For purposes of the Closing, the value of the Assumed Liabilities will be estimated seven days prior to the Closing and will be adjusted after the Closing based on the closing balance sheet. At September 30, 2000, the Assumed Liabilities were approximately $9.2 million.


     The Purchase Price can include a cash premium of up to $1,500,000 based on the number of Sellers' houses under contract in backlog at Closing and the weighted average gross profit margin, after Indirects, of such houses (the "Margin"). Sellers will receive no premium if either (i) the number of houses under contract in Sellers' backlog at the time of Closing is less than 125; or
(ii) the Margin is less than 16.5%. Sellers will receive a premium of $1,000,000 if the Margin is at least 16.5% and the number of houses in Sellers' backlog at the time of Closing is at least 175 but less than 185. The premium will be reduced below $1,000,000 by $20,000 for each house under contract in Sellers' backlog at the time of Closing fewer than 175 but in excess of 125, provided that the Margin is at least 16.5%. Sellers will receive a premium of $1,500,000 if the number of houses under contract in Sellers' backlog at the time of Closing is at least 185 and the Margin is at least 16.5%.


     A portion of the purchase price will be paid into an escrow account pursuant to the terms of an Escrow Agreement among Sellers, Drees and Fifth Third Bank as the escrow agent. Under the terms of the Escrow Agreement, the escrow agent may release to Drees all or a portion of the funds in the escrow account to cover amounts owed to Drees by the Sellers under the Purchase Agreement for indemnification obligations or breaches of representations and warranties. The Escrow Agreement provides for the periodic releases of funds and terminates 240 days after the date of the Closing, at which time the escrow agent may release all of the remaining funds, if any, to Sellers.


  REPRESENTATIONS AND WARRANTIES

     The Purchase Agreement contains representations and warranties by the parties customary for transactions of this type. The Purchase Agreement includes representations and warranties of the Sellers in respect to: (1) organization, authority and qualification of Sellers; (2) authority, noncontravention and consents; (3) financial statements; (4) absence of certain changes or events;
(5) absence of litigation; (6) ownership of the Acquired Assets; (7) maintenance and sufficiency of the Acquired Assets; (8) Executory Contracts; (9) absence of undisclosed liabilities; (10) compliance with laws; (11) taxes and audits; (12) employees; (13) environmental violations; (14) environmental condition of Inventory; (15) no infringements; (16) brokerage and finder fees; (17) no RESPA violations; (18) warranty work; (19) no cancellation of customer contracts; (20) no violations of consumer sales practices acts; (21) use of names; (22) eminent domain; (23) no discrimination; (24) no moratoria; (25) no defective soil conditions; (26) lot purchase contracts; (27) workmanlike condition and compliance with codes; (28) no fraudulent conveyances;
(29) radon gas; and (30) real estate taxes associated with agricultural use.

     The Purchase Agreement includes representations and warranties of the Drees in respect to: (1) organization, existence and good standing of Drees; (2) authority relative to the Purchase Agreement (3) no conflict; (4) required filings and consents; (5) absence of litigation; (6) financing; and (7) brokerage and finder fees.

  ACQUISITION PROPOSALS

     Prior to the Closing, Sellers agree that they will not initiate, solicit or encourage any inquiries or the making of any proposal with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the Acquired Assets or any equity securities of any of the Sellers (an "Acquisition Proposal"). Sellers are required to notify Drees immediately if any Seller receives any such inquiries or proposals.


     However, the Purchase Agreement does not prohibit the Board of Directors of Zaring from furnishing information to, or entering into discussions with, an entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that: (A) the Zaring Board determines in good faith that failure to do so would breach its duties to Zaring shareholders imposed by Ohio law; (B) Zaring provides prior written notice to Drees that Zaring is furnishing information to, or entering into discussions with, another entity; and (C) subject to any confidentiality agreement with such entity, Zaring keeps Drees informed of the status, but not the terms of any such discussions or negotiations. This provision of the Purchase Agreement does not (x) permit Zaring to terminate the Purchase Agreement, except as specifically provided in the termination provisions; (y) permit Zaring to enter into an agreement with respect to an Acquisition Proposal during the term of the Purchase Agreement; or (z) affect any other obligation of Sellers under the Purchase Agreement. However, subject to the liquidated damages provisions of the Purchase Agreement, the Zaring Board of Directors may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Purchase Agreement and the transactions contemplated by the Purchase Agreement. A "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Zaring Board of Directors determines in good faith to be more favorable to Zaring's shareholders from a financial point of view than the transactions contemplated by the Purchase Agreement and which the Zaring Board of Directors determines is reasonably capable of being consummated.


  CONDUCT OF BUSINESS PENDING CLOSING

     Prior to the Closing, Sellers are required to conduct their business only in the usual, regular and ordinary course and in substantially the same manner as previously conducted, and, irrespective of whether or not in the ordinary course of Sellers' business, each of Sellers shall:

     - Use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

     - Update and/or notify Drees of any material operational matters or material changes in the condition of the Business or in the operation of its properties;

     - Promptly deliver to Drees copies of any report, statement or schedule filed with the SEC subsequent to December 1, 2000;

     - Maintain its books and records in accordance with GAAP consistently applied and duly and timely file all reports, tax returns and other documents;

     - Not dispose of any material part of the Acquired Assets, except in the ordinary course of business;

     - Not settle any shareholder litigation in connection with the Asset Sale without Drees' prior written approval;

     - Not merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity; and

     - Not acquire, purchase or otherwise obtain the right to ownership or possession of additional parcels of real property for development or other use in the Business.

  PREPARATION OF PROXY STATEMENT AND SHAREHOLDER MEETING

     The Purchase Agreement requires Zaring to promptly prepare a proxy statement that includes the recommendation of Zaring's Board of Directors to vote in favor of the approval and adoption of the Purchase Agreement and in favor of the Name Change Amendment and to promptly distribute the proxy statement to Zaring shareholders. Drees is required to cooperate with Zaring in connection with the preparation of the proxy statement including, but not limited to, furnishing to Zaring any and all information regarding Drees as may be required to be disclosed.

     The proxy statement and all other filings with the SEC in connection with the Purchase Agreement are subject to Drees' prior review, comment and approval. Zaring is required, as promptly as practicable, to duly call and give notice of, and convene and hold, a meeting of Zaring's shareholders for the purpose of approving the Purchase Agreement, the Name Change Amendment and the transactions contemplated by the Purchase Agreement to the extent required by Ohio law.

  HART-SCOTT-RODINO ACT


     Sellers and Drees are required to promptly file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), in connection with the transactions contemplated by the Purchase Agreement and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust matters. The required information and materials were filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and on December 22, 2000, early termination of the waiting period was granted.


  COVENANTS


     Sellers and Drees are required under the Purchase Agreement to cooperate with one another to determine which filings are required to be made with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, governmental or regulatory authorities and any third parties, and to timely make all such filings and timely seek all such consents, approvals, permits and authorizations. Sellers and Drees must use all reasonable best efforts to do all things necessary, proper or appropriate to effectuate the transactions contemplated by the Purchase Agreement, including, but not limited to, obtaining in writing any consents required from third parties, and furnishing all information required to be included in this Proxy Statement.


     In addition, Drees is required to consider in good faith corporate guarantees and other support to effect the assignment of certain Executory Contracts and Facility Leases to Drees and the release of Sellers from their respective obligations under such agreements.

  CLOSING CONDITIONS


     Mutual Conditions



     The respective obligations of each party to the Purchase Agreement to consummate and effect the sale and purchase of the Acquired Assets are subject to the satisfaction, at or prior to Closing, of the following conditions:


     No temporary restraining order, injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the sale and purchase of the Acquired Assets shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the sale and purchase of the Acquired Assets that makes the consummation of the sale and purchase of the Acquired Assets illegal.


     All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity, the absence of which would have a material adverse effect on any Seller or Drees or on the Acquired Assets or the Business, specifically including expiration of the Hart-Scott-Rodino Act waiting period, shall have been obtained or made, except for filings required to be made after the Closing.


     Drees shall have obtained a letter of credit in the amount of $500,000.


     Conditions to Obligations of Purchaser


     The obligations of Drees to consummate and effect the purchase of the Acquired Assets are subject to the satisfaction, at or prior to Closing, of the following additional conditions, any of which may be waived, in writing, exclusively by Drees:

     - The representations and warranties of Sellers contained in the Purchase Agreement shall be true in all material respects at and as of Closing and Sellers shall have performed and compiled in all material respects with all agreements and covenants set forth in the Purchase Agreement.

     - Sellers shall have delivered all the documents required to be delivered at Closing.

     - Drees shall, within 45 days from the date of the Purchase Agreement, have obtained financing at market rates and on terms and conditions reasonably acceptable to Drees from its lenders sufficient in amount to enable Drees to consummate the transactions contemplated by the Purchase Agreement.


     - Zaring shareholder approval of the Asset Sale and the Name Change Amendment shall have been obtained.


     - At least 80% of Sellers' employees in administration, management, sales and construction shall remain employees of Sellers as of the date of Closing.

     - Each of Daniel W. Jones, Patricia A. Payne, Douglas C. Hinger and David
       A. Metz shall have accepted employment with Drees pursuant to employment agreements mutually agreeable to Drees and such key employee.


     - Sellers shall have obtained the consent of their bank lenders to the transactions contemplated by the Purchase Agreement no later than December 31, 2000, as such date may be extended.



     - Sellers shall have obtained the consent to the transactions contemplated by the Purchase Agreement of certain lot and land sellers and lessors no later than December 31, 2000, as such date may be extended.



     - Sellers shall have at least 100 houses under contract in backlog as of the date of Closing having an estimated Margin equal to or in excess of 16.5%.


     - Sellers shall have complied with the provisions of Article 6 of the Indiana Uniform Commercial Code covering bulk sales to the extent applicable to the transactions contemplated by the Purchase Agreement.

     - Drees shall have completed its inspection of all model and market homes in Inventory by December 31, 2000.


     Zaring anticipates that in order to obtain consent to the Asset Sale from one of its lenders, The Provident Bank, Zaring will be required to provide additional security to the bank and/or to further liquidate assets in order to make reductions in the loan balance. Such asset sales could include incidental land, lots or homes not purchased by Drees in the Asset Sale. Potential purchasers of such incidental assets of Zaring could include Allen G. Zaring III, or entities controlled by him, at purchase prices that would be equivalent to fair market value, if Zaring cannot find independent purchasers within the bank's required time frame.

     Conditions to Obligations of Sellers


     The obligations of Sellers to consummate and effect the Asset Sale shall be subject to the satisfaction, at or prior to Closing, of the following conditions, any of which may be waived, in writing, exclusively by Zaring:

     - The representations and warranties of Drees contained in the Purchase Agreement shall be true in all material respects at and as of Closing and Drees shall have performed and complied in all material respects with all agreements and covenants set forth in the Purchase Agreement.

     - Drees shall have delivered all the documents required to be delivered at Closing.

     - Zaring shareholder approval of the Asset Sale pursuant to the Purchase Agreement and the Name Change Amendment shall have been obtained.


     - Sellers shall have obtained the consent of their bank lenders to the transactions contemplated by the Purchase Agreement no later than December 31, 2000, as such date may be extended.



     - Sellers shall have obtained the consent of certain lot and land sellers and certain releases of liability no later than December 31, 2000, as such date may be extended.


  INDEMNIFICATION


     Survival of Representations and Warranties



     The representations and warranties of Drees and of Sellers terminate and expire on the third anniversary of Closing, except for the representations and warranties of Sellers regarding ownership of the Acquired Assets, absence of undisclosed liabilities, environmental violations, environmental condition of Inventory, no infringements, warranty work, no defective soil conditions and workmanlike conditions, and compliance with codes, which representations and warranties shall survive until the tenth anniversary of Closing. Any representation or warranty shall survive the time it would otherwise terminate to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time.



     Obligation of Sellers to Indemnify



     Sellers shall, jointly and severally, indemnify, reimburse, defend and hold harmless Drees and its directors, officers, employees, shareholders and affiliates, and their respective successors and assigns from, and against any and all claims, losses, liabilities, damages, costs and expenses (including attorneys', accountants', consultants' and experts' fees and expenses) ("Loss") incurred by any of them based upon, arising out of or otherwise in respect of:
(i) any inaccuracy in or any breach of any representation or warranty of Sellers; (ii) the nonfulfillment on the part of Sellers of any unwaived covenant or agreement set forth in the Purchase Agreement which survives Closing; and
(iii) any Non-Assumed Liability of Sellers. In addition, Sellers shall jointly and severally indemnify Drees from and against any Loss incurred by Drees based on or otherwise with respect to: (x) litigation initiated by any Zaring shareholder challenging the transactions contemplated by the Purchase Agreement;
(y) litigation challenging the Asset Sale as a fraudulent transfer or fraudulent conveyance or as a violation of similar laws protecting creditors; or (z) litigation in which a former employee of a Seller who becomes an employee of Drees is a named defendant and such litigation relates to pre-Closing activities of such employee. Any amount owed Drees as indemnification may be recovered from the funds held by the Escrow Agent pursuant to the Escrow Agreement to the extent that such funds exist and are sufficient in amount.



     Obligation of Purchaser to Indemnify



     Drees shall indemnify, defend and hold harmless Sellers and their respective directors, officers, employees, shareholders and affiliates, and their respective successors and assigns, from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty of Drees; (ii) the nonfulfillment on the part of Drees of any unwaived covenant or agreement set forth in the Purchase Agreement which survives Closing; and (iii) the Assumed Liabilities.

     Limits on Indemnification



     No party shall have any right to seek indemnification under the Purchase
Agreement: (i) until indemnifiable Losses incurred by such party exceed $100,000 in the aggregate, after insurance or other recoveries, and such party shall be entitled to be indemnified only for Losses in excess of that aggregate amount. The $100,000 threshold amount, or "basket", does not apply to claims of Drees against Sellers for indemnification relating to liabilities included in the Assumed Liabilities that are understated, to assets included in the Acquired Assets that are overstated, to Losses incurred by Drees in connection with any litigation initiated by any Zaring shareholder challenging the Asset Sale, or to Losses incurred by Drees in connection with any litigation challenging the Asset Sale as a fraudulent transfer, fraudulent conveyance or as a violation of similar violation of laws protecting creditors generally. In addition, the basket does not apply to claims of Drees relating to Sellers' representations or warranties with regard to ownership of Acquired Assets, environmental violations, environmental conditions of Inventory and no infringement, all of which claims, if valid, will be subject to indemnification on a first dollar, dollar-for-dollar basis. In addition, the basket does not apply to claims of Drees against Sellers for indemnification relating to a breach of the representation and warranty of Sellers regarding defective soil conditions arising at homes included in Inventory to the extent that any claim is in excess of $5,000 per house included in Inventory. In no event shall Sellers' aggregate liability for indemnification exceed the Purchase Price.


  TERMINATION OF THE PURCHASE AGREEMENT

     The Purchase Agreement may be terminated at any time prior to Closing, whether before or after the Special Meeting:

     (a) By mutual written consent duly authorized by the Sellers and Drees;


     (b) By Drees, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Sellers in the Purchase Agreement, such that the conditions to Closing listed above under "Conditions to Obligations of Purchaser" would be incapable of being satisfied by January 31, 2001;



     (c) By Sellers, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Drees in the Purchase Agreement such that the conditions to Closing listed above under "Conditions to Obligations of Sellers" would be incapable of being satisfied by January 31, 2001;


     (d) By either Drees or Sellers, if any judgment, injunction, order, decree or action by a governmental entity preventing the consummation of the transactions contemplated by the Purchase Agreement becomes final and nonappealable;


     (e) By either Drees or Sellers, if the Closing has not occurred by January 31, 2001; provided, that the party seeking termination under this provision has not breached in any material respect its obligations under the Purchase Agreement in any manner that shall have proximately contributed to failure of the Closing to occur by January 31, 2001;



     (f) By either Drees or Sellers if, upon a vote at a duly held special meeting of Zaring's shareholders or any adjournment thereof, shareholder approval has not been obtained;



     (g) By Sellers, if prior to the tabulation of the votes at the Special Meeting, the Zaring Board of Directors shall have withdrawn or modified its approval or recommendation of the transactions contemplated by the Purchase Agreement in connection with, or shall have approved, recommended or entered into, a Superior Acquisition Proposal; or



     (h) By Drees if: (i) prior to the Special Meeting, the Zaring Board of Directors shall have withdrawn or modified in any manner adverse to Drees its approval or recommendation of the transactions contemplated by the Purchase Agreement in connection with, or shall have approved, recommended or entered into, any Superior Acquisition Proposal; or (ii) Zaring shall have entered into a definitive agreement with respect to any Acquisition Proposal.

  LIQUIDATED DAMAGES


     In the event that the Purchase Agreement is terminated, Zaring will be obligated in certain circumstances to pay Drees a fee (the "Liquidated Damages Amount") equal to $300,000 plus all of Drees' actual out-of-pocket expenses, including legal and accounting fees, incurred in connection with the transaction contemplated by the Purchase Agreement. The circumstances under which Zaring will be obligated to pay the Liquidated Damages Amount include:



     - Termination of the Purchase Agreement by Drees as a result of Sellers' breach of any representation, warranty, covenant, obligation or agreement, and such a breach would be incapable of being satisfied by January 31, 2001;


     - Failure of Zaring to obtain shareholder authorization of the Purchase Agreement; and


     - Withdrawal or modification of its recommendation of the Purchase Agreement by Zaring's Board of Directors in connection with a Superior Acquisition Proposal.



     Drees is obligated to pay Zaring a fee equal to $300,000 plus all of Sellers' actual out-of-pocket expenses, including legal and accounting fees, incurred in connection with the transaction contemplated by the Purchase Agreement if Sellers terminate the Purchase Agreement as a result of Drees' breach of any representation, warranty, covenant, obligation or agreement, and such a breach would be incapable of being satisfied by January 31, 2001.


  AMENDMENT TO PURCHASE AGREEMENT


     At any time prior to Closing, whether before or after the Special Meeting, Sellers and Drees may amend the Purchase Agreement, extend the time for performance of any obligation of the other party or waive any inaccuracies in representations and warranties.


GOVERNMENT APPROVALS


     In addition to compliance with applicable state corporate law and federal and state securities laws, the Asset Sale is subject to approval under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act prevents the completion of transactions until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period expires or is terminated. On December 13, 2000, the required information and materials were filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On December 22, 2000, the Federal Trade Commission granted early termination of the waiting period.



     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the Asset Sale on antitrust grounds either before or after expiration of the waiting period. Other persons could take action under the antitrust laws to enjoin the Asset Sale. Additionally, at any time before or after the completion of the Asset Sale or the expiration of the waiting period, a state could take action under the antitrust laws.



OTHER AGREEMENTS IN CONNECTION WITH THE ASSET SALE


  NON-COMPETITION AGREEMENTS


     In connection with the Asset Sale, Drees will enter into certain non-competition agreements and covenants with each of Sellers, Allen G. Zaring III, and his two sons, Allen G. Zaring IV and Mark B. Zaring. Pursuant to the Non-Competition Covenant, Sellers will agree to certain competition restrictions for a period of five years after Closing, which restrictions include (i) engaging in the business of constructing, marketing and/or selling for-sale housing units or active adult housing units anywhere within the United States,
(ii) soliciting former employees of any Seller who become employed by Drees in connection with the Asset Sale, (iii) using or permitting others to use architectural plans and related materials conveyed to Drees in connection with for-sale housing and active adult housing; and (iv) using the "Zaring" name in connection with for-sale housing and active adult housing. The competition restrictions of the Non-Competition Covenant are subject to certain exclusions, including the completion of subdivisions in Raleigh and Louisville; the construction, assembly, marketing and sales of "manufactured" or "modular" housing, including sale of lots for such housing, through HomeMax; ownership of less than 5% of the outstanding stock of a publicly-traded company; marketing and sale of certain identified houses excluded from the Acquired Assets; and certain land development activities.



     Drees also will enter into a Non-Competition Covenant with Allen G. Zaring III, Allen G. Zaring IV and Mark B. Zaring. This Non-Competition Covenant will be subject to the same competition restrictions as set forth above with regard to Sellers. The competition restrictions will apply to Allen G. Zaring III for a period of five years from the Closing and to Allen G. Zaring IV and Mark B. Zaring for a period of three years from the Closing. The Non-Competition Covenant among Drees, Allen G. Zaring III, Allen G. Zaring IV and Mark B. Zaring will also be subject to the same exclusions from the competition restrictions discussed above. However, in addition to those exclusions from the competition restrictions, this Non-Competition Covenant provides for certain other exclusions, including (i) an allowance for the Zaring family to build an aggregate of 36 houses per year for the respective terms of the Non-Competition Covenants, (ii) certain activities related to marketing, consulting and acting as a real estate broker, and (iii) ownership in certain entities.


  WARRANTY SERVICES AGREEMENT

     Zaring and Drees will enter into a Warranty Services Agreement pursuant to which Drees, as an independent contractor, will perform warranty work on behalf of Zaring in the Indianapolis, Indiana and Nashville, Tennessee markets. This Warranty Services Agreement will apply to houses constructed, sold and closed by Zaring prior to the Closing. At Closing, Zaring will prefund an amount of money that the parties estimate will cover the warranty work. Drees will draw from this prefunded amount to pay the cost of time and materials directly employed or utilized in the performance of the warranty work, which will be done in accordance with the terms of Zaring's warranty. Zaring, on its own behalf or through third parties, will continue to perform warranty work in the Cincinnati market after the Closing.

  TRANSITION SERVICES AGREEMENT

     Zaring and Drees will enter into a Transition Services Agreement pursuant to which Drees, on an independent contractor basis, will provide Zaring with data processing services and use of facility space during a transition period after the Closing.

  LOAN PROCESSING SERVICES AGREEMENT

     Zaring Financial and an affiliate of Drees anticipate entering into an arrangement pursuant to which the Drees affiliate will provide Zaring Financial loan processing, underwriting, loan closing and shipping services for loans remaining in the Zaring Financial pipeline.

  TRANSFER AGREEMENTS FOR INTELLECTUAL PROPERTY


     Pursuant to a Trademark Transfer Agreement and a Copyright Transfer Agreement to be executed at Closing, Sellers will sell, assign, transfer and convey to an affiliate of Drees, Trademark Acquisition Company, certain of Sellers' trademarks, service marks, trade names, logos, copyrights and registrations or registration applications for any of the foregoing. Pursuant to these agreements, each of Sellers also will transfer its right, title and interest as a licensor in license agreements whereby Zaring granted certain trademark licenses to Olympia Homes, LLC and certain copyright licenses to each of Olympia Homes, LLC and St. Lawrence Homes, Inc. Each of these transfer agreements will contain a provision for a limited license back permitting Sellers to use, on a limited basis, the intellectual property conveyed to the Drees affiliate under these transfer agreements.


  EMPLOYMENT AGREEMENTS


     Drees has entered into employment agreements effective as of Closing with each of Daniel W. Jones, the President and Chief Operating Officer of Zaring, Douglas C. Hinger, Vice President of Operations and Process Control of Zaring Homes, Patricia A. Payne, Senior Vice President, Marketing and Sales of Zaring Homes, and David E. Metz, Executive Vice President of Zaring Homes (the "Drees Employment Agreements"). The Drees Employment Agreements will have a term of two years, during which the employee will be entitled to receive specified compensation and benefits, provided that the employee meets his or her obligations under the agreement. The Drees Employment Agreements also provide for payment of a lump sum severance payment in an amount equal to 15 months salary if the employee is terminated for reasons other than cause within two years of Closing.



     The Drees Employment Agreements will replace similar agreements in effect between Zaring and each of the aforementioned employees (the "Zaring Employment Agreements"). Each of the Zaring Employment Agreements have been amended to terminate those agreements effective as of Closing and revise certain provisions, including severance pay and non-competition provisions. If the Closing of the Asset Sale does not occur during the first calendar quarter of 2001, each of the amendments will become null and void, and the Zaring Employment Agreements will remain in place without amendment.


  LAND OPTION CONTRACT WITH FIRST CINCINNATI LAND LLC

     To provide additional liquidity and financing to Zaring, Allen G. Zaring III executed agreements to fund long-term capital to Zaring and its subsidiaries through entities controlled by him and other family members, including First Cincinnati Land LLC ("Land LLC").


     Pursuant to a three-year land option contract between Land LLC and Zaring Homes, Zaring Homes agreed to purchase certain land at a purchase price equal to the original cost to Land LLC plus a premium of 15%. This land option contract required Zaring Homes to make monthly payments equal to Land LLC's cost of carry (interest, real estate taxes, sewer and water). In connection with the land option contract, Zaring Homes entered into an irrevocable letter of credit in the amount of $1.5 million to secure its performance, which amount represents approximately 15% of the remaining purchase price of the land.



     The existing arrangements between Land LLC and Zaring Homes will be terminated at Closing, and Land LLC will enter into a new agreement with Drees on terms substantially similar to the contract between Land LLC and Zaring Homes. The new agreement, entitled Option to Purchase Real Estate, will grant Drees an option to purchase real estate from Land LLC during an option period commencing on the date of the Closing. During the term of this agreement, Drees will pay a total annual amount equal to the purchase price of the real estate times an interest rate equal to the LIBOR Rate plus 2 1/4%. In addition, Drees will be responsible for the payment of utilities and other assessments during the term of the agreement. Drees could also be subject to the payment of an additional amount of money at termination or expiration of this agreement if certain conditions have not been met, and an irrevocable letter of credit will be provided to secure the obligations of Drees.


  MODEL HOME LEASING AGREEMENTS WITH FIRST CINCINNATI LEASING LLC

     In addition to the financing arrangements through Land LLC, Allen G. Zaring III entered into sale and lease-back agreements through the following entities owned by him: First Cincinnati Leasing LLC ("Leasing LLC"), First Cincinnati Leasing 99 LLC ("Leasing 99 LLC") and First Cincinnati Leasing 2000 LLC ("Leasing 2000 LLC").


     The existing model home leasing agreements between Zaring Homes and each of the leasing companies set forth above will terminate as of Closing, and Drees will enter into new direct model home leases with those leasing companies. The new leases under a Master Model Home Lease Agreement provide that each of Leasing LLC, Leasing 99 LLC and Leasing 2000 LLC will lease model homes to Drees on a net basis, wherein Drees will be responsible for taxes, insurance, maintenance and other assessments. Under the Master Model Home Lease Agreement, Drees will pay an annual base rent equal to the purchase price of the model homes times the greater of: (i) 12%, (ii) the prime interest rate plus 1%, and
(iii) the 30-day LIBOR Rate plus 4%. This rent amount will be payable in monthly payments equal to 1/12 of the annual base rent.


  ESCROW AGREEMENT


     A portion of the purchase price will be placed in an escrow account pursuant to the terms of an Escrow Agreement among Sellers, Drees and Fifth Third Bank as escrow agent. The terms of the Escrow Agreement have been summarized in the section entitled "The Asset Sale -- The Purchase Agreement -- Purchase Price" above.

     In addition, a short term disbursement escrow will be established with Fifth Third Bank to provide a mechanism to disburse funds for Sellers' accounts payable, including reserves to complete for the Cincinnati, Indianapolis and Nashville markets.


  RIGHT OF FIRST OFFER AGREEMENT


     In connection with the Asset Sale, each of Sellers and Drees will grant certain rights of first offer pursuant to a Right of First Offer Agreement. Under this agreement, Sellers and Allen G. Zaring III, Allen G. Zaring IV and Mark B. Zaring (together, the "Zaring Parties") will grant to Drees a right of first offer to purchase certain lots or parcels owned by the Zaring Parties. The Zaring Parties have agreed to give a notice to Drees when the Zaring Parties intend to sell a lot or parcel to a third party, and Drees will have 30 days from the date of the notice to buy the lot or parcel on the terms set forth in the notice. If Drees does not respond to the notice within 30 days, the Zaring Parties may sell the lot or parcel to the third party on substantially the same terms as those set forth in the notice. The term of the obligations of the Zaring Parties coincide with the term applicable to each of the respective Zaring Parties under the Non-Compete Covenant.



     Drees will give a right of first opportunity to the Zaring Parties under the Right of First Offer Agreement with respect to certain developments of lots by Drees. Pursuant to this agreement, Drees will grant a right of first opportunity to the Zaring Parties to develop land in markets in which Drees is engaged in the home-building business, excluding, with certain exceptions, the greater metropolitan Cincinnati market, if and when Drees seeks a joint venture development partner.


DISSENTERS' RIGHTS


     THE FOLLOWING SUMMARY OF SHAREHOLDERS' DISSENTERS' RIGHTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 1701.85 OF THE OHIO REVISED CODE, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT B.



     Any shareholder who is entitled to vote on the Asset Sale and whose Common Shares are not voted in favor of the Asset Sale is entitled, if the Asset Sale is consummated, to be paid the fair cash value of such shares held of record by him or her on the Record Date. To be entitled to such payment, such shareholder must serve a written demand therefor upon Zaring at 11300 Cornell Park Drive, Suite 500, Cincinnati, Ohio 45242, on or before the tenth day after the taking of the vote authorizing the Asset Sale, and must otherwise comply with Section 1701.85 of the Ohio Revised Code. Zaring will not inform the shareholders of the expiration of such ten-day period. A vote in favor of the Asset Sale constitutes a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights. A form of proxy that is returned signed but unmarked as to choice with respect to the Asset Sale will, as indicated thereon, be voted FOR the authorization of the Asset Sale, and therefore also will result in a loss of dissenters' rights. Any written demand must specify the shareholder's name and address, the number of Common Shares held by him or her on the Record Date and the amount claimed as the fair cash value of his or her Common Shares. Voting against, or a direction on the accompanying proxy to vote against, the Asset Sale will not itself constitute a written demand as required by Section 1701.85.



     If Zaring sends to the dissenting shareholder, at the address specified in his or her demand, a request for the certificates representing the Common Shares as to which the dissenting shareholder seeks relief, the dissenting shareholder must, within fifteen days from the date of the sending of that request, deliver to Zaring the certificates requested, in order that Zaring may endorse thereon a legend to the effect that demand for the fair cash value of such shares has been made. Such request by Zaring is not an admission that the dissenting shareholder is entitled to relief under Section 1701.85. Zaring will promptly return such endorsed certificates to the dissenting shareholder. Failure on the part of the dissenting shareholder to deliver such certificates terminates his or her rights as a dissenting shareholder, at the option of Zaring, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period mentioned above, unless a court for good cause shown directs otherwise.


     If Common Shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued therefor must bear a similar legend, together with the name of the original dissenting holder of such shares. A transferee of Common Shares so endorsed will acquire only such rights in Zaring as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of such shares.


     If Zaring and any dissenting shareholder cannot agree on the fair cash value of his or her Common Shares, either may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Hamilton County, Ohio for a determination of the fair cash value of such Common Shares. If the court determines the shareholder is entitled to be paid the fair cash value of his or her Common Shares, it may appoint one or more appraisers to recommend a decision on the amount of the fair cash value. The court thereupon shall make a finding as to the fair cash value of the Common Shares and shall render judgment against Zaring for the payment of it, with interest at such rate and from such date as the court considers equitable. Fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the sum specified in the shareholder's demand. Fair cash value is determined as of the day prior to that on which the vote was taken and excludes any appreciation or depreciation resulting from the proposed Asset Sale.


     The right of any shareholder to be paid the fair cash value of his or her Common Shares will terminate if: (i) for any reason, the Asset Sale is not consummated; (ii) the dissenting shareholder fails: (a) to serve an appropriate timely written demand upon Zaring; (b) to timely surrender his or her certificates for an endorsement thereon of a legend to the effect that demand for the fair cash value of such shares has been made, after an appropriate request by Zaring; or (c) to comply otherwise with Section 1701.85; (iii) the demand is withdrawn by the dissenting shareholder, with the consent of the Zaring Board; or (iv) Zaring and the dissenting shareholder shall not have come to an agreement as to the fair cash value of the Common Shares and neither shall have filed a complaint in the Court of Common Pleas of Hamilton County as described above.


     From the making of the shareholder's demand until the termination of dissenters' rights arising from the demand or the purchase of Common Shares by Zaring, all the rights accruing from such shares, including dividend and voting rights, will be suspended. If the right to receive fair cash value as a dissenter is terminated other than by the purchase of the Common Shares by Zaring, all shareholders rights with respect to the Common Shares will be restored to the shareholder.


ACCOUNTING TREATMENT OF THE ASSET SALE

     The Asset Sale will be reflected on Zaring's financial statements as a sale of assets and certain liabilities for accounting purposes, with a gain or loss recognized in the year in which the Asset Sale is consummated in the amount of the difference between the purchase price and the aggregate net book value of the assets sold to Drees.

FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE


     The following summary of the material federal income tax consequences of the Asset Sale is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable state, local or foreign tax laws.


     Zaring will recognize gain or loss from the Asset Sale in an amount equal to the difference between the amount realized by Zaring from the Asset Sale and Zaring's adjusted tax basis in the assets sold. The amount realized by Zaring from the Asset Sale will equal the sum of (a) the money received by Zaring from Drees, (b) the amount of the liabilities assumed by Drees, and (c) the aggregate amount of liabilities to which the sold assets are subject, if any. Zaring will be subject to federal income tax on any gain it recognizes from the Asset Sale. It is expected that the Purchase Price of the Acquired Assets will approximate the net book value of the Acquired Assets.

PRICE RANGE OF COMMON SHARES PRECEDING ANNOUNCEMENT OF ASSET SALE


     The Asset Sale was publicly announced by Zaring on December 1, 2000. The high and low sale prices for Zaring's Common Shares on November 30, 2000, the last trading day before the announcement, are shown below.


  COMMON SHARES
------------------
 HIGH       LOW
 ----       ---
$ 0.625   $ 0.1875

DELISTING AND TRADING OF THE COMMON SHARES AFTER THE ASSET SALE


     On December 1, 2000, Zaring received a letter from the Associate Director of Nasdaq Listing Qualifications indicating that Zaring no longer complied with the minimum quantitative requirements of eligibility for the listing of its Common Shares on The Nasdaq SmallCap Market. Zaring was given until December 15, 2000 to file a plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements. Zaring did not file such a plan and delisting occurred on December 21, 2000. Zaring Common Shares are presently traded in the over-the-counter market. As a consequence of such delisting, an investor may find it more difficult to dispose of, or to obtain quotations as to the price of, the Common Shares. Delisting of the Common Shares may result in lower prices for these securities than would otherwise prevail.


OPERATIONS OF ZARING FOLLOWING THE ASSET SALE


     Following the Asset Sale, Zaring will no longer engage in luxury site-built home building. Its remaining assets will include its interest in HomeMax and certain lots and land positions in Raleigh and Charlotte, North Carolina and Louisville, Kentucky.



     Zaring anticipates that in order to obtain consent to the Asset Sale from one of its lenders, The Provident Bank, Zaring will be required to provide additional security to the bank and/or to further liquidate assets in order to make reductions in the loan balance. Such asset sales could include incidental land, lots or homes not purchased by Drees in the Asset Sale. Potential purchasers of such incidental assets of Zaring could include Allen G. Zaring III, or entities controlled by him, at purchase prices that would be equivalent to fair market value, if Zaring cannot find independent purchasers within the bank's required time frame.



     Zaring anticipates continuing operating losses following the Closing, primarily from its interest in HomeMax, and will undertake to restructure or sell the operations of that subsidiary. In the event of an inability to take such action, Zaring may not be able to satisfy obligations owed to its creditors and may become the subject of voluntary or involuntary bankruptcy.


USE OF PROCEEDS


     If the Asset Sale had been consummated as of September 30, 2000, Zaring would have received a cash payment of $55.4 million. The actual amount received after Closing may be materially different. After September 30, 2000, Zaring sold its Raleigh operations to The Drees Company for $11.0 million and its Charlotte operations to St. Lawrence Homes for $3.3 million. Accordingly, the pro forma proceeds to Zaring as of September 30, 2000 (as if the Asset Sale has been consummated on such date) were $69.7, million including the Cash Payment in connection with the Asset Sale. Such proceeds at September 30, 2000 would have been used as follows:



                                                                   MILLIONS
                                                                   --------
-    Revolving Credit Facility, payable to PNC Bank                 (51.3)
-    Term loan payable to PNC Bank                                   (2.2)
-    Other term notes payable to banks                               (1.3)
-    Accounts payable, accrued expenses and other liabilities,
     including demands from the bank to fund Zaring Homes'
     guarantee of Zaring debt                                       (13.0)
-    Transaction costs including severance                           (1.9)

The use of the proceeds does not include the potential $1.5 million premium payment from Drees in connection with the Asset Sale. As previously discussed, there is no assurance Sellers will receive any of the premium payment.


     After the Asset Sale, Zaring will continue to have bank and ordinary operational liabilities and obligations owed to subordinated debt holders, which liabilities and obligations totaled $40.9 million as of September 30, 2000.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AUTHORIZE THE ASSET SALE PURSUANT TO THE PURCHASE AGREEMENT.

SELECTED FINANCIAL DATA


     Zaring has plans to discontinue the operations of its Zaring Homes, Hearthside Homes and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the limited liability companies controlled by Allen G. Zaring III (the "Majority Shareholder LLCs"). Accordingly, the results of operations for Zaring include the results of the Zaring Homes, Hearthside Homes, Zaring Financial and Majority Shareholder LLC segments as discontinued operations.



     The following tables set forth Selected Financial Data for the continuing operations of Zaring as well as financial data related to the discontinued operations of Zaring Homes, Hearthside Homes, Zaring Financial and the Majority Shareholder LLCs. This information should be read in conjunction with the financial statements of Zaring and Management's Discussion and Analysis of the Financial Condition and Results of Operations, each included in the Form 8-K filed on December 15, 2000 and attached hereto as Appendix I. The financial statements of Zaring have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As a result of the factors noted elsewhere in this Proxy Statement, among others, there are no assurances that Zaring can continue as a going concern.

                            SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

BALANCE SHEET DATA

                                            1999       1998       1997       1996       1995
                                           -------    -------    -------    -------    -------
Total Assets.............................  $70,201    $69,670    $53,765    $48,681    $44,311
Net Assets of Discontinued Operations....  $20,598    $21,719    $30,918    $48,681    $44,311
Notes Payable............................  $24,855    $22,082    $    --    $    --    $    --
Subordinated Debt........................  $ 9,000    $    --    $    --    $    --    $    --
Total Liabilities........................  $43,158    $26,887    $ 3,035    $    --    $    --
Shareholders' Equity.....................  $27,043    $42,783    $50,730    $48,681    $44,311

STATEMENT OF OPERATIONS DATA

                                                         YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                              1999       1998       1997      1996       1995
                                            --------    -------    ------    -------    -------
Net Revenues(1)...........................  $ 20,551    $12,411    $8,209    $    --    $    --
Cost Of Sales.............................    19,451     10,724     6,920         --         --
Asset Impairment..........................       753      5,674        --         --         --
Interest..................................     3,255      2,598       312         --         --
Selling, General and Administrative
  Expenses................................    16,274     14,830     5,183      1,269      1,392
                                            --------    -------    ------    -------    -------
Operating Loss............................   (19,182)   (21,415)   (4,206)    (1,269)    (1,392)
Other Income (Expense)....................        78        112        --         --         --
                                            --------    -------    ------    -------    -------
Loss Before Minority Interest and Income
  Taxes...................................   (19,104)   (21,303)   (4,206)    (1,269)    (1,392)
Minority Interest.........................     2,406        263        76         --         --
                                            --------    -------    ------    -------    -------
Loss from Continuing Operations Before
  Income Taxes............................   (16,698)   (21,040)   (4,130)    (1,269)    (1,392)
Benefit For Income Taxes..................    (2,688)    (8,184)   (1,615)      (485)      (539)
                                            --------    -------    ------    -------    -------
Loss from Continuing Operations...........   (14,010)   (12,856)   (2,515)      (784)      (853)
Net Income (Loss) from Discontinued
  Operations..............................    (1,730)     6,490     4,567      5,611      5,133
                                            --------    -------    ------    -------    -------
Net Income (Loss).........................  $(15,740)   $(6,366)   $2,052    $ 4,827    $ 4,280
                                            --------    -------    ------    -------    -------
Loss Per Share From Continuing
  Operations..............................  $  (3.05)   $ (2.71)   $(0.53)   $ (0.16)   $ (0.18)
Earnings (Loss) Per Share From
  Discontinued Operations.................     (0.38)      1.37      0.96       1.17       1.06
                                            --------    -------    ------    -------    -------
Earnings (Loss) Per Share.................  $  (3.43)   $ (1.34)   $ 0.43    $  1.01    $  0.88
                                            --------    -------    ------    -------    -------
Weighted Average Shares Outstanding.......     4,591      4,737     4,781      4,779      4,850
                                            --------    -------    ------    -------    -------

                            SELECTED OPERATING DATA
                             (DOLLARS IN THOUSANDS)


                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                    1999       1998       1997     1996    1995
                                                   -------    -------    ------    ----    ----
RETAIL DISTRIBUTION
  MANUFACTURED HOMES
Operating Data (Units):
  New Orders(2)..................................      390        366       180    --      --
  Closings(1)....................................      356        239       208    --      --
  Backlog(3).....................................      201        167        40    --      --
Average Revenue Per Closing......................  $    58    $    52    $   41    --      --
Sales Value Of Backlog...........................  $15,801    $10,889    $2,365    --      --


                       SELECTED QUARTERLY FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                    THREE MONTHS ENDED
                                                      ----------------------------------------------
                                                      DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                        1999        1999         1999        1999
                                                      --------    ---------    --------    ---------
STATEMENT OF OPERATIONS DATA:
Net Revenues(1).....................................  $  5,479     $4,858       $5,641      $ 4,573
Cost Of Sales.......................................     6,027      4,495        5,039        3,890
Asset Impairment....................................       753         --           --           --
Interest............................................       886        672          721          976
Selling, General and Administrative Expenses........     4,791      4,220        3,708        3,555
                                                      --------     ------       ------      -------
Operating Loss......................................    (6,978)    (4,529)      (3,827)      (3,848)
Other Income (Expense)..............................        (4)        27           36           19
                                                      --------     ------       ------      -------
Loss Before Minority Interest and Income Taxes......    (6,982)    (4,502)      (3,791)      (3,829)
Minority Interest...................................     1,191        616          542           57
                                                      --------     ------       ------      -------
Loss From Continuing Operations Before Income
  Taxes.............................................    (5,791)    (3,886)      (3,249)      (3,772)
Provision (Benefit) For Income Taxes................       445       (838)        (856)      (1,439)
                                                      --------     ------       ------      -------
Loss from Continuing Operations.....................    (6,236)    (3,048)      (2,393)      (2,333)
Income (Loss) from Discontinued Operations:
  Loss of entry level home segment, net of tax......    (3,537)      (304)        (428)        (261)
  Income (loss) of luxury site built home segment,
     net of tax.....................................    (3,465)     3,348        2,738          228
  Income (loss) of financial services segment, net
     of tax.........................................       (98)        30          (16)          35
                                                      --------     ------       ------      -------
Net Income (Loss)...................................  $(13,336)    $   26       $  (99)     $(2,331)
                                                      --------     ------       ------      -------
Loss Per Share From Continuing Operations...........  $  (1.36)    $(0.66)      $(0.52)     $ (0.51)
Earnings (Loss) Per Share From Discontinued
  Operations........................................     (1.54)      0.67         0.50           --
                                                      --------     ------       ------      -------
Earnings (Loss) Per Share...........................  $  (2.90)    $ 0.01       $(0.02)     $ (0.51)
                                                      --------     ------       ------      -------
Weighted Average Shares Outstanding.................     4,591      4,591        4,591        4,591
                                                      --------     ------       ------      -------

                                                                    THREE MONTHS ENDED
                                                      ----------------------------------------------
                                                      DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                        1998        1998         1998        1998
                                                      --------    ---------    --------    ---------
STATEMENT OF OPERATIONS DATA:
Net Revenues(1).....................................  $  4,892     $4,542       $2,047          930
Cost Of Sales.......................................     4,255      3,837        1,845          787
Asset Impairment....................................     5,674         --           --           --
Interest............................................       811      1,074          469          244
Selling, General and Administrative Expenses........     4,993      3,654        3,493        2,690
                                                      --------     ------       ------      -------
Operating Loss......................................   (10,841)    (4,023)      (3,760)      (2,791)
Other Income (Expense)..............................      (135)        70          116           61
                                                      --------     ------       ------      -------
Loss Before Minority Interest and Income Taxes......   (10,976)    (3,953)      (3,644)      (2,730)
Minority Interest...................................        20         60          102           81
                                                      --------     ------       ------      -------
Loss From Continuing Operations Before Income
  Taxes.............................................   (10,956)    (3,893)      (3,542)      (2,649)
Benefit For Income Taxes............................    (4,137)    (1,550)      (1,415)      (1,082)
                                                      --------     ------       ------      -------
Loss from Continuing Operations.....................    (6,819)    (2,343)      (2,127)      (1,537)
Income (Loss) from Discontinued Operations:
Income (Loss) of entry level home segment, net of
  tax...............................................       (66)        (7)        (166)          20
  Income (loss) of luxury site built home segment,
     net of tax.....................................     1,112      2,913        2,252          435
  Income (loss) of financial services segment, net
     of tax.........................................        (3)        --           --           --
                                                      --------     ------       ------      -------
Net Income (Loss)...................................  $ (5,776)    $  563       $  (41)     $(1,112)
                                                      --------     ------       ------      -------
Loss Per Share From Continuing Operations...........  $  (1.46)    $(0.49)      $(0.45)     $ (0.32)
Earnings Per Share From Discontinued Operations.....      0.22       0.61         0.44         0.09
                                                      --------     ------       ------      -------
Earnings (Loss) Per Share...........................  $  (1.24)    $ 0.12       $(0.01)     $ (0.23)
                                                      --------     ------       ------      -------
Weighted Average Shares Outstanding.................     4,655      4,752        4,765        4,776
                                                      --------     ------       ------      -------

                            SELECTED OPERATING DATA
                                    (UNITS)

                                                                     THREE MONTHS ENDED
                                                       ----------------------------------------------
                                                       DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                         1999        1999         1999        1999
                                                       --------    ---------    --------    ---------
RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)........................................     96          106          64          124
Closings(1)..........................................     94           83         102           77
Backlog(3)...........................................    201          199         176          214

                                                                     THREE MONTHS ENDED
                                                       ----------------------------------------------
                                                       DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                         1998        1998         1998        1998
                                                       --------    ---------    --------    ---------
RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)........................................     76          127          90          73
Closings(1)..........................................     97           82          41          19
Backlog(3)...........................................    167          188         143          94

---------------

(1) Revenue from a sale is recognized upon the closing of the sale.

(2) New orders represent total new home orders received during the period, net of cancellations.

(3) Backlog includes new orders that have not yet closed.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information gives pro forma effect to:


     - The sale of the net assets of the Sellers' homebuilding businesses in Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee as contemplated in the Purchase Agreement as well as certain of the homebuilding assets of the homebuilding divisions located in Raleigh and Charlotte, North Carolina, all as if the sales had occurred as of September 30, 2000, December 31, 1999 and December 31, 1998;



     - The Purchase Price of the Acquired Assets is anticipated to approximate the net book value of the Acquired Assets net of the assumption of certain applicable liabilities; and


     - Proceeds received are anticipated to be used to satisfy liabilities of the discontinued homebuilding businesses.

The pro forma financial information presented is essentially unchanged from the historical balance sheets and results from continuing operations previously reported given management's plans to use all of the proceeds from the sale of these assets to repay obligations of its homebuilding segment, as well as the recognition as of September 30, 2000 of the estimated costs to discontinue this segment. Accordingly, the resulting net assets of discontinued operations ultimately would represent cash or remaining net assets to be sold which, once converted to cash, would be available to fund non-homebuilding obligations as of the end of each of the periods presented without giving effect to changes in actual activities of continuing operations subsequent to September 30, 2000 or differences in actual results as compared to the pro forma assumptions relative to the discontinued operations, as applicable.


                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,    ------------------
                                                                 2000          1999       1998
                                                             -------------    -------    -------
ASSETS:
Cash and cash equivalents..................................     $11,876       $ 7,102    $14,133
Receivables:
  Related parties..........................................         237           828         67
  Note from American Homestar Corporation..................       2,941         4,400         --
  Manufactured housing rebates and other...................         639           124        531
Inventories:
  Retail distribution manufactured homes...................       6,641         6,147      2,457
  Model homes..............................................       6,501         6,556      5,911
  Finished lots............................................          --            --        379
Property and equipment, net................................         625           954        832
HomeMax sales villages, net................................       3,062         9,352     12,687
Investments in and advances to unconsolidated joint
  ventures.................................................          --            --        201
Future tax benefit and estimated refunds...................       1,381        10,856      6,053
Cash surrender value of life insurance and other assets....       3,824         3,284      4,700
Net assets discontinued operations.........................       3,300        20,598     21,719
                                                                -------       -------    -------
                                                                $41,027       $70,201    $69,670
                                                                =======       =======    =======

                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,    ------------------
                                                                 2000          1999       1998
                                                             -------------    -------    -------
LIABILITIES:
  Manufactured housing floor plan facility.................     $10,532       $ 9,855    $ 7,082
  Term notes payable.......................................      14,280        15,000     15,000
  Accounts payable.........................................       1,330         2,083      1,995
  Accrued liabilities......................................       3,202         3,539      2,218
  Customer deposits........................................         815         1,150        592
  Deferred gains...........................................       1,765         1,765         --
                                                                -------       -------    -------
     Total liabilities before subordinated debt and
       minority interest...................................      31,924        33,392     26,887
Subordinated debt..........................................       9,000         9,000         --
Minority interest in consolidated entities.................      (1,494)          766         --
COMMITMENTS AND CONTINGENCIES
Shareholders' equity:
  Preferred shares, no par value, 2,000,000 shares
     authorized, none issued or outstanding................          --            --         --
  Common shares, no par value, 18,000,000 shares
     authorized, 4,591,389 issued and outstanding at
     September 30, 2000, 4,591,488 issued and outstanding
     at December 31, 1999 and 1998.........................      24,957        24,957     24,957
  Additional paid-in capital...............................       4,286         4,286      4,286
  Retained earnings (deficit)..............................     (27,646)       (2,200)    13,540
                                                                -------       -------    -------
     Total shareholders' equity............................       1,597        27,043     42,783
                                                                -------       -------    -------
                                                                $41,027       $70,201    $69,670
                                                                =======       =======    =======

                                                         NINE MONTHS
                                                            ENDED        YEARS ENDED DECEMBER 31,
                                                        SEPTEMBER 30,    ------------------------
                                                            2000            1999          1998
                                                        -------------    ----------    ----------
NET REVENUES..........................................   $   30,800      $   20,551    $   12,411
                                                         ----------      ----------    ----------
EXPENSES:
  Cost of sales retail distribution manufactured
     homes............................................       26,231          19,451        10,724
  Asset impairment....................................        6,300             753         5,674
  Interest............................................        2,774           3,255         2,598
  Selling.............................................        2,506           3,544         3,080
  General and administrative..........................        9,205          12,730        11,750
                                                         ----------      ----------    ----------
     Total expenses...................................       47,016          39,733        33,826
                                                         ----------      ----------    ----------
     Operating loss...................................      (16,216)        (19,182)      (21,415)
INCOME FROM UNCONSOLIDATED JOINT VENTURES.............           --              51           242
OTHER INCOME (EXPENSE), NET...........................          409              27          (130)
                                                         ----------      ----------    ----------
     Loss from continuing operations before minority
       interest and provision (benefit) for income
       taxes..........................................      (15,807)        (19,104)      (21,303)
Minority interest in consolidated entities............        2,310           2,406           263
                                                         ----------      ----------    ----------
     Loss from continuing operations before provision
       (benefit) for income taxes.....................      (13,497)        (16,698)      (21,040)
PROVISION (BENEFIT) FOR INCOME TAXES..................        3,789          (2,688)       (8,184)
                                                         ----------      ----------    ----------
     Net loss from continuing operations..............   $  (17,286)     $  (14,010)   $  (12,856)
                                                         ==========      ==========    ==========
Basic diluted earnings (loss) per common share from
  continuing operations...............................   $    (3.77)     $    (3.05)   $    (2.71)
                                                         ==========      ==========    ==========
Weighted average shares outstanding...................    4,591,427       4,591,488     4,737,220
                                                         ==========      ==========    ==========

            AMENDMENT TO ZARING'S AMENDED ARTICLES OF INCORPORATION

PROPOSED SHAREHOLDER ACTION


     The shareholders will also be asked at the Special Meeting to approve the adoption of an amendment to Article First of Zaring's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. The terms of the Purchase Agreement require Zaring to change its name because ownership of the right to use the name "Zaring" are to be sold to Drees as part of the Asset Sale. This proposal, if approved by the shareholders, will be implemented only if the Asset Sale is approved and consummated and will be effected by filing an amendment to Zaring's Amended Articles of Incorporation with the Secretary of State of the State of Ohio.


     Zaring's Board of Directors unanimously approved the proposed Name Change Amendment on December 18, 2000, subject to the approval of the shareholders at the Special Meeting, to change Zaring's name to First Cincinnati, Inc.

     To accomplish this name change, the Board of Directors proposes that Article First of the Amended Articles of Incorporation be amended to read as follows:

     FIRST: THE NAME OF THE CORPORATION IS FIRST CINCINNATI, INC.

     Pursuant to Zaring's Amended Articles of Incorporation and in accordance with Ohio law, approval by the holders of a majority of the Common Shares is required to approve the Name Change Amendment.

NO APPRAISAL RIGHTS

     Under Ohio law, shareholders are not entitled to dissenters' or appraisal rights with respect to the Name Change Amendment.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE NAME CHANGE AMENDMENT.

                                 OTHER MATTERS


     Zaring knows of no other matter to be submitted to shareholders at the Special Meeting. If any other matter properly comes before the meeting, the proxy holders will vote the shares they represent as the Board of Directors may recommend.


                       OTHER INFORMATION REGARDING ZARING

     The following additional information about Zaring is provided as required by Regulation and Schedule 14A of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     The following table sets forth information, as of December 18, 2000, the Record Date, with respect to (a) each person known by the Board of Directors of Zaring to be the beneficial owner of more than 5% of

Zaring's outstanding Common Shares, (b) the directors of Zaring, (c) the executive officers of Zaring, and (d) all directors and executive officers as a group:




                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT
                        SHAREHOLDER                             OWNERSHIP(A)       OF CLASS
                        -----------                           -----------------    --------
Allen G. Zaring, III........................................      2,865,078(b)(c)   59.07%
The Zaring Family Limited Partnership.......................      2,000,000         41.24%
John R. Brooks..............................................        120,779(c)       2.49%
Daniel W. Geeding...........................................          8,039(c)          *
Ronald G. Gratz.............................................         31,116(c)          *
Daniel W. Jones.............................................         33,869(c)          *
Matthew S. Massarelli.......................................          8,626(c)          *
John H. Wyant...............................................          7,439(c)          *
Douglas C. Hinger...........................................         24,947(c)          *
All directors and executives as a group (33 persons)........      3,256,155         67.14%


---------------


*Percent of class is less than 1%



(a)The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, the amounts owned reflect (i) direct beneficial ownership, and
   (ii) the person indicated has sole voting and investment power.



(b)Includes the following Common Shares: 759,447 owned individually by Allen G. Zaring III, 11,012 owned by Mr. Zaring's spouse, Anne M. Zaring, and 2,000,000 held by the Zaring Family Limited Partnership of which Allen G. Zaring III and Anne M. Zaring are general partners.



(c)Includes Common Shares subject to outstanding options under the Company's stock option plans. The percentages shown in the foregoing table are calculated on the basis that outstanding shares include Common Shares subject to outstanding options under the Company's stock option plans that are exercisable by directors and officers within 60 days, in addition to the number of Common Shares actually outstanding. Such option amounts are:



Allen G. Zaring III.........................................    78,810
John R. Brooks..............................................     4,939
Daniel W. Geeding...........................................     4,939
Ronald G. Gratz.............................................    20,126
Daniel W. Jones.............................................    23,441
Matthew S. Massarelli.......................................     7,602
John H. Wyant...............................................     4,939
Douglas C. Hinger...........................................    11,912



INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON



     The transaction involves the sale of assets by Sellers; as a result, such transaction will not result in any proceeds being distributed to shareholders of Zaring. However, certain officers, directors, employees and greater than 10% beneficial owners have interests in the transactions reflected in the agreements described below.


     Allen G. Zaring III, Allen G. Zaring IV and Mark B. Zaring have agreed to enter into a Non-Competition Covenant with Drees, which generally prohibits each of them from engaging in the for-sale homebuilding business, but permits certain limited homebuilding activities. See "The Asset Sale -- Other Agreements in Connection with the Asset Sale -- Non-Competition Agreements."

     Certain officers of Zaring and Zaring Homes have entered into employment agreements with Drees to be effective as of Closing. See "The Asset
Sale -- Other Agreements in Connection with the Asset Sale -- Employment Agreements."


     At Closing, Drees and Land LLC, an entity controlled by Allen G. Zaring III, will enter into an Option to Purchase Real Estate; and Drees and each of Leasing LLC, Leasing 99 LLC and Leasing 2000 LLC, all entities controlled by Allen G. Zaring III, will enter into a Master Model Home Lease Agreement. See "The Asset Sale -- Other Agreements in Connection with the Asset Sale -- Land Option Contract with First Cincinnati Land LLC and Model Home Leasing Agreements with First Cincinnati Leasing LLC."


     Pursuant to a Right of First Offer Agreement to be executed at Closing, Sellers, Allen G. Zaring III, Allen G. Zaring IV and Mark B. Zaring will grant to Drees a right of first offer to purchase certain lots or parcels. Furthermore, under this agreement, Drees will grant certain rights of first opportunity for the development of lots to Sellers, Allen G Zaring III, Allen G. Zaring IV and Mark B. Zaring. See "The Asset Sale -- Other Agreements in Connection with the Asset Sale -- Right of First Offer Agreement."


CHANGES IN CONTROL

     Other than the above-described transactions and the proposed Asset Sale, Zaring is not aware of any arrangement or plan by, with, or among any party or parties that would result in a change in control of Zaring or whereby one or more persons would act in concert with respect to any matter affecting Zaring.

SHAREHOLDER PROPOSALS


     Proposals of security holders intended by such holders to be presented at the next annual meeting of shareholders of Zaring must be received by Zaring no later than January 24, 2001 for inclusion in Zaring's proxy statement and proxy relating to that meeting. A shareholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely if submitted to Zaring after March 14, 2001. As to any such proposal submitted for consideration at the 2001 Annual Meeting, Zaring's management will use its discretionary voting authority when the proposal is raised at the annual meeting. Proposals should be sent to Ronald
G. Gratz, Secretary, Zaring National Corporation, 11300 Cornell Park Drive, Suite 500, Cincinnati, Ohio 45242.


WHERE YOU CAN FIND MORE INFORMATION

     Zaring is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Zaring may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, most of the documents filed by Zaring with the SEC are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR") at the SEC's Internet site at http://www.sec.gov.


     Shareholders should rely only on the information contained in this Proxy Statement. No person is authorized to give any information or to make any representations other than the information or representations contained herein and, if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such a solicitation. This Proxy Statement is dated January 5, 2001. Shareholders should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing and delivery of this Proxy Statement shall not, under any circumstances, create any implication to the contrary.

INFORMATION INCORPORATED BY REFERENCE


     Zaring's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Annual Report"), Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 (the "First Quarter Report"), June 30, 2000 (the "Second Quarter Report"), and September 30, 2000, and Current Reports on Forms 8-K filed with the SEC on March 24, 2000, July 31, 2000 and December 15, 2000 are hereby incorporated by reference into this Proxy Statement. Shareholders are advised, however, that financial information of Zaring that was set forth in the Annual Report has been superseded by restated financial statements for all applicable periods, giving effect to the discontinuance of Zaring Homes and Zaring Financial. Such restated financial statements are included in the Form 8-K filed with the SEC on December 15, 2000, a copy of which is attached hereto as Appendix I. Shareholders are further cautioned that financial information about Zaring that was set forth in the First Quarter Report and the Second Quarter Report has not been restated to give effect to the discontinuance of Zaring Homes and Zaring Financial. The Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which does give effect to such discontinuance, is attached hereto as Appendix II.



     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.



     CERTAIN DOCUMENTS INCORPORATED BY REFERENCE TO THIS PROXY STATEMENT ARE NOT ATTACHED HERETO. COPIES OF ANY SUCH DOCUMENTS, (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY SHAREHOLDER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ZARING NATIONAL CORPORATION, 11300 CORNELL PARK DRIVE, SUITE 500, CINCINNATI, OHIO 45242-1825, TELEPHONE (513) 489-8849. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JANUARY 22, 2001.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Proxy Statement of our report dated December 15, 2000 on the historical consolidated financial statements of Zaring National Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999 as included in the Form 8-K filed with the SEC on December 15, 2000. Our report dated March 27, 2000 incorporated by reference into the Company's previously filed Registration Statements File No. 33-85588 and File No. 333-22679 is no longer appropriate since restated financial statements have been presented giving effect to the discontinuance of certain of its operations. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP


  January 5, 2001

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
            AS OF SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                DECEMBER 31,
                                                            SEPTEMBER 30,    -------------------
                                                                2000           1999       1998
                                                            -------------    --------    -------
                                                             (UNAUDITED)         (UNAUDITED)
ASSETS
CASH (Note 2).............................................     $    --       $     --    $    --
  RECEIVABLES (Note 2):
     Related parties......................................          38             16         15
     Receivables from title companies, insurance and
       other..............................................         981          3,402      1,446
  INVENTORIES (Note 2):
     Residential housing completed or under
       construction.......................................      38,717         72,543     37,605
     Land, development costs and finished lots............      43,816         49,090     41,737
  PROPERTY AND EQUIPMENT, net (Note 2)....................       4,870          6,199      6,634
  OTHER ASSETS (Note 2)...................................       1,116          1,027        824
                                                               -------       --------    -------
                                                               $89,538       $132,277    $88,261
                                                               =======       ========    =======
LIABILITIES AND SHAREHOLDER'S EQUITY
  LIABILITIES:
     Revolving credit facility (Note 3)...................     $51,250       $ 61,250    $44,500
     Term notes payable (Note 3)..........................       6,315         10,188     11,121
     Accounts payable.....................................      13,654         26,971     12,080
     Other accrued liabilities (Note 2)...................       9,504         12,691      4,037
     Customer deposits....................................       5,163          6,851      2,667
                                                               -------       --------    -------
          Total liabilities...............................      85,886        117,951     74,405
                                                               -------       --------    -------
  COMMITMENTS AND CONTINGENCIES (Notes 3 and 8)
  SHAREHOLDER'S EQUITY (Notes 1 and 3):
     Preferred shares, no par value, 2,000,000 shares
       authorized, none issued or outstanding.............          --             --         --
     Common shares, no par value, 18,000,000 shares
       authorized, 1,000 issued and outstanding...........           1              1          1
     Retained earnings....................................       3,651         14,325     13,855
                                                               -------       --------    -------
                                                                 3,652         14,326     13,856
                                                               -------       --------    -------
                                                               $89,538       $132,277    $88,261
                                                               =======       ========    =======

The accompanying notes to the consolidated financial statements are an integral part of these balance sheets.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
    FOR THE PERIODS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

                             (AMOUNTS IN THOUSANDS)

                                                            NINE MONTHS
                                                               ENDED        YEARS ENDED DECEMBER 31,
                                                           SEPTEMBER 30,    ------------------------
                                                               2000            1999          1998
                                                           -------------    ----------    ----------
                                                            (UNAUDITED)           (UNAUDITED)
NET REVENUES.............................................    $234,961        $284,602      $241,599
COST OF SALES............................................     199,893         237,792       199,867
INCREMENTAL WARRANTY PROVISION (Note 2)..................          --           2,806            --
                                                             --------        --------      --------
          Gross profit...................................      35,068          44,004        41,732
                                                             --------        --------      --------
OPERATING EXPENSES:
  Interest (Note 2)......................................       4,435           2,698         2,479
  Selling................................................      17,597          22,024        16,248
  General and administrative.............................      13,039          14,856        12,008
                                                             --------        --------      --------
          Total operating expenses.......................      35,071          39,578        30,735
                                                             --------        --------      --------
          Income (loss) from operations..................          (3)          4,426        10,997
PROVISION FOR DISCONTINUED OPERATIONS....................      (3,000)             --            --
OTHER INCOME (EXPENSE)...................................        (794)             82           (14)
                                                             --------        --------      --------
          Income (loss) before provision for income
            taxes........................................      (3,797)          4,508        10,983
PROVISION FOR INCOME TAXES (Note 4)......................       4,252           1,659         4,271
                                                             --------        --------      --------
          Net income (loss)..............................    $ (8,049)       $  2,849      $  6,712
                                                             ========        ========      ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)
    FOR THE PERIODS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                          COMMON SHARES
                                                          --------------    RETAINED
                                                          UNITS     $'S     EARNINGS     TOTAL
                                                          ------    ----    --------    --------
BALANCE, DECEMBER 31, 1997..............................  1,000     $ 1     $ 30,950    $ 30,951
Distributions to Parent (Note 2)........................     --      --      (23,807)    (23,807)
Net income..............................................     --      --        6,712       6,712
                                                          -----     ---     --------    --------
BALANCE, DECEMBER 31, 1998..............................  1,000       1       13,855      13,856
Distributions to Parent (Note 2)........................     --      --       (2,379)     (2,379)
Net income..............................................     --      --        2,849       2,849
                                                          -----     ---     --------    --------
BALANCE, DECEMBER 31, 1999..............................  1,000       1       14,325      14,326
Distributions to Parent (Note 2)........................     --      --       (2,625)     (2,625)
Net income (loss).......................................     --      --       (8,049)     (8,049)
                                                          -----     ---     --------    --------
BALANCE, SEPTEMBER 30, 2000.............................  1,000     $ 1     $  3,651    $  3,652
                                                          =====     ===     ========    ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
    FOR THE PERIODS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

                             (AMOUNTS IN THOUSANDS)

                                                            NINE MONTHS
                                                               ENDED        YEAR ENDED DECEMBER 31,
                                                           SEPTEMBER 30,    ------------------------
                                                               2000            1999          1998
                                                           -------------    ----------    ----------
                                                            (UNAUDITED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................    $ (8,049)       $  2,849      $  6,712
  Adjustments to reconcile net income to cash used for
     operating activities:
       Depreciation and amortization.....................       2,602           3,329         2,315
  Changes in assets and liabilities:
     Receivables.........................................       2,399          (1,957)       (1,105)
     Inventories.........................................      39,100         (42,291)       22,353
     Other assets........................................        (639)           (906)         (432)
     Accounts payable and other accrued liabilities......     (16,504)         23,545         4,187
     Customer deposits...................................      (1,688)          4,184           679
                                                             --------        --------      --------
          Net cash provided by (used in) operating
            activities...................................      17,221         (11,247)       34,709
                                                             --------        --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment....................      (1,058)         (2,253)       (4,439)
  Proceeds from the sale of property and equipment.......         335              62            85
                                                             --------        --------      --------
          Net cash used in investing activities..........        (723)         (2,191)       (4,354)
                                                             --------        --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable............................      11,000          55,774        80,283
  Repayments on notes payable............................     (24,873)        (39,957)      (86,831)
  Distributions to parent................................      (2,625)         (2,379)      (23,807)
                                                             --------        --------      --------
          Net cash provided by (used in) financing
            activities...................................     (16,498)         13,438       (30,355)
                                                             --------        --------      --------
INCREASE IN CASH.........................................          --              --            --
CASH, BEGINNING OF PERIOD................................          --              --            --
                                                             --------        --------      --------
CASH, END OF PERIOD......................................    $     --        $     --      $     --
                                                             ========        ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest...............    $  4,555        $  3,385      $  2,857
                                                             ========        ========      ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
(1)  BASIS OF PRESENTATION --

     The accompanying consolidated financial statements consist of Zaring Homes, Inc. (an Ohio corporation) and its wholly-owned subsidiaries, Zaring Homes Kentucky, LLC and Zaring Home of Indiana LLC (collectively the Company). The Company is a wholly-owned subsidiary of Zaring National Corporation (the Parent). The Parent has no significant operations other than its investment in the Company and its other subsidiaries, Homemax, Inc., Hearthside, L.L.C. and Zaring Financial Services, LLC as well as limited general and administrative functions.

     The Company's principal business is the designing, constructing, marketing and selling of single-family homes and the acquisition and development of land for sale as residential lots in the midwest and southeast United States. Zaring Homes, Inc. commenced operations in Cincinnati, Ohio in 1964 and in Nashville, Tennessee in 1986. During the three year period ended December 31, 1996, operations commenced in Louisville, Kentucky and Charlotte, North Carolina (1996 cities) and in Raleigh/Durham, North Carolina and Indianapolis, Indiana (1994 cities).

     On May 8, 1997, the Company's Board of Directors authorized, and the shareholders approved, a plan to restructure the corporate organization of the Company. The restructuring resulted in the then current holders of the Company's common shares converting their shares into shares of the Parent. The Company then became a wholly-owned subsidiary of the Parent.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

      (a) CASH -- The Company's cash accounts are included in the cash balances of the Parent. Interim cash receipts and disbursements are included in intercompany transfers which ultimately are included as a component of net contributions or distributions in the accompanying consolidated financial statements.

      (b) RECEIVABLES FROM TITLE COMPANIES, INSURANCE AND OTHER -- Title companies, insurance and other receivables consist of the following:

                                                                DECEMBER 31,
                                             SEPTEMBER 30,    ----------------
                                                 2000          1999      1998
                                             -------------    ------    ------
Receivables from title companies...........      $ --         $1,904    $  894
Insurance (Note 2(j))......................       568          1,000        --
Other......................................       413            498       552
                                                 ----         ------    ------
                                                 $981         $3,402    $1,446
                                                 ====         ======    ======

      (c) INVENTORIES -- Inventories are stated at the lower of cost or market. Costs include acquisition, land development, direct and indirect production costs, land deposits, interest, taxes and certain other carrying costs related to development and construction activities. Market represents estimates based on management's present plans and intentions of sale prices less development and disposition costs, assuming that disposition occurs in the normal course of business.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

          The following table summarizes the components of residential housing inventory:

                                                               DECEMBER 31,
                                           SEPTEMBER 30,    ------------------
                                               2000          1999       1998
                                           -------------    -------    -------
Residential housing under a contract of
  sale...................................     $31,037       $47,113    $21,257
Residential housing under construction...       7,203        19,187     11,108
Model homes..............................         477         6,243      5,240
                                              -------       -------    -------
                                              $38,717       $72,543    $37,605
                                              =======       =======    =======

      (d) CAPITALIZED INTEREST -- Interest is capitalized on land in the process of development and residential housing construction costs during the development and construction period. The following table summarizes the activity with respect to capitalized interest:

                                              NINE MONTHS       YEARS ENDED
                                                 ENDED          DECEMBER 31,
                                             SEPTEMBER 30,    ----------------
                                                 2000          1999      1998
                                             -------------    ------    ------
Capitalized interest, beginning of
  period...................................     $2,259        $1,803    $1,678
Interest incurred..........................      3,606         3,154     2,604
Interest expensed..........................     (4,435)       (2,698)   (2,479)
                                                ------        ------    ------
Capitalized interest, end of period........     $1,430        $2,259    $1,803
                                                ======        ======    ======

          Interest costs are allocated to the Company by the Parent based on assets deployed and existing notes. For purposes of these financial statements interest reported is intended to approximate actual interest costs of the Company. In addition, no allocation of Corporate general and administrative costs have been reflected as these costs would continue independent of the discontinuance of the Company (Note
          9). Corporate expenses not allocated to subsidiaries approximated $3,646, $4,586 and $3,915 as of September 30, 2000 and December 31,
          1999 and 1998, respectively.

      (e) PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using accelerated and straight-line methods. The estimated useful lives of the various classes of assets are as follows:

Office furniture and equipment..............................     5-7 years
Model home furniture and accessories........................     2-5 years
Leasehold improvements......................................    5-15 years

          Property and equipment consist of the following:

                                                                DECEMBER 31,
                                             SEPTEMBER 30,    ----------------
                                                 2000          1999      1998
                                             -------------    ------    ------
Office furniture and equipment.............     $5,358        $5,516    $5,012
Model home furniture and accessories.......      3,271         5,855     4,971
Leasehold improvements.....................      1,691         1,661     1,615
                                                ------        ------    ------
                                                10,320        13,032    11,598
Less: accumulated depreciation and
  amortization.............................     (5,450)       (6,833)   (4,964)
                                                ------        ------    ------
                                                $4,870        $6,199    $6,634
                                                ======        ======    ======

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

      (f)  OTHER ASSETS -- Other assets of the Company include the following:

                                                                 DECEMBER 31,
                                               SEPTEMBER 30,    --------------
                                                   2000          1999     1998
                                               -------------    ------    ----
Prepaid insurance............................     $  280        $   58    $ --
Prepaid commissions..........................        451           417       6
Architectural plans, net.....................        285           382     473
Other........................................        100           170     345
                                                  ------        ------    ----
                                                  $1,116        $1,027    $824
                                                  ======        ======    ====

      (g) ACCRUED LIABILITIES -- Accrued liabilities consists of the following as of December 31:

                                                               DECEMBER 31,
                                            SEPTEMBER 30,    -----------------
                                                2000          1999       1998
                                            -------------    -------    ------
Estimate to complete closed homes (Note
  2(m))...................................     $1,592        $ 5,192    $1,191
Incremental warranty provision (Note
  2(j))...................................        484          3,806        --
Discontinued operations provision.........      3,000             --        --
Other.....................................      4,428          3,693     2,846
                                               ------        -------    ------
                                               $9,504        $12,691    $4,037
                                               ======        =======    ======

      (h) REVENUE AND COST RECOGNITION -- Revenues and costs of sales are recognized upon closing the sale, at which time title is transferred to the purchaser.

      (i) SERVICE AND WARRANTY LIABILITIES -- Service and warranty costs are estimated and provided for at the time of closing on a home. Warranty expense, exclusive of an incremental warranty provision, approximated $1,410 for the nine months ended September 30, 2000 and $3,182 and $1,485 for the years ended December 31, 1999 and 1998, respectively.

      (j) INCREMENTAL WARRANTY PROVISION -- During 1999, the Company became aware of certain moisture and mold related issues in certain of its luxury site-built home communities in Mason, Ohio. The Company has vigorously pursued various remediation initiatives in an effort to address the various homeowner concerns. As of December 31, 1999 and through September 30, 2000, the Company estimated the cost of remediation approximates $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under its insurance policies. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1,0 million. Through September 30, 2000 the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known. Through September 30, 2000, the Company incurred costs of approximately $3.3 million related to the remediation efforts.

           As of September 30, 2000, of the total estimated remediation cost of $3.8 million, the Company has contractually agreed to remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a purported class actions suit was filed by a homeowner which claimed compensatory damages of more than $25, treble and punitive damages and other costs. The

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

           Company intends to vigorously defend this matter. However, given the preliminary nature of this case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case.

      (k) ADVERTISING -- The Company expenses the costs of advertising as incurred. Advertising expense approximated $2,149 for the nine months ended September 30, 2000 and $2,785 and $1,339 for the years ended December 31, 1999 and 1998, respectively.

      (l) SFAS 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" -- The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for stock options as substantially all stock options were granted at prices that approximated fair market value, as defined by the plans, at the measurement date. The pro forma disclosures required by SFAS 123 are presented in Note 7.

     (m) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain significant estimates include warranty, incremental warranty, insurance coverage and estimated costs to complete closed homes.

      (n) NEW PRONOUNCEMENTS -- In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000. Upon adoption of this statement, the Company anticipates no impact on its reported consolidated financial position, results of operations, cash flows or related disclosures.

           In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulleting No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 interprets and expands upon existing guidance regarding revenue recognition. The implementation of SAB 101 is required no later than the fourth quarter of 2000. The Company does not expect SAB 101 to have a material impact on revenue recognition.

(3)  NOTES PAYABLE --

     The Company has a syndicated credit facility with PNC Bank acting as agent. This facility consists of a revolving credit facility, including amounts available for letters of credit, as defined in the agreement.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     Notes payable consist of the following:

                                                                 DECEMBER 31,
                                             SEPTEMBER 30,    ------------------
                                                 2000          1999       1998
                                             -------------    -------    -------
Revolving Credit Facility, payable to PNC
  Bank, as agent, $67.5 million and $72.5
  million available at September 30, 2000
  and December 31, 1999, respectively,
  borrowings outstanding at September 30,
  2000, December 31, 1999 and December 31,
  1998 are at 11.5%, 8.76% and 7.88%,
  respectively, expiring in March 2001.....     $51,250       $61,250    $44,500
                                                =======       =======    =======
Term Loans, payable to PNC Bank, as agent,
  borrowings outstanding at September 30,
  2000, December 31, 1999 and December 31,
  1998 are at 11.5%, 8.76% and 7.88%,
  respectively, payable in quarterly
  installments of $750 through March
  2001.....................................     $ 2,250       $ 4,500    $ 6,750
Other Term Notes, payable to banks,
  interest at 7.95%, payable in quarterly
  installments of $437 through March
  2001.....................................       1,311         2,739      4,371
Other Term Notes interest at 7.0% to 12.0%,
  principal installments of $72 due January
  2002, $2,425 due April 2003 and $692 due
  April 2005, secured by certain land......       2,754         2,949         --
                                                -------       -------    -------
                                                $ 6,315       $10,188    $11,121
                                                =======       =======    =======

     During 1999 and subsequent to yearend the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility includes the following modifications:

     - The maturity date of the facilities were revised to March 31, 2001.

     - Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 2, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.

     - Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2000. Default rates, if applicable, will be 3% above the interest rate in effect.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     - The third amendment revises preexisting provisions which required, amount others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).

     - Waivers for loan violations occurring prior to April 14, 2000.

     The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to The Drees Company (Drees) (see Note 9). In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such a sale occurs no later than the first quarter of 2001. However, there can be no assurance that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreements, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganization, the most severe of which could include bankruptcy.

     As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of December 11, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings exceed $5.0 million on January 1, 2000, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.

     The carrying value of the revolving credit facilities and term loans approximate fair market values as these notes are priced at current market rates. The fair market value of the Company's other fixed rate notes payable as of December 31, 1999 and 1998 approximated $5,723 and $4,452, respectively. The fair market values of these securities was estimated by discounting the expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities.

     Schedule maturities of notes payable are as follows:

YEARS ENDED DECEMBER 31,
------------------------
2000........................................................    $ 4,865
2001........................................................     63,624
2002........................................................         72
2003........................................................      2,185
2004........................................................         --
Thereafter..................................................        692
                                                                -------
                                                                $71,438
                                                                =======

     The Company is contingently liable under letters of credit of approximately $5.4 million issued as a result of lot and land acquisition and development activities through September 30, 2000.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     In February 1998, the Parent entered into a $15 million Credit Agreement with the Provident Bank for the working capital needs of HomeMax and subsidiaries. Interest is at the Prime Rate plus 1.0%. The note is payable in three annual installments of $1.47 million commencing March 15, 2000, with the entire balance payable at the earlier of September 15, 2002 or 90 days following the sale of Home Max. The Company guarantees $10.0 million of this note.

(4)  INCOME TAXES --

     The Parent accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
     109). This statement requires deferred tax recognition for all temporary differences in accordance with the liability method and requires adjustments of future tax benefits and deferred tax liabilities for enacted changes in tax laws and rates. Principal differences relate to warranty, depreciation and other currently nondeductible items.

     The Company does not file separate tax returns, rather it is included in the Parent's consolidated tax return. The Company has entered into a tax sharing agreement (the Agreement) with the Parent whereby the "separate return" method is used to allocate tax expense to members of the group included in the consolidated tax return. The Company has no deferred tax assets or liabilities as the Agreement stipulates that payments be made to or received from the Parent based on the tax liability (credit) calculated as if the Company filed a separate tax return. SFAS 109 requires that differences between the calculated tax expense (credit) and payments made to or received from the Parent be treated as capital transactions.

     During September 2000, the Parent recorded a tax valuation allowance of which $4.4 million was allocated to the Company. The recognition of the valuation allowance is primarily attributable to the fact that deferred tax assets previously recorded on the Parent's consolidated balance sheet will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.

     The following summarizes the provision for income taxes:

                                                NINE MONTHS       YEARS ENDED
                                                   ENDED          DECEMBER 31,
                                               SEPTEMBER 30,    ----------------
                                                   2000          1999      1998
                                               -------------    ------    ------
Currently payable............................     $4,895        $3,376    $5,021
Due to (from) parent.........................       (643)       (1,717)     (750)
                                                  ------        ------    ------
                                                  $4,252        $1,659    $4,271
                                                  ======        ======    ======

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     The following is a reconciliation between the statutory federal income tax rate and the provision for income tax:

                                                        YEARS ENDED DECEMBER 31,
                                    NINE MONTHS      ------------------------------
                                       ENDED             1999             1998
                                   SEPTEMBER 30,     -------------   --------------
                                       2000          AMOUNT   RATE   AMOUNT   RATE
                                  ---------------    ------   ----   ------   -----
Computed provision for federal
  income taxes at the statutory
  rate..........................  (1,291)  (34.0%)   $1,533   34.0%  $3,734    34.0%
State and local income taxes,
  net of federal income tax
  benefit.......................      --       --      180     4.0     439      4.0
Other, including a tax valuation
  allowance of $5.5 million in
  2000..........................   5,543    145.0      (54)   (1.2)     98      0.9
                                  ------   ------    ------   ----   ------   -----
                                  $4,252   111.0%    $1,659   36.8%  $4,271    38.9%
                                  ======   ======    ======   ====   ======   =====

(5)  RETIREMENT PLAN --

     Eligible Company employees participate in a defined contribution plan established by the Parent. The plan provides for voluntary contributions by the Company's employees up to a specified maximum percentage of gross pay. Company contributions are discretionary. Company contributions accrued and expensed approximated $481 for the nine months ended September 30, 2000 and $733 and $553 for the years ended December 31, 1999 and 1998, respectively.

(6)  RELATED PARTY TRANSACTIONS --

     During 1999, First Cincinnati Leasing 99, LLC (Leasing 99 LLC), a company owned by Allen G. Zaring, III, a principal shareholder of the Parent, purchased from and subsequently leased back to Zaring Homes approximately $3.2 million of model homes. During 1998, First Cincinnati Leasing LLC (Leasing LLC), a Company owned by Allen G. Zaring, III, purchased from and subsequently leased back to Zaring Homes approximately $11.0 million of model homes. During the lease terms, Zaring Homes pays Leasing LLC and Leasing 99 LLC monthly rent equal to the greater of the prime interest rate of LIBOR plus 1.5% applied to the aggregate sales prices of the respective models and related taxes, insurance, maintenance and homeowners fees, as applicable.

     Also in 1998, First Cincinnati Land LLC (Land LLC), a company owned by Allen G. Zaring, III and his sons, purchased approximately $4.3 million of undeveloped land from Zaring Homes. In 1999 and 1998 Land LLC purchased approximately $4.1 million and $1.5 million, respectively of undeveloped land from unrelated parties. Zaring Homes has options for up to three years to purchase the land for Land LLC's original cost plus 15%. Interim monthly option payments to Land LLC approximate its carrying costs (interest, real estate taxes, sewer and water). To secure its performance of the option contract, Zaring Homes provided a $1.3 million irrevocable letter of credit. In 1999, Zaring Homes purchased $1.2 million of undeveloped land from Land LLC.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     Other related party activities are summarized as follows:

                                                                  DECEMBER 31,
                                                 SEPTEMBER 30,   ---------------
                                                     2000         1999     1998
                                                 -------------   ------   ------
Sales of residential homes to management and
  other related parties, including $1,081, $554
  and $1,680 related to employees who were
  relocated during the nine months ended
  September 30, 2000 and for the years ended
  December 31, 1999 and 1998, respectively.....     $1,793       $2,722   $3,393
                                                    ======       ======   ======
Receivable from Allen G. Zaring III............     $   --       $   16   $   15
                                                    ======       ======   ======

(7)  STOCK OPTION PLANS --

     Eligible Company employees participate in stock option plans (the Plans) established by the Parent. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income would have been reduced to the following pro forma amounts:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      1998
                                                             ------    ------
Net income
  As reported..............................................  $2,849    $6,712
  Pro forma................................................  $2,673    $5,386

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997:

Dividend yield..............................................           0%
Expected volatility.........................................          36%
Risk-free interest rate.....................................         6.5%
Expected lives..............................................    10 years

     The Parent may grant options for up to 893,000 shares under the Plans. Company employees have been granted options on 629,567 shares through December 31, 1999. The option exercise prices approximate the stock's market price on the date of grant. Of the options granted, 91,700 will vest subject to the Company's annual performance and conformity with certain other performance criteria. These options expire ten years from grant date. Another 60,000 of the options vest in three annual installments beginning in 1998 and expire in ten years and 72,243 vest in 2000 and expire in ten years. The remaining options vest at their grant date and expire ten years from date of grant. The weighted average fair value of option shares granted to Company employees during the year ended December 31, 1999 was $5.86.

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

(8)  COMMITMENTS AND CONTINGENCIES --

     (a) LOT PURCHASES -- In addition to land under development, the Company has commitments to purchase residential lots from various outside parties as follows:

                                                      NUMBER OF LOTS    AMOUNT
                                                      --------------    -------
Years Ended December 31,
          2000......................................       237          $11,560
          2001......................................       287           12,652
          2002......................................       144            6,003
          2003......................................       116            4,840
          2004......................................       111            4,615
          Thereafter................................        76            3,040
                                                           ---          -------
                                                           971          $42,710
                                                           ===          =======

        As further discussed in Note 9, on September 29, 2000, October 13, 2000 and November 13, 2000 the Parent sold certain of the net assets of the Company's Louisville, Raleigh and Charlotte divisions, respectively to third party purchasers and on December 1, 2000 the Company entered into an agreement with Drees whereby a Drees subsidiary will acquire substantially all of the remaining assets of the Company. Certain of these commitments have been or will be transferred to the purchasers of the assets of the Company. The Company is in the process of negotiating the termination of commitments with the owners of the lots. As of December 15, 2000 these commitments approximate 151 lots totaling $8.1 million.

     (b) LITIGATION -- The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to real estate, environmental zoning and other matters, which seek remedies or damages. The Company believes that any liability that may finally be determined will not have a material effect on its financial position or results of operations.

         During 1999, the Company became aware of certain moisture and mold related issues in certain of its luxury site-built home communities in Mason, Ohio. The Company has vigorously pursued various remediation initiatives in an effort to address the various homeowner concerns. As of December 31, 1999 and through September 30, 2000, the Company estimated the cost of remediation approximates $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under its insurance policies. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Through September 30, 2000 the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known. Through September 30, 2000, the Company incurred costs of approximately $3.3 million related to the remediation efforts.

         As of September 30, 2000, of the total estimated remediation cost of $3.8 million, the Company has contractually agreed to remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a purported class actions suit was filed by a homeowner which claimed compensatory damages of more than $25, treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of this case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

         insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case.

     (c) OPERATING LEASES -- The Company is obligated under noncancellable operating lease agreements for office space. Rental expense under these agreements was $1,318 for the nine months ended September 30, 2000 and $1,545 and $1,322 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease payments under these operating lease agreements are as follows:

Years Ended December 31,
          2000.......................................................    $1,141
          2001.......................................................     1,096
          2002.......................................................       856
          2003.......................................................       779
          2004.......................................................       622
          Thereafter.................................................     2,592
                                                                         ------
                                                                         $7,086
                                                                         ======

        As further discussed in Note 9, under terms of the purchase agreements with Drees, Olympia Homes and St. Lawrence Homes, the facility and equipment leases of the Company will be assumed by Drees, Olympia Homes, and St. Lawrence Homes, as appropriate.

(9)  SUBSEQUENT EVENTS --

    On November 13, 2000, the Board of Directors of the Parent approved plans to discontinue the operations of the Zaring Homes subsidiary. On December 1, 2000, the Company entered into an agreement with Drees whereby a Drees subsidiary will purchase substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. The Parent expects to close on the sale to Drees in the first quarter of 2001.

    On September 29, 2000 the Parent sold certain of the net assets of the Zaring Homes Louisville division to Olympia Homes LLC for approximately $6.3 million resulting in a loss of $824.

    On October 13, 2000, the Parent sold certain of the operating assets of the Zaring Homes Raleigh division to Drees at book value, approximately $11.0 million.

    On November 13, 2000, St. Lawrence Homes acquired substantially all of the real estate assets and assumed the lot purchase contracts of the Zaring Homes Charlotte division at book value, approximately $3.3 million. All Zaring Homes under contract of sale in Charlotte will be completed and warranted by Zaring Homes.

    The Parent expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions within the next twelve months. In the event the sale to Drees does not materialize, the Parent will aggressively pursue other purchasers for these three divisions.

    For the period ended September 30, 2000, the net loss includes the write down of assets to estimated realizable value and a provision for anticipated closing costs and operating losses until disposal aggregating approximately $3.0 million.

    At September 30, 2000 the Company was not in compliance with certain of the terms and conditions of certain of its credit agreements. Management intends to discuss the covenant violations with its lenders and

                      ZARING HOMES, INC. AND SUBSIDIARIES
           (A WHOLLY-OWNED SUBSIDIARY OF ZARING NATIONAL CORPORATION)

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT (UNAUDITED) (CONTINUED)
                 SEPTEMBER 30, 2000, DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

    secure waivers or otherwise amend the agreements to enable compliance at least through the date of the expected sale to Drees (see Note 5).

                                   EXHIBIT A
                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          ZARING NATIONAL CORPORATION,

                          ZARING HOMES OF INDIANA, LLC

                                      AND
                              ZARING HOMES, INC.,
                                  AS SELLERS,

                                      AND
                       DREES PREFERRED COLLECTION, INC.,
                                  AS PURCHASER

                          DATED AS OF DECEMBER 1, 2000

                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS...................     A-1
  1.1.    Purchase and Sale of the Acquired Assets....................     A-1
  1.2.    Assumption of the Assumed Liabilities.......................     A-3
  1.3.    Purchase Price..............................................     A-4
  1.4.    Tax Prorations..............................................     A-6
  1.5.    Allocation of Purchase Price................................     A-6
ARTICLE 2. THE CLOSING................................................     A-6
  2.1.    Closing.....................................................     A-6
  2.2.    Closing Deliveries by Sellers...............................     A-7
  2.3.    Closing Deliveries by Purchaser.............................     A-8
  2.4.    Further Assurances..........................................     A-9
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS..................     A-9
  3.1.    Organization, Authority and Qualification of Sellers........     A-9
  3.2.    Authority; Noncontravention; Consents.......................     A-9
  3.3.    Financial Statements........................................    A-10
  3.4.    Absence of Certain Changes or Events........................    A-11
  3.5.    Absence of Litigation.......................................    A-11
  3.6.    Ownership of Acquired Assets................................    A-11
  3.7.    Maintenance; Sufficiency of the Acquired Assets.............    A-11
  3.8.    Executory Contracts.........................................    A-11
  3.9.    Absence of Undisclosed Liabilities..........................    A-12
 3.10.    Compliance With Laws........................................    A-12
 3.11.    Taxes and Audits............................................    A-12
 3.12.    Employees...................................................    A-12
 3.13.    Environmental Violations....................................    A-12
 3.14.    Environmental Condition of Inventory........................    A-13
 3.15.    No Infringements............................................    A-13
 3.16.    Brokerage and Finder Fees...................................    A-13
 3.17.    No RESPA Violations.........................................    A-13
 3.18.    Warranty Work...............................................    A-13
 3.19.    No Cancellation.............................................    A-13
 3.20.    No Violations Of Consumer Acts..............................    A-14
 3.21.    Use of Names................................................    A-14
 3.22.    Eminent Domain..............................................    A-14
 3.23.    No Discrimination...........................................    A-14
 3.24.    No Moratoria................................................    A-14
 3.25.    No Defective Soil Conditions................................    A-14
 3.26.    Lot Purchase Contracts......................................    A-14
 3.27.    Workmanlike Condition; Compliance with Codes................    A-14
 3.28.    No Fraudulent Conveyances...................................    A-14
 3.29.    Radon Gas...................................................    A-15
 3.30.    Real Estate Taxes Associated with Agricultural Use..........    A-15
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER................    A-15
  4.1.    Organization, Existence and Good Standing of Purchaser......    A-15
  4.2.    Authority Relative to This Agreement........................    A-15
  4.3.    No Conflict.................................................    A-15
  4.4.    Required Filings and Consents...............................    A-16
  4.5.    Absence of Litigation.......................................    A-16
  4.6.    Financing...................................................    A-16

                                                                          PAGE
                                                                          ----
  4.7.    Brokerage and Finder Fees...................................    A-16
ARTICLE 5. COVENANTS..................................................    A-16
  5.1.    Acquisition Proposals.......................................    A-16
  5.2.    Conduct of Sellers' Business Pending Closing................    A-17
  5.3.    Other Actions...............................................    A-18
ARTICLE 6. ADDITIONAL AGREEMENTS......................................    A-18
  6.1.    Preparation of Proxy Statement; Shareholder Meeting.........    A-18
  6.2.    HSR Act.....................................................    A-19
  6.3.    Access to Information; Confidentiality......................    A-19
  6.4.    Compliance with Laws........................................    A-19
  6.5.    Best Efforts; Notification..................................    A-19
  6.6.    Public Announcements........................................    A-20
ARTICLE 7. CONDITIONS TO CLOSING......................................    A-20
  7.1.    Mutual Conditions...........................................    A-20
  7.2.    Conditions to Obligations of Purchaser......................    A-21
  7.3.    Conditions to Obligations of Sellers........................    A-22
ARTICLE 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
           AGREEMENTS; INDEMNIFICATION................................    A-22
  8.1.    Survival....................................................    A-22
  8.2.    Obligation of Sellers to Indemnify..........................    A-22
  8.3.    Obligation of Purchaser to Indemnify........................    A-23
          Notice and Opportunity to Defend Against Third Party
  8.4.    Claims......................................................    A-23
  8.5.    Limits on Indemnification...................................    A-24
ARTICLE 9. TERMINATION, AMENDMENT AND WAIVER..........................    A-24
  9.1.    Termination.................................................    A-24
  9.2.    Certain Fees and Expenses...................................    A-25
  9.3.    Effect of Termination.......................................    A-26
  9.4.    Amendment; Extension; Waiver................................    A-26
ARTICLE 10. MISCELLANEOUS.............................................    A-26
 10.1.    Expenses....................................................    A-26
 10.2.    Notices.....................................................    A-26
 10.3.    Certain Definitions.........................................    A-27
 10.4.    Headings....................................................    A-28
 10.5.    Severability................................................    A-28
 10.6.    Entire Agreement............................................    A-28
 10.7.    Assignment..................................................    A-28
 10.8.    Parties in Interest.........................................    A-28
          Failure or Indulgence Not Waiver; Remedies Cumulative;
 10.9.    Specific Performance........................................    A-29
10.10.    Governing Law; Venue; Waiver of Trial by Jury...............    A-29
10.11.    Arbitration.................................................    A-29
10.12.    Counterparts................................................    A-30
10.13.    Rules of Construction.......................................    A-30
10.14.    Records.....................................................    A-30
10.15.    Leased Property.............................................    A-30
10.16.    Replacement Letters of Credits/Deposits.....................    A-30
10.17.    Employment Matters..........................................    A-30

                                   SCHEDULES

1.1(a)      --   Inventory
1.1(c)      --   Facility Leases
1.1(d)      --   Tangible Assets (Other than Inventory and Work in Progress)
1.1(e)      --   Trademark Transfer Agreement
1.1(f)      --   Copyright Transfer Agreement
1.1(i)      --   Executory Contracts
1.2         --   Other Assumed Liabilities
1.3(a)      --   Book Value Application Methodology
1.3(b)(ii)  --   Escrow Agreement
1.5         --   Purchase Price Allocation Schedule
2.2(5)      --   Legal Opinion of Sellers' Counsel
2.2(8)      --   Required Consents to Assignment of Executory Contracts
2.2(16)     --   Non-Competition Agreements
2.2(17)     --   Master Model Home Lease Agreement
2.2(18)     --   Transition Services Agreement; [First Equity/ZFS] Agreement
2.2(19)     --   Warranty Services Agreement
2.2(20)     --   First Offer Agreement
2.2(21)     --   Land Purchase Agreement
2.3(10)     --   Legal Opinion of Purchaser's Counsel
2.5         --   Permitted Title Defects for Inventory Property
3.1-3.30    --   Seller Disclosure Schedule
5.2         --   Permitted Exceptions to Ordinary Course of Sellers' Business
5.2(j)      --   Lot Purchase Contracts Under Negotiation
7.2(f)      --   Employment Categories for 80% Test
7.2(g)      --   Key Employees
7.2(i)      --   Required Consents of Lot and Land Sellers/Lessors
7.3(f)      --   Seller's Required Consents
10.16       --   Replacement Letters of Credit, etc.

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of December 1, 2000 among ZARING NATIONAL CORPORATION, an Ohio corporation ("Zaring"), ZARING HOMES OF INDIANA, LLC, an Indiana limited liability company ("Zaring LLC"), ZARING HOMES, INC., an Ohio corporation ("Zaring Homes") (Zaring, Zaring LLC and Zaring Homes each a "Seller"; collectively, "Sellers"), and DREES PREFERRED COLLECTION, INC., an Ohio corporation ("Purchaser").

                                   RECITALS:

     WHEREAS, Sellers operate custom site-built home construction businesses in the greater metropolitan Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee markets (the "Business"); and,

     WHEREAS, Sellers have determined that it is in their best interests and in the best interests of Sellers' shareholders or members, as the case may be, to sell, transfer, convey and assign to Purchaser, and Purchaser has determined that it is in its best interests to purchase and acquire from Sellers, certain of the assets used or useable primarily in the conduct of the Business, all on the terms and conditions contained hereinafter;

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained hereinafter, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1.

                    PURCHASE AND SALE OF THE ACQUIRED ASSETS

     1.1. Purchase and Sale of the Acquired Assets.

     At the Closing (as hereinafter defined), and subject to and upon the terms and conditions of this Agreement, Sellers shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from Sellers, those assets, tangible, intangible and mixed, used or useable primarily in the Business described in this Section 1.1 (collectively, the "Acquired Assets").

     The Acquired Assets shall include:

          (a) Sellers' inventory of real estate, lots, unimproved land and houses in various stages of completion located in the greater metropolitan Cincinnati, Ohio, Indianapolis, Indiana and Nashville, Tennessee market areas (the "Business Territory") (the "Inventory"), all as described on
     Schedule 1.1(a) attached hereto and incorporated herein;

          (b) Sellers' construction work in progress located within the Business Territory to the extent that such construction work in progress relates to Acquired Assets ("Work in Progress");

          (c) Sellers' leasehold interest (or the leasehold interest of Seller's affiliate Zaring Financial Services ("ZFS"), which interest Sellers shall cause ZFS to transfer to Purchaser) in and to the facilities described in greater detail on Schedule 1.1(c) attached hereto and incorporated herein (the "Facility Leases");

          (d) all of Sellers' tangible assets (other than the Inventory and the Work in Progress) used or usable primarily in the Business, including (without limitation) construction equipment and tools, office equipment, furniture and fixtures, telecommunications equipment and systems and computer hardware and also certain office equipment, furniture and fixtures used by ZFS that Sellers shall cause to be transferred to Purchaser, all as described on Schedule 1.1(d) attached hereto and incorporated herein;

          (e) ownership of, and the right (exclusive, with certain specified exceptions, within the United States of America) to use, the "Zaring" name and related trademarks in the for-sale housing and active adult housing industries and the goodwill appurtenant thereto, all pursuant to the Trademark Transfer Agreement in the form attached hereto and incorporated herein as Schedule 1.1(e) (the "Trademark Transfer Agreement");

          (f) ownership of, and the right (exclusive, with certain specified exceptions, within the United States of America) to use, Sellers' architectural plans and related materials, all pursuant to the Copyright Transfer

     Agreement in the form attached hereto and incorporated herein to Schedule 1.1(f) (the "Copyright Transfer Agreement");

          (g) Seller's rights to the telephone numbers (including cell phone numbers) and facsimile numbers used or useable primarily in the Business Territory;

          (h) to the extent permitted to be assigned or transferred by applicable law, all permits, licenses and approvals possessed by Sellers and used or usable in the conduct of the Business;

          (i) all contracts, agreements, leases, licenses and other understandings to which Sellers (or any of them) is party relating to the Business and entered into in the ordinary course of Sellers' business consistent with past practice (both as to frequency and quantity) ("Ordinary Course of Sellers' Business") that have not been completed or fully performed at the time of the Closing, including Sellers' construction contracts with customers, (to the extent permitted to be assigned or transferred) computer software licenses, (to the extent permitted to be assigned or transferred) equipment leases and land purchase agreements and also certain equipment leases and other contracts to which ZFS is a party and which Sellers shall cause ZFS to transfer to Purchaser, all as described on Schedule 1.1(i) attached hereto and incorporated herein (the "Executory Contracts");

          (j) the right to use, subject to Section 10.14 hereof, all books and records, wherever located, that relate to the Business or to the Acquired Assets, including (without limitation) all Sellers' customer lists and other customer information and all Sellers' supplier, vendor and contractor lists and related information;

          (k) Sellers' right to receive refunds and/or rebates resulting from future utility connections in the Business Territory ("Refunds/Rebates"); and

          (l) Sellers' rights as mortgagee under the Real Estate Mortgage dated May 30, 2000 made by Merrimac Corporation as mortgagor and encumbering certain real property located in Hamilton County, Indiana and under the Mortgage dated August 23, 1999 made by the Marina I Limited Partnership as mortgagor and encumbering certain real property located in Hamilton County, Indiana (collectively, the "Two Mortgages").

     The Acquired Assets shall not include any assets not listed above in clauses (a) through (l), inclusive, and shall expressly exclude the following:
(i) any assets of Sellers not used or useable primarily in the Business (including, without limitations, certain parcels of real property located in the metropolitan Louisville, Kentucky, Raleigh, North Carolina and Charlotte, North Carolina markets); (ii) other than the Customer Deposits, the cash or cash equivalents of the Business; (iii) Sellers' ownership interests in Homemax, Inc. and its subsidiaries or in Hearthside Homes, LLC; (iv) any contracts, agreements, leases, licenses and other understandings to which Sellers are a party and not constituting Executory Contracts included in the Acquired Assets;
(v) accounts receivable and other receivables of the Business relating to houses completed, sold and closed by Sellers prior to the date of Closing; (vi) the corporate or limited liability company charters, qualifications to do business as a foreign corporation or limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of any Seller or affiliate as a corporation or limited liability company; (vii) all Sellers' rights as members of Zaring LLC; (viii) all Sellers' rights under its policies of insurance, including any split dollar life insurance policies and related agreements (except to the extent that Purchaser may be a beneficiary of title insurance policies on real property included in the Inventory, which rights as a beneficiary shall be included in the Acquired Assets); (ix) any of the rights of Sellers under this Agreement or under any other agreement entered into by Sellers and Purchaser in connection with the transactions contemplated by this Agreement; (x) Sellers' rights under the promissory note from American Homestar Corporation; (xi) Sellers' claims against vendors, subcontractors and other third parties relating to construction work performed or materials furnished and incorporated into construction prior to the Closing; (xii) any ownership rights of Sellers or affiliates thereof in and to the entity now known as "Zaring

Realty"; (xiv) any ZFS loans in process; (xv) any claims or rights of Sellers to tax refunds or other tax benefits; and, (xvi) the Excluded Houses (as defined below) (collectively, the "Excluded Assets").

     1.2. Assumption of the Assumed Liabilities.

     (a) At the Closing, and subject to and upon the terms and conditions of the Agreement, Purchaser shall assume and become responsible for the following liabilities of Sellers (and no other liabilities): (i) Sellers' liabilities under the Executory Contracts and under the Facility Leases to the extent that such liabilities first arise or accrue on or after the date of the Closing; (ii) Sellers' liabilities relating to the Customer Deposits; (iii) those liabilities specifically listed on Schedule 1.2 attached hereto and incorporated herein (including the Conrad/Cool Springs and Yankee Trace, Lot No. 33 promissory notes (the "Two Notes")); (iv) accounts payable and other payables of the Business relating to the Inventory or to the Work in Progress being acquired pursuant to this Agreement; and (v) liabilities not specifically excluded under Section 1.2(d) and incurred in the Ordinary Course of Sellers' Business and related to the Business and not posted to Sellers' books and records as of the Closing (collectively, the "Assumed Liabilities").

EXCEPTING ONLY THE ASSUMED LIABILITIES PURCHASER HEREBY ASSUMES NO LIABILITIES OF SELLERS (INCLUDING, WITHOUT LIMITATION, LIABILITIES, CLAIMS OR ACTIONS ALLEGING OR RELATING TO ANY TORT, PRODUCT LIABILITY, ENVIRONMENTAL LIABILITY, TAXES ON SELLERS OR THE ACQUIRED ASSETS, OR BREACH OF CONTRACT OR OTHERWISE SEEKING DAMAGES AND RELATING TO THE OPERATION OF THE ACQUIRED ASSETS OR THE BUSINESS PRIOR TO THE CLOSING DATE (AS DEFINED HEREINAFTER), AND LIABILITIES RELATING TO ASSETS OF SELLERS NOT INCLUDED IN THE ACQUIRED ASSETS (THE LIABILITIES OF SELLERS WHICH ARE NOT ASSUMED BY PURCHASER PURSUANT TO THIS AGREEMENT ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "NON-ASSUMED LIABILITIES")).

     (b) Purchaser shall be solely liable for the prompt and full payment or discharge of the Assumed Liabilities and also for any liability arising from, or in connection with the ownership of the Acquired Assets acquired by Purchaser after the consummation of the transactions contemplated hereby, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Purchaser, by acts or events or omissions arising or occurring after the Closing Date, of any federal, state or local law, rule, regulation, ordinance or any requirement of any government authority (collectively, the "Purchaser's Post-Closing Liabilities").

     (c) Sellers shall be solely liable (on a joint and several basis, as between Sellers and Purchaser) for the prompt and full payment or discharge of the Non-Assumed Liabilities and also for any liability not constituting an Assumed Liability arising from, or in connection with the ownership of the Acquired Assets prior to consummation of the transactions contemplated hereby, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Sellers, by acts or omissions arising or occurring prior to the Closing Date, of any federal, state or local law, rule, regulation, ordinance or any requirement of any governmental authority.

     (d) Without limiting the generality of Sections 1.2(a) and 1.2(c) and notwithstanding any other provision hereof, each of the following is a Non-Assumed Liability of Sellers that Purchaser does not assume:

          (i) other than with respect to the Two Notes, any liability of Sellers arising from indebtedness for borrowed money or long-term debt of Sellers;

          (ii) except to the extent credit for Tax liability is given in the proration of real estate Taxes hereunder, any liability of Sellers for Taxes owed to any taxing authority (including, without limitation, any transfer, sales or conveyance Taxes and fees incurred in connection with the transaction contemplated hereby);

          (iii) any liability of Sellers for accounts payable and other payables of the Business relating to houses completed, sold and closed by Sellers prior to the date of Closing or constituting "reserves to complete" relating to houses completed, sold and closed by Sellers prior to the date of Closing;

          (iv) any liability of Sellers arising out of or related to past, present or future litigation involving Sellers as the owners and operators of the Business or the Acquired Assets prior to the Closing Date, whether or not the relevant cause of action accrues or arises before the Closing Date, including liability relating to claims of allegedly defective work performed by or on behalf of Sellers on houses included in the Inventory or in Work in Progress;

          (v) any liability in respect of any contract, agreement, lease, license or other understanding to which Sellers (or either of them) are parties or beneficiaries that is not an Executory Contract included in the Acquired Assets;

          (vi) any liability accruing prior to the Closing Date under any employee benefit plan of or sponsored by Sellers;

          (vii) except as provided in Section 10.17 below, any liability arising out of the employment or termination of employment, in either case at or prior to the Closing Date, of any person employed in the Business, including, without limitation, any liability for accrued vacation pay for Sellers' employees and any liability for severance pay for Sellers' employees who are not employed by Purchaser on the Closing Date;

          (viii) any liability that represents any amounts past due or contractually due prior to the Closing Date on any Executory Contract that is included in the Acquired Assets;

          (ix) any liability of the Sellers or any present or former director or officer of Sellers arising from any claim, action or proceeding, including, without limitation, any derivative action, brought by or on behalf of any present or former holder of any debt or equity security of Sellers or by a lender to Sellers, including, without limitation, any liability arising from any indemnification, reimbursement or advance in connection therewith;

          (x) any warranty work on houses or other improvements constructed, completed, sold and closed by Sellers prior to the Closing Date;

          (xi) any intercompany obligations between Sellers or their affiliates; and,

          (xii) any other liability of Sellers that is not an Assumed Liability.

     NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, PURCHASER SHALL NOT ASSUME OR BECOME LIABLE IN ANY MANNER FOR ANY LIABILITY OR OBLIGATION OF SELLERS OTHER THAN THE ASSUMED LIABILITIES, AND SELLERS SHALL REMAIN SOLELY RESPONSIBLE FOR ANY AND ALL LIABILITIES AND OBLIGATIONS OF SELLERS OTHER THAN THE ASSUMED LIABILITIES.

     1.3. Purchase Price.

     (a) The purchase price for Acquired Assets shall consist of: (i) cash in the amount equal to the Book Value (as defined below) of the Acquired Assets (the "Cash Payment"); plus (ii) a cash premium, if any, of up to One Million Five Hundred Thousand Dollars ($1,500,000) based on Sellers' backlog of houses under contract at the time of Closing and the weighted average gross profit margins after Indirects (as defined below) of the houses in backlog, all as defined below (the "Premium"); plus (iii) the assumption by Purchaser of the Assumed Liabilities (collectively, the "Purchase Price").

     "Book Value" shall mean, with respect to the Acquired Assets, the recorded value of the Acquired Assets net of accumulated depreciation and amortization as shown on the general ledger of Sellers on the date of Closing and net of the Assumed Liabilities reflected on the general ledger of Sellers as of the date of Closing to be prepared by Zaring in accordance with generally accepted accounting principles, consistently applied ("GAAP") (the "Closing Balance Sheet"). Notwithstanding any provision of this Agreement to the contrary, in no event shall Book Value include capitalized expenses, including capitalized interest (collectively, "Indirects") with respect to "Zaring Homes" and "Design Gallery" Inventory, at rates greater than the rates applied to work in process and land/lot inventory as presented in Zaring's September 30, 2000 Form 10-Q, which were 10.149% and 2.11% respectively; provided, however, capitalized interest will be calculated and applied in a consistent manner at actual interest rates, but in no case will the interest rates used in the capitalized interest calculation exceed nine and 5/10 percent (9.5%). The applicable application methodology is depicted on Schedule 1.3(a) attached hereto.

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     "Premium" shall equal zero (0) if either: (x) the number of houses under contract in Sellers' backlog at the time of Closing is less than one hundred twenty five (125); or (y) the weighted average gross profit margin, after Indirects, of the houses under contract in backlog (the "Margin") is less than sixteen and 50/100 percent (16.50%). The Premium shall equal One Million Dollars ($1,000,000) if the Margin is equal to or in excess of sixteen and 50/100 percent (16.50%) and the number of houses under contract in Sellers' backlog at the time of Closing is one hundred seventy five (175) or more but less than one hundred eighty five (185). The Premium shall be reduced below One Million Dollars ($1,000,000) by Twenty Thousand Dollars ($20,000) per house for each house under contract in Sellers' backlog at the time of Closing fewer than one hundred seventy five (175), but in excess of one hundred twenty five (125), assuming that the Margin is equal to or in excess of sixteen and 50/100 percent (16.50%). As an illustration only and for the avoidance of doubt, assuming that the Margin is equal to or in excess of sixteen and 50/100 percent (16.50%) and that there are one hundred sixty (160) houses under contract in Sellers' backlog at the time of Closing, the Premium would be Seven Hundred Thousand Dollars ($700,000). The Premium shall be One Million Five Hundred Thousand Dollars ($1,500,000) if (but only if ) the number of houses under contract in Sellers' backlog at the time of Closing is equal to or exceeds one hundred eighty five
(185) and the Margin is equal to or in excess of sixteen and 50/100 percent (16.50%).

     On or prior to the fifteenth (15th) business day after the Closing, Zaring shall prepare the Closing Balance Sheet and deliver a copy of the same, designated as such in writing by the chief financial officer of Zaring, to Purchaser along with a statement detailing Zaring's calculation of the Cash Payment on a basis consistent with the calculation of the Estimated Cash Payment (as defined below) (the "Purchase Price Statement"), which Purchase Price Statement shall be certified by such chief financial officer as having been prepared in accordance with GAAP and the provisions of this Agreement. Disputes between Sellers and Purchaser with respect to the calculation of the Cash Payment shall be resolved pursuant to Section 1.3(d) hereof.

     (b) The Cash Payment component of the Purchase Price is payable as follows:

          (i) at the Closing, Purchaser shall pay to the order of Sellers by wire transfer of immediately available funds, in accordance with written instructions provided by Sellers, ninety-five percent (95%) of the Estimated Cash Payment based on the recorded value of the Acquired Assets net of accumulated depreciation and amortization as shown on the general ledger of Sellers as of seven (7) days before Closing and net of the Assumed Liabilities as of seven (7) days before Closing (the "Estimated Cash Payment");

          (ii) at the Closing, Purchaser shall pay five percent (5%) of the Estimated Cash Payment into escrow, to be held by The Fifth Third Bank, as escrow agent ("Escrow Agent"), pursuant to the terms of the Escrow Agreement in the form attached hereto and incorporated herein as Schedule 1.3(b)(ii) (the "Escrow Agreement");

          (iii) within ten (10) business days of Zaring's delivery of a Purchase Price Statement indicating that the Cash Payment exceeds the Estimated Cash Payment, Purchaser shall, unless Purchaser shall have objected to Zaring's calculation of the Cash Payment: (x) pay ninety-five percent (95%) of the difference between the Cash Payment and the Estimated Cash Payment paid pursuant to Sections 1.3(b)(i) and 1.3(b)(ii) to Sellers and (y) pay five percent (5%) of that difference to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement.

     (c) Within ten (10) business days of Zaring's delivery of a Purchase Price Statement indicating that the Estimated Cash Payment exceeds the Cash Payment, Sellers shall repay to Purchaser ninety five percent (95%) of the excess of the Estimated Cash Payment paid pursuant to Sections 1.3(b)(i) and 1.3(b)(ii) over the Cash Payment and the Escrow Agent shall pay to Purchaser five percent (5%) of that amount.

     (d) Purchaser shall have ten (10) business days following its receipt of the Purchase Price statement to notify Sellers in writing of Purchaser's objection to the calculation set forth in the Purchase Price statement of the Cash Payment. During this period, Sellers shall provide Purchaser and its accountants with access to the relevant books and records and other information in Sellers' possession relevant to the preparation of the Purchase Price Statement. If Purchaser and Sellers cannot agree on the Cash Payment within thirty (30) days of the date that Purchaser delivers written notice of its objections to Sellers, then, upon the request of either Purchaser or Sellers, a mutually acceptable independent "Big Five" accounting firm (the "Accountants") shall be retained to resolve

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the issues in dispute. Sellers and Purchaser shall furnish, or cause to be furnished, to the Accountants all information the Accountants shall reasonably request for purposes of making the determination of the Cash Payment. Sellers and Purchaser shall cause the Accountants to act promptly to resolve the issues in dispute. The determination by the Accountants of the Cash Payment shall be delivered simultaneously to Sellers and Purchaser and shall be final, binding and conclusive on Sellers and Purchaser and the fees and expenses of the Accountants shall be borne equally (i.e., on a 50/50 basis) by Sellers and Purchaser. Upon final determination of the Cash Payment and finalization of the Purchase Price statement (by agreement of Sellers and Purchaser or by the Accountants), the party owing funds to the other party pursuant thereto shall make the required payment within ten (10) business days by wire transfer of immediately available funds.

     (e) The Premium, if any, shall be paid by Purchaser in cash by wire transfer of immediately available funds on the date that is the ninety first
(91st) day after the Closing Date if (but only if) eighty percent (80%) of the net open contracts for the purchase of homes in existence on the Closing Date shall have closed with Margins equal to or in excess of sixteen and 50/100 percent (16.50%) (the "80% Condition") on or before the ninety first (91st) day after the Closing Date. If the 80% Condition has not been met on or before the ninety first (91st) day after the Closing Date, the Premium, if any, shall be paid promptly after the date the 80% Condition has been met. If, at the time the 80% Condition is met, it is determined that the actual number of the houses under contract in Seller's backlog at the time of Closing that actually have closed plus the number of remaining net open contracts (the "Actual Number") is less than the number in Seller's backlog at the time of Closing, the Premium paid will be based on the Actual Number. Any dispute among the parties with respect to the Premium or the amount thereof shall be settled by the Accountants pursuant to the procedures set forth in Section 1.3(d) above.

     1.4. Tax Prorations.

     (a) Real estate Taxes and assessments against or with respect to any parcel of real estate included in the Inventory and/or the Work in Progress shall be prorated as of the Closing (with Tax prorations between Sellers and their customers to be consistent with Tax prorations between Sellers and Purchaser). Sellers shall deliver to Purchaser the aggregate amount of such prorated Taxes and assessments at the Closing or, at Sellers' option, the Purchase Price shall be reduced or increased, on a dollar-for-dollar basis, by the aggregate amount of such prorated Taxes and assessments. Any such reduction or increase to the Purchase Price shall be effected by a reduction or increase in the Estimated Cash Payment.

     (b) Operating expenses incurred in the Ordinary Course of Sellers' Business and related to the Business not posted to Sellers' books and records as of the Closing (including unpaid charges or assessments due prior to Closing with respect to homeowner associations) and the bill or invoice for which pertains both to periods prior to the Closing and to periods on and after the Closing shall be prorated between Sellers and Purchaser consistent with the principle that Sellers shall be responsible for all such pre-Closing operating expenses and Purchaser shall be responsible for all such operating expenses arising on and after the Closing.

     1.5. Allocation of Purchase Price.

     The Purchase Price shall be allocated among the Acquired Assets for all purposes (including Securities and Exchange Commission ("SEC") financial reporting, financial accounting and Tax purposes) in accordance with Schedule
1.5 to be agreed upon by Purchaser and Sellers and attached hereto and incorporated herein on or before the Closing Date.

                                   ARTICLE 2.

                                  THE CLOSING

     2.1. Closing.

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE 7, the closing of the sale and purchase of the Acquired Assets contemplated by this Agreement (the "Closing") will take place at the offices of Aronoff Rosen & Hunt, L.P.A., 2400 Firstar Tower, 425 Walnut Street, Cincinnati, Ohio 45202, at 10:00 a.m., local time, on the second business day after all
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

conditions precedent to Closing have been satisfied or waived, unless another date, time or place is agreed to in writing by Sellers and Purchaser, but in no event after January 31, 2001 (the "Closing Date").

     2.2. Closing Deliveries by Sellers.

     At the Closing, Sellers shall deliver or cause to be delivered to Purchaser (collectively, the "Seller Deliverables"):

          (1) An executed receipt of payment from Purchaser of ninety-five percent (95%) of the Estimated Cash Payment;

          (2) A certificate as to the good standing of the appropriate Seller or Sellers in the States of Ohio, Kentucky, Indiana and Tennessee, together with copies of the Articles of Incorporation or Organization of each Seller, as amended, certified by the Secretary of State of the jurisdiction of incorporation or organization.

          (3) A copy of the resolutions of the Board of Directors or Board of Managers of each Seller, certified by the Secretary or Assistant Secretary or other authorized person of such Seller, approving and authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby;

          (4) A copy of the Regulations or Operating Agreement of each Seller, certified by the Secretary, Assistant Secretary or other authorized person of such Seller as of the Closing Date;

          (5) A favorable opinion of Sellers' counsel, dated as of the Closing Date, in the form of Schedule 2.2(5) attached hereto;

          (6) The Escrow Agreement, duly executed by Sellers;

          (7) A bill of sale, in the form and substance reasonably satisfactory to Purchaser and Sellers, executed by Sellers evidencing the transfer of title to the Acquired Assets, free and clear of any Liens (as defined hereinafter) other than Permitted Liens (as defined hereinafter) to Purchaser.

          (8) Valid assignments to Purchaser of all of the Executory Contracts, such assignments to require no payment by Purchaser for the assignment, along with the consents that are required for the assignment of the Executory Contracts, listed on Schedule 2.2(8) and obtainable prior to the Closing, all in form and substance reasonably satisfactory to Purchaser and Sellers, together with an estoppel certificate for each of the Facility Leases, all in a form and substance reasonably satisfactory to Purchaser with no change in rent or other terms, except in accordance with the terms of such lease;

          (9) All consents (other than relating to Executory Contracts) required to permit confirmation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser and Sellers;

          (10) Duly executed termination statements under the Uniform Commercial Code and duly executed releases of mortgages and deeds of trust, which, when filed with the appropriate governmental authorities, will terminate all financing statements or other Liens on the Acquired Assets except the Permitted Liens;

          (11) For each parcel of owned real estate: (i) a duly executed recordable General Warranty Deed (except that Sellers may deliver a Special or Limited Warranty Deed if the Seller acquired the particular parcel or owned real estate by such a deed and Sellers do not have title insurance with respect to such parcel) conveying title to the property to Purchaser in a form reasonably acceptable to Purchaser and Sellers; (ii) an affidavit contemplated by the Foreign Investment in the Real Property Tax Act that no Seller is a "foreign person" as defined thereby; and (iii) an owner's affidavit acceptable in form and substance to the title company, Purchaser and Sellers;

          (12) All certificates of title or origin (or like documents), properly executed by Sellers, with respect to any vehicles or other equipment included in the Acquired Assets for which a certificate of title origin is required in order to transfer title;

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

          (13) Such other documents, bills of sale, assignments and other instruments of transfer or conveyance, properly executed by Sellers, as may be necessary to effect the sale, assignment, transfer, conveyance and delivery (or to evidence such sale, assignment, transfer, conveyance and delivery) of the Acquired Assets to Purchaser or as reasonably requested by Purchaser or its title company and also tax clearance certificates or other similar documentation with respect to Sellers from the States of Ohio, Kentucky, Indiana and Tennessee;

          (14) The Trademark Transfer Agreement, duly executed by Sellers;

          (15) The Copyright Transfer Agreement, duly executed by Sellers;

          (16) The Non-Competition Agreements, duly executed by Sellers, Allen
     G. Zaring III, Allen G. Zaring IV and Mark Zaring in the forms attached hereto and incorporated herein as Schedule 2.2(16) (the "Non-Competition Agreements");

          (17) The Master Model Home Lease Agreement, duly executed by First Cincinnati Leasing LLC and First Cincinnati Leasing 2000 LLC, in the form attached hereto and incorporated herein as Schedule 2.2(17) (the "Master Model Home Lease Agreement");

          (18) The Transition Services Agreement, duly executed by Sellers, in the form attached hereto and incorporated herein as Schedule 2.2(18) (the "Transition Services Agreement");

          (19) A copy of the Warranty Services Agreement, duly executed by Sellers, in the form attached hereto and incorporated herein as Schedule 2.2(19) (the "Warranty Services Agreement"), and funds, in cash or by offset against the Estimated Cash Payment at Closing, in the amount of the "Warranty Reserve Fund" under the Warranty Services Agreement;

          (20) The Right of First Offer Agreement, duly executed by Sellers, in the form attached hereto and incorporated herein as Schedule 2.2(20) (the "First Offer Agreement");

          (21) The First Cincinnati Land Purchase Agreement, duly executed by First Cincinnati Land LLC, in the form attached hereto and incorporated herein as Schedule 2.2(21) (the "Land Purchase Agreement"); and,

          (22) Evidence of Sellers' compliance with Article 6 of the Indiana Uniform Commercial Code, if applicable.

Notwithstanding the foregoing, none of the Seller Deliverables will contain warranties, representations, indemnifications or other terms different from the warranties, representations, indemnifications and other terms set forth in this Agreement.

     2.3. Closing Deliveries by Purchaser.

     At the Closing, Purchaser shall deliver to Sellers (collectively, the "Purchaser Deliverables"):

          (1) Ninety-five percent (95%) of the Estimated Cash Payment in cash in United States dollars by wire transfer of immediately available funds to the account(s) designated by Sellers;

          (2) Five percent (5%) of the Estimated Cash Payment in cash in United States dollars to the Escrow Agent;

          (3) Certificates as to the good standing of Purchaser in the States of Ohio, Indiana, Kentucky and Tennessee, together with copies of the Articles of Incorporation of Purchaser, as amended, certified by the Secretary of State of the State of Ohio;

          (4) Duly executed documents evidencing the assumption by Purchaser of Assumed Liabilities in form and substance reasonably satisfactory to Purchaser and Sellers;

          (5) Resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

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

          (6) Duly executed copies of such of the Seller Deliverables as are required to be executed by Purchaser in connection with the Closing;

          (7) The Escrow Agreement, duly executed by Purchaser;

          (8) The Trademark Transfer Agreement, duly executed by Purchaser;

          (9) The Copyright Transfer Agreement, duly executed by Purchaser;

          (10) The Non-Competition Agreement, duly executed by Purchaser;

          (11) A favorable opinion of Purchaser's counsel, dated as of the Closing Date, in the form of Schedule 2.3(10) attached hereto;

          (12) The Master Model Home Lease Agreement, duly executed by
     Purchaser;

          (13) The Transition Services Agreement, duly executed by Purchaser;

          (14) The Warranty Services Agreement, duly executed by Purchaser;

          (15) The First Offer Agreement, duly executed by Purchaser;

          (16) The Land Purchase Agreement, duly executed by Purchaser; and,

          (17) The replacement letters of credit, development/insurance bonds and/or deposits set forth on Schedule 10.16 that are required to be replaced at Closing.

     2.4. Further Assurances.

     On the Closing Date and from time to time thereafter, each party hereto will execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the other parties hereto to vest in Purchaser all right, title to and interest in and to the Acquired Assets, to evidence and effectuate the assumption by Purchaser of the Assumed Liabilities and otherwise to effect the purposes of this Agreement, as the case may be.

                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Purchaser that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Zaring to Purchaser (the "Seller Disclosure Schedule"):

     3.1. Organization, Authority and Qualification of Sellers.

     Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has all necessary corporate and other power and authority to own the Acquired Assets, to carry on the Business, to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of Zaring and Zaring Homes is duly qualified to do business in and is in good standing under the laws of the States of Kentucky and Tennessee. Zaring LLC is duly qualified to do business in and is in good standing under the laws of the State of Indiana.

     3.2. Authority; Noncontravention; Consents.

     (a) Each of the Sellers has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of holders of at least a majority of the outstanding common stock of Zaring entitled to vote thereon to approve the transactions hereby contemplated ("Zaring Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Sellers, subject to Zaring Shareholder Approval. Each of this Agreement and the other ancillary agreements, certificates, instrument of conveyance and other documents executed and
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

delivered by Sellers in connection with this Agreement (collectively, the "Seller Transaction Documents") has been duly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Sellers, enforceable against each Seller in accordance with its respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or of law).

     (b) Except as set forth in Schedule 3.2 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Sellers do not, and the consummation of the transactions contemplated by this Agreement by the Sellers and compliance by the Sellers with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined hereinafter) upon any of the properties or assets of the Sellers under: (i) the Articles of Incorporation or Organization or Regulations or Operating Agreement, in each case as amended or supplemented to the date of this Agreement; (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Sellers are a party or their respective properties or assets are bound; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to the Sellers or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not: (x) have a material adverse effect on the assets, liabilities, business, results of operations or prospects of Sellers, taken as a whole ("Zaring Material Adverse Effect"); or
(y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.2 of the Seller Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated by this Agreement, except for: (i) the filing with the Securities and Exchange Commission ("SEC") of materials relating to the transactions contemplated by this Agreement including, but not limited to, the Proxy Statement (as defined in Section 6.1); (ii) the pre-merger notification of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings: (A) as are set forth in Schedule 3.2 of the Seller Disclosure Schedule; or (B) as are contemplated by Section 2.2(22); or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Sellers from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a Zaring Material Adverse Effect.

     3.3. Financial Statements.

     Except as noted in Section 3.3 of the Seller Disclosure Schedule, the unaudited balance sheet of the Acquired Assets and Assumed Liabilities as of October 31, 2000 and the income statement and statement of cash flows for the period ending October 31, 2000 (including any related notes thereto) attached hereto and incorporated herein as Schedule 3.3 (the "Interim Financial Statements") have been prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"). The Interim Financial Statements fairly and accurately present in all material respects the financial condition and results of operations of the Business as of the date thereof and for the period specified therein. None of the Interim Financial Statements fails to list any liability required under GAAP to be set forth on a balance sheet, understates in any material respect the amount of any of the Assumed Liabilities or overstates in any material respect the value of any of the Acquired Assets.

     3.4. Absence of Certain Changes or Events.

     Since January 1, 2000, Sellers have not, relating to the Acquired Assets or the Assumed Liabilities: (a) materially changed their accounting methods, principles or practices; (b) revalued in any material respect any of the Acquired Assets, other than in the Ordinary Course of Sellers' Business; or (c) taken any action or caused any event or agreed to take any action or to cause any event that would have required the consent of Purchaser pursuant to Section
5.2 had Sellers taken such action or caused such event to occur after the date of this Agreement.

     3.5. Absence of Litigation.

     There is: (a) no claim, action, suit, proceeding or investigation pending or, to the knowledge of Zaring, threatened against any Seller or the Acquired Assets before any Governmental Entity; or (b) no outstanding judgment, order writ, injunction or decree of any Governmental Entity to which any Seller or any of the Acquired Assets is subject, except in the case of clauses (a) and (b) above, such as could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent or materially delay any Seller from performing its obligations under this Agreement.

     3.6. Ownership of Acquired Assets.

     Sellers have good and valid title to, the right to use or a valid leasehold interest in each of the Acquired Assets, free and clear of all liens, security interests, restrictions, claims and encumbrances ("Liens"), other than: (i) Liens for Taxes or governmental assessments, charges or claims not yet due or payable; (ii) mechanics', carriers' workmen's, repairmen's, warehouse, landlords' materialmen's, other like Liens and other Liens imposed by applicable law, rule or regulation arising or incurred in the Ordinary Course of Sellers' Business for sums that are not yet due or payable; (iii) easements, right-of-way, restrictions or minor defects or irregularities in title or other Liens that do not materially impair the continued use and operation of the Acquired Assets to which they relate as currently used and operated; (iv) Liens under existing mortgages or deeds of trust or financing agreements that will be discharged prior to the Closing or from the proceeds Sellers receive from Purchaser at Closing; and (v) Liens related to the Two Notes (clauses (i) through (v) collectively, the "Permitted Liens").

     3.7. Maintenance; Sufficiency of the Acquired Assets.

     The tangible personal property assets included in the Acquired Assets, taken as a whole, have been maintained in accordance with good maintenance policies and practices and are in all material respects in good working order and repair and will be in good working order and repair as of the Closing. The Acquired Assets include all properties and assets that Sellers have used to operate the Business as it is currently conducted by Sellers.

     3.8. Executory Contracts.

     Each Executory Contract is in full force and effect, and is a legally binding and enforceable obligation in accordance with its terms by or against Sellers, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors generally. No event has occurred which constitutes or, with the giving of notice or passage of time or both, would constitute a default by Sellers or, to the knowledge of Zaring, by any other party to any of the Executory Contracts. At the Closing, Sellers will deliver to Purchaser correct and complete copies (or originals, in the case of Sellers' construction contracts with customers) of each Executory Contract and all amendments thereto and modifications thereof. All of the Executory Contracts are either: freely assignable to Purchaser without the consent of any person or entity who is not a party to this Agreement; or, for those Executory Contracts that are not freely assignable, Sellers shall assign all of the proceeds to Purchaser and (subject to the provisions of Sections 6.5 and 10.15 hereof) will take all steps needed to assure that Purchaser obtains the benefit of said Executory Contract. No Seller is in violation of, or in default under, any of the Executory Contracts. All other parties obligated under the Executory Contracts are, to the knowledge of Zaring, in full compliance in all material respects with the terms thereof and no notice of default or termination with respect to any of the Executory Contracts has been given to Sellers.

     3.9. Absence of Undisclosed Liabilities.

     No Seller is obligated for, nor are any of the Acquired Assets subject to, any liabilities or obligations, absolute or contingent (including unpaid charges or assessments due prior to Closing with respect to homeowner associations), except those incurred in the Ordinary Course of Sellers' Business and shown on the Interim Financial Statements or on Section 3.9 of the Seller Disclosure Schedule. To the knowledge of Zaring, there are no facts in existence which might serve as a basis, in whole or in part, for any material liabilities or obligations for which Purchaser may become liable (other than the Assumed Liabilities) not disclosed on the Interim Financial Statements or on Section 3.9 of the Seller Disclosure Schedule.

     3.10. Compliance With Laws.

     To the knowledge of Zaring, Sellers have complied with all laws, regulations, rules, orders, judgments, decrees, or other requirements imposed by any Governmental Entity applicable to the Acquired Assets and/or the operation of the Business other than non-compliance that would not materially adversely affect the prospects or operations of the Business or the Acquired Assets. All houses and other improvements constructed by Sellers in connection with the Business do not exist or operate in violation of any federal, state or local code, law, regulation or ordinance, including but not limited to those regulating zoning, city planning, building, construction, fire safety, environmental protection or similar matters or in violation of any subdivision agreements or subdivision restrictions. Sellers have obtained a certificate of occupancy for each residence constructed and closed by them in the Business Territory prior to the Closing or, if not, the residence meets all standards and requirements to obtain a certificate of occupancy. Sellers have not received any notice or citation for non-compliance in the course of the Business from any Governmental Entity. Sellers have no knowledge of any condition or event which, after notice or lapse of time, or both, would constitute a material non-compliance with any of the foregoing.

     3.11. Taxes and Audits.

     Sellers have filed all income, franchise, sales, personal property and other Tax returns and reports of every nature required to be filed by them, and each has paid in full or made adequate provision for the payment of all Taxes (including penalties and interest). No Seller has knowledge of any unassessed Tax deficiency threatened against Sellers, the Acquired Assets or the operation of the Business. Sellers are not delinquent in the payment of any tax, assessment, or governmental charge specifically relating to the Acquired Assets, have not requested any extension of time within which to file any tax returns or reports which have not since been filed, and no deficiencies for any tax, assessment, or governmental charge have been claimed, proposed, or assessed by any taxing authority, except as set forth on Section 3.11 of the Seller Disclosure Schedule.

     3.12. Employees.

     There are no labor or collective bargaining agreements relating to the Business to which any of Sellers is a party or by which any of Sellers is bound. To the best of Zaring's knowledge, there is currently no attempt to form a collective bargaining unit in the Business Territory. Except as set forth on
Section 3.12 of the Seller Disclosure Schedule, no Seller is a party to any employment, deferred compensation, bonus, or incentive agreements, plans or contracts relating to employees of the Business. Except as set forth on Section
3.12 of the Seller Disclosure Schedule, all of Sellers' employees in the Business are at-will employees. No Seller is aware that any employee listed on
Section 3.12 of the Seller Disclosure Schedule has any plans to refuse to be employed by Purchaser following the Closing.

     3.13. Environmental Violations.

     Sellers have not generated, handled, treated, stored, disposed of or processed any hazardous wastes, any hazardous substances or any toxic substances in the Business Territory and Sellers are and have been in compliance in all material respects with all laws, rules and regulations relating to environmental pollution as such laws, rules and regulations apply to or affect the Business or the Acquired Assets.

     3.14. Environmental Condition of Inventory.

     To the best of Zaring's knowledge, all the Inventory and Work in Progress being sold hereunder is free from any and all hazardous substances and wastes, asbestos, lead, underground storage tanks and PCB's. All of the Inventory and Work in Progress being sold hereunder is free from wetlands or, to the extent that any wetlands are present, all governmental permits and approvals have been obtained or are not required. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, prior to purchasing any real estate included in the Inventory, Sellers have completed or caused to be completed a Phase I environmental study by a reliable and competent environmental engineer and the results of each such study have indicated for each and every parcel of real estate included in the Inventory, that said real estate is free from any and all hazardous substances, wastes, asbestos, lead, unsafe or dangerous levels of radon gas, underground storage tanks, PCB's and wetlands. At the Closing, Sellers shall deliver to Purchaser the original of each such Phase I study, and Sellers shall deliver copies of each such study to Purchaser within ten (10) days of the execution of this Agreement. In addition, within ten (10) days of execution of this Agreement, Sellers shall deliver to Purchaser copies of all materials in their possession concerning any wetlands associated with any of the Inventory. All operations and activities upon, and use and occupancy of the real estate now owned by any of Sellers is, and the real estate previously owned by any of Sellers was, in all material respects in compliance with all governmental regulations relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, or disposal (whether accidental or intentional), of any toxic or hazardous substances, materials or wastes, and no person has engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional), of any hazardous material at, on, in, or about, any of said real estate or relating to the protection and preservation of endangered species. To the knowledge of Zaring, there is no proceeding or inquiry by any governmental authority with respect to any of the matters set forth in this
Section 3.14.

     3.15. No Infringements.

     Sellers have not received notice that the conduct of the Business as now carried on or as previously carried on violates or infringes on any patent, plan, blueprint or any right belonging to any person, firm, corporation or entity. None of the architectural plans utilized by Sellers in the Business violates or infringes upon any copyright, plan, blueprint or other right belonging to any person, firm, corporation or entity.

     3.16. Brokerage and Finder Fees

     Sellers shall be solely responsible for any and all brokerage fees, finders fees or commissions with respect to the execution of this Agreement and/or the transactions hereby contemplated due to brokers, finders or others engaged or retained by Sellers, including (without limitation) any fees payable to UBS Warburg, Dillon Read.

     3.17. No RESPA Violations.

     To the knowledge of Zaring, Sellers have with respect to the Business complied with all provisions of RESPA and all rules and regulations promulgated thereunder.

     3.18. Warranty Work.

     Except for warranty work on houses completed, sold and closed by Sellers in the Business Territory within one (1) year prior to the Closing Date and except as set forth in Section 3.18 of the Seller Disclosure Schedule, to the knowledge of Zaring each of Sellers has completely performed all of its obligations under each and every home-sale contract which it has closed in the Business Territory prior to the Closing Date and none of the Sellers has any further obligations to any purchaser of a house or any assignee thereof which closed in the Business Territory prior to the Closing Date.

     3.19. No Cancellation.

     To the knowledge of Zaring, no customer party to a construction contract with Sellers included in the Acquired Assets has canceled or intends to cancel such contract, except for those listed on Section 3.19 of the Seller Disclosure Schedule.

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

     3.20. No Violations Of Consumer Acts.

     To the knowledge of Zaring, in connection with the marketing or sale of any of its properties in the Business Territory, no Seller has committed any deceptive or unconscionable act or practice in violation of any consumer sales practices act or regulation promulgated thereunder.

     3.21. Use of Names.

     Each Seller is the sole and exclusive owner of its respective name in the Business Territory. No Seller has infringed upon any patents, trademarks, copyrights, service marks or trade names registered to or used by others, nor has any Seller received any notice alleging any such infringement.

     3.22. Eminent Domain

     None of the real estate currently owned by Sellers and included in the Acquired Assets is subject to, nor has any Seller received any notice from any Governmental Entity concerning or threatening condemnation proceedings or the taking of said real estate, or any portion thereof, by eminent domain.

     3.23. No Discrimination.

     Except as set forth in Section 3.23 of the Seller Disclosure Schedule, no Sellers nor any employee of Sellers working in the Business has committed any unfair labor practices nor have Sellers or the employees of Sellers working in the Business discriminated against any employee or any other person whether or not an employee, based on that employee's or person's age, race, creed, color, sex, religion, handicap, or disability, and none of Sellers has received any complaints or notices from any employee, other persons, or any governmental authority alleging any such act. No Seller has permitted a hostile environment to exist at any of its offices or construction sites located in the Business Territory.

     3.24. No Moratoria.

     There does not exist, nor to the best knowledge of Zaring is there threatened, any moratoria in any area in which Sellers' Inventory or Work in Progress is currently located that would prevent or delay Purchaser from obtaining any utility service, building permit, certificate of occupancy, subdivision approval, or any other approval or service needed to efficiently carry out the business of Purchaser.

     3.25. No Defective Soil Conditions.

     Except as listed on Section 3.25 of the Seller Disclosure Schedule, to the knowledge of Zaring, there are no defects or conditions of the soil which will materially adversely affect the construction of houses on any Inventory or Work in Progress currently owned by Sellers nor on any real estate previously sold by Sellers in the Business Territory, and the soil conditions of each such tract of real estate, whether now owned or previously sold, will support the improvements located thereon or proposed to be located thereon for the foreseeable life of said improvements, without the need for unusual excavations, fill, footings or other installations.

     3.26. Lot Purchase Contracts

     Each Seller is current in meeting all of its lot pickup obligations under all of its lot purchase agreements included in the Acquired Assets.

     3.27. Workmanlike Condition; Compliance with Codes.

     All houses and other improvements constructed by Sellers in the Business Territory during the two (2) year period immediately prior to the Closing have, to the knowledge of Zaring, been constructed in a good and workmanlike manner, using good and quality materials and in a manner that complied in all material respects with all applicable codes and safety regulations.

     3.28. No Fraudulent Conveyances.

     The consummation of the transactions contemplated by this Agreement, including but not limited to the conveyance of the Acquired Assets, will not result in either Seller becoming insolvent, either in the sense of not being able to pay and discharge its debts and other obligations in the ordinary course as they become due or in the sense of having net assets that, in the aggregate, are exceeded in amount by that Seller's net liabilities. The conveyance by Sellers of the Acquired Assets to Purchaser will not constitute a fraudulent conveyance or transfer. Sellers acknowledge that the Purchase Price being paid by Purchaser is fair and adequate consideration and reasonably equivalent value for the Acquired Assets.

     3.29. Radon Gas.

     To the knowledge of Zaring, no house included in the Inventory now contains, nor does any house sold by Sellers during the five-year period prior to the Closing Date contain, any high levels and/or dangerous levels of radon gas.

     3.30. Real Estate Taxes Associated with Agricultural Use.

     None of the real estate included in the Inventory and/or the Work in Progress is subject to a future increase in real estate Taxes or the collection of past due Taxes resulting from the conversion of said real estate from agricultural uses to another use.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers and agrees that:

     4.1. Organization, Existence and Good Standing of Purchaser.

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Purchaser has all necessary corporate and other power and authority to own its properties and assets and to carry on its business as presently conducted. Purchaser is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing has not and is not reasonably likely to, either individually or in the aggregate, prevent, impair or materially delay the ability of Purchaser to consummate any of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, or the other transactions contemplated hereby.

     4.2. Authority Relative to This Agreement.

     Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions so contemplated. Each of this Agreement and the other ancillary agreements, certificates, instruments of conveyance and other documents executed and delivered by Purchaser in connection with this Agreement (collectively, the "Purchaser Transaction Documents") has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by Sellers) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3. No Conflict.

     Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by Section 4.4 and assuming that Purchaser has, on the Closing Date, sufficient capital on hand and/or written financing commitments of third parties pursuant to Section 4.6 hereof, the execution and delivery of this Agreement and the Purchaser Transaction Documents and the consummation by Purchaser of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, and the other transactions contemplated hereby by Purchaser will not: (a) violate any provision of the Articles of Incorporation or Bylaws of

Purchaser; (b) violate any statute, rule, regulation, order or decree of any public body or authority or other Governmental Entity by which Purchaser or any of its properties or assets may be bound; or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, excluding from the foregoing clauses (b) and
(c) violations, breaches and defaults that, either individually or in the aggregate, would not either prevent, impair or materially delay the consummation of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, or the other transactions contemplated hereby.

     4.4. Required Filings and Consents.

     No filing or registration with, or authorization, consent or approval of, or notification to any Governmental Entity is required by Purchaser in connection with the execution and delivery of this Agreement and the Purchaser Transaction Documents by Purchaser or the consummation by Purchaser of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, or the other transactions contemplated hereby, except such consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, either individually or in the aggregate, would not either prevent, impair or materially delay the ability of Purchaser to consummate any of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, or the other transactions contemplated hereby.

     4.5. Absence of Litigation.

     There is: (a) no claim, action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or any properties, assets or rights of Purchaser before any Governmental Entity; and
(b) no outstanding judgment, order, writ, injunction or decree of any Governmental Entity to which Purchaser or any of its properties, assets or rights was or is a party or subject, except in the case of clauses (a) and (b) above, such as could not reasonably be expected to prevent, impair or materially delay consummation of the purchase of the Acquired Assets, including the assumption of the Assumed Liabilities, or the other transactions contemplated hereby, or otherwise prevent, impair or materially delay Purchaser from performing any of its obligations under this Agreement.

     4.6. Financing.

     By the Closing Date, Purchaser will have sufficient capital on hand and/or written financing commitments of third parties to enable Purchaser to pay on the Closing Date and thereafter, as applicable (subject to the terms and conditions of this Agreement), the Cash Payment in cash without any delay for any reason and to make all other necessary payments of fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement.

     4.7. Brokerage and Finder Fees.

     Purchaser shall be solely responsible for any and all brokerage fees, finders fees or commissions with respect to the execution of this Agreement and/or the transactions hereby contemplated due to brokers, finders or others engaged or retained by Purchaser.

                                   ARTICLE 5.

                                   COVENANTS

     5.1. Acquisition Proposals.

     After the date of this Agreement and prior to the Closing, Sellers jointly and severally agree that:

          (a) none of the Sellers shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the Acquired Assets or any equity securities of any of the Sellers, other than the transactions contemplated by this Agreement and dispositions of the

     Excluded Assets (or any of them) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (b) it will use its best efforts not to permit any of its officers, managers, employees, agents or financial advisors to engage in any of the activities described in Section 5.1(a);

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 5.1(b) of the obligations undertaken in this Section 5.1; and

          (d) it will notify Purchaser immediately if any Seller receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that nothing contained in this
     Section 5.1 shall prohibit Zaring Board of Directors from: (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that: (A) the Zaring Board of Directors determines in good faith that failure to do so would breach its duties to Zaring shareholders imposed by Ohio law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Zaring provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (C) subject to any confidentiality agreement with such person or entity (which Zaring determined in good faith was required to be executed in order for the Zaring Board of Directors to comply with its duties to Zaring shareholders imposed by Ohio law), Zaring keeps Purchaser informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.1 shall: (x) permit Zaring to terminate this Agreement (except as specifically provided in Article 9 hereof); (y) permit Zaring to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Zaring shall not enter into an agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)); or (z) affect any other obligation of Sellers under this Agreement; provided, however, that, subject to the provisions of Section 9.2, the Zaring Board of Directors may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Zaring Board of Directors determines in good faith to be more favorable to Zaring's shareholders from a financial point of view than the transactions contemplated by this Agreement and which the Zaring Board of Directors determines is reasonably capable of being consummated.

     5.2. Conduct of Sellers' Business Pending Closing.

     Prior to the Closing, except as: (i) contemplated by this Agreement; (ii) set forth in Schedule 5.2 attached hereto and incorporated herein, or (iii) consented to in writing by Purchaser, Sellers shall conduct their business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the Ordinary Course of Sellers' Business, Sellers shall:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (b) confer on a regular basis with one or more representatives of Purchaser to report operational matters of materiality and, subject to
     Section 5.1, any proposals to engage in material transactions not otherwise expressly permitted under Section 5.2;

          (c) promptly notify Purchaser of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets (including, without limitation, the Acquired Assets), liabilities, or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at January 1, 2000, except as may be required by the SEC, applicable law or GAAP;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Sellers notifies Purchaser that it is availing itself of such extensions;

          (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of the Acquired Assets, individually or in the aggregate, except for sales, leases or mortgages of the Acquired Assets in the Ordinary Course of Sellers' Business;

          (h) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement without the prior written approval of Purchaser, which approval shall not be unreasonably withheld or denied (it being understood that it is the intent of the parties to avoid, to the extent practicable, the termination of this Agreement pursuant to this Article 9 hereof);

          (i) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity; and,

          (j) except for purchases required under contracts in effect on the date hereof, not acquire, purchase or otherwise obtain the right to ownership or possession of additional parcels of real property for development or other use in the Business provided, however, that Sellers may, with Purchaser's prior written consent, acquire, purchase or otherwise obtain the right to ownership or possession of additional parcels of real property under contracts currently under negotiation and listed on Schedule 5.2(j) attached hereto and incorporated herein.

     5.3. Other Actions.

     Each of Sellers, on the one hand, and Purchaser, on the other hand, shall not take, any action that would result in: (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue; (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect; or (iii) except as contemplated by Section 5.1, any of the conditions to the transactions contemplated hereby set forth in Article 7 not being satisfied.

                                   ARTICLE 6.

                             ADDITIONAL AGREEMENTS

     6.1. Preparation of Proxy Statement; Shareholder Meeting.

     (a) Promptly following the date of this Agreement, Zaring shall prepare a proxy statement (the "Proxy Statement") required to be distributed to holders of Zaring common stock in connection with the transactions contemplated by this Agreement and include therein the recommendation of Zaring's Board of Directors that the shareholders of Zaring vote in favor of the approval and adoption of this Agreement and in favor of an amendment to Zaring's Articles of Incorporation to change the corporate name of Zaring to First Cincinnati, Inc. ("Name Change Amendment"); provided, however, that Zaring's Board of Directors may fail to make or may withdraw or modify such recommendation, if, in accordance with Section 5.1, Zaring's Board of Directors recommends a Superior Proposal. Zaring shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. Purchaser will cooperate with Zaring in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to Zaring any and all information regarding Purchaser as may be required to be disclosed therein. Zaring will use reasonable best efforts to cause the Proxy Statement to be mailed to Zaring's shareholders as promptly as practicable.

     (b) All filings with the SEC and all mailings to Zaring's shareholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement, shall be subject to the prior review, comment and approval of Purchaser (and such approval shall not be unreasonably withheld or delayed).

     (c) Zaring shall, as promptly as practicable following the date of this Agreement and in consultation with Purchaser, duly call and give notice of, and, provided that this Agreement has not been terminated, convene and hold, a meeting of Zaring's shareholders for the purpose of approving this Agreement, the Name Change Amendment and the transactions contemplated by this Agreement to the extent required by Ohio Law (the "Zaring Shareholders' Meeting"). Zaring will use reasonable best efforts to hold such meeting as soon as practicable after the date hereof.

     6.2. HSR Act.

     As promptly as practicable after the date of this Agreement, Zaring, Zaring LLC, Zaring Homes and Purchaser shall file notifications under the HSR Act in connection with the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     6.3. Access to Information; Confidentiality.

     (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, each Seller shall afford to the officers, employees, accountants, counsel and other representatives of Purchaser reasonable access during such company's normal business hours, during the period to the earlier of the termination of this Agreement or the Closing, to the Acquired Assets and its books and records relating to the Acquired Assets, the Business and the Assumed Liabilities and, during such period, each Seller shall furnish promptly to Purchaser all reasonably available information concerning the Acquired Assets, the Business and the Assumed Liabilities as Purchaser may reasonably request.

     (b) Each Seller shall make available to Purchaser the appropriate individuals (including attorneys, accountants and other professionals) for discussion relating to the Acquired Assets, the Business and the Assumed Liabilities as Purchaser may reasonably request. Purchaser shall keep all information obtained under this Section 6.3 confidential in accordance with the terms of the confidentiality letter dated March 17, 2000 (the "Confidentiality Letter") between Purchaser and Zaring.

     6.4. Compliance with Laws.

     Each of Sellers and Purchaser will duly comply with all applicable laws required to be complied with by it to perform its obligations under this Agreement and consummate the transactions contemplated hereby.

     6.5. Best Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, Sellers and Purchaser shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing, from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the transactions contemplated by this Agreement, such consents to be in form reasonably satisfactory to Sellers and Purchaser, and to obtain the release of Sellers under contracts to be assigned to Purchaser hereunder, including Purchaser's good faith consideration of corporate guarantees and other support for Purchaser's assumed obligations under such assigned contracts; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, furnishing all information required to be included in the Proxy Statement. If, at any time after the Closing, any further action is necessary, or desirable to carry out the purpose of this Agreement, the proper officers of Sellers and Purchaser shall take all such necessary action.

     (b) Zaring shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Zaring: (i) if any representation or warranty made by it or its affiliates contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect; or (ii) of the failure by it or its affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreement of the parties or the conditions to the obligations of the parties under this Agreement.

     6.6. Public Announcements.

     Purchaser and Sellers shall consult with each other before issuing any press release with respect to the sale and purchase of the Assets or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ if it has used all commercially reasonable efforts to consult with the other party.

                                   ARTICLE 7.

                             CONDITIONS TO CLOSING

     7.1. Mutual Conditions.

     The respective obligations of each party to this Agreement to consummate and effect the sale and purchase of the Acquired Assets shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          7.1.1. No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the sale and purchase of the Acquired Assets shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the sale and purchase of the Acquired Assets that makes the consummation of the sale and purchase of the Acquired Assets illegal.

          7.1.2. Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity, the absence of which would have a material adverse effect on any Seller or Purchaser or on the Acquired Assets or the Business, specifically including the expiration of the HSR Act waiting period, shall have been obtained or made, except for filings required to be made after the Closing.

          7.1.3. Completion of Scheduled Agreements/Documents; Letter of
     Credit. Within ten (10) business days after execution of this Agreement, all Schedules not completed and accepted on the date of execution by Purchaser and Sellers (acceptance being evidenced only by initialing on the first and last page of each such Schedule) shall have been completed and accepted by Purchaser and Sellers, acceptance not to be unreasonably withheld or delayed. Also within ten (10) business days after execution of this Agreement, Purchaser shall have obtained from a financial institution reasonably acceptable to Sellers a letter of credit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Section 7.1.3 Letter of Credit"). Purchaser shall be the beneficiary of the Section 7.1.3 Letter of Credit. The full Section 7.1.3 Letter of Credit amount shall automatically be drawn by Purchaser on January 31, 2001 unless Purchaser and Sellers shall have

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

     provided the Section 7.1.3 Letter of Credit bank with a joint written statement directing that financial institution not to fund the Section
     7.1.3 Letter of Credit.

     7.2. Conditions to Obligations of Purchaser.

     The obligations of Purchaser to consummate and effect the purchase of the Acquired Assets shall be subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions, any of which may be waived, in writing, exclusively by Purchaser:

          (a) The representations and warranties of Sellers contained herein shall be true in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically related to an earlier date, in which case such representation or warranty shall be true in all respects as of such earlier date) and Sellers shall have performed and compiled in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (b) Purchaser shall have been furnished with a certificate, executed by a duly authorized officer of Zaring, dated as of the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

          (c) Sellers shall have delivered all the Seller Deliverables.

          (d) Purchaser shall, within forty five (45) days from the date of this Agreement, have obtained financing at market rates and on terms and conditions reasonably acceptable to Purchaser from its lenders sufficient in amount to enable Purchaser to consummate the transactions contemplated by this Agreement.

          (e) Zaring Shareholder Approval shall have been obtained as contemplated by Section 6.1, which approval shall include authorization of the Name Change Amendment.

          (f) At least eighty percent (80%) of Sellers' employees in each of the categories set forth on Schedule 7.2(f) attached hereto and incorporated herein shall remain employees of Sellers as of the date of Closing.

          (g) The four (4) key employees listed on Schedule 7.2(g) attached hereto and incorporated herein shall, within seven (7) business days after execution of this Agreement, have accepted employment with Purchaser pursuant to employment agreements or other documents mutually agreeable to Purchaser and such key employee.

          (h) Sellers shall have obtained the consent of their bank lenders to the transactions contemplated by this Agreement by no later than December 31, 2000.

          (i) Sellers shall have obtained the consent to the transactions contemplated by this Agreement of the lot and land sellers and lessees listed on Schedule 7.2(i) attached hereto and incorporated herein by no later than December 31, 2000.

          (j) Sellers have at least one hundred (100) houses under contract in backlog as of the date of Closing having an estimated Margin equal to or in excess of sixteen and 50/100 percent (16.50%).

          (k) Sellers shall have complied with the provisions of Article 6 of the Indiana Uniform Commercial Code to the extent applicable to the transactions contemplated by this Agreement.

          (l) Purchaser shall have, by December 31, 2000, completed its inspection of all market or model houses in Inventory and shall have determined whether to exercise its right (hereby granted by Sellers) to exclude from the Acquired Assets any market or model houses in Inventory with an excavation date earlier than August 1, 2000, which possess major structural defects, or an apparent susceptibility to excess moisture accumulation ("Excluded Houses") (it being understood that Sellers shall, notwithstanding any contrary provisions in the Copyright Transfer Agreement, Trademark Transfer Agreement and Non-Competition Agreements, have the right to market and sell the Excluded Houses after the Closing).

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

     7.3. Conditions to Obligations of Sellers.

     The obligations of Sellers to consummate and effect the sale of the Assets shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, exclusively by
Zaring:

          (a) The representations and warranties of Purchaser contained herein shall be true in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall be true in all respects as of such earlier date) and Purchaser shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) Sellers shall have been furnished with a certificate, executed by duly authorized officers of Purchaser, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

          (c) Purchaser shall have delivered all the Purchaser Deliverables.

          (d) Zaring Shareholder Approval shall have been obtained as contemplated by Section 6.1.

          (e) Sellers shall have obtained the consent of their bank lenders to the transactions contemplated by this Agreement by no later than December 31, 2000.

          (f) Sellers shall have obtained the consent of the parties set forth on Schedule 7.3(f) attached hereto and incorporated herein (and releases from such parties of contractual obligations or liabilities) to the transactions contemplated by this Agreement no later than December 31, 2000.

                                   ARTICLE 8.

       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS;
                                INDEMNIFICATION

     8.1. Survival.

     (a) Notwithstanding any right of Purchaser to investigate the affairs of the Business and the condition of the Acquired Assets, Purchaser has the right to rely upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement. The representations and warranties of Sellers set forth in ARTICLE 3 and of Purchaser set forth in ARTICLE 4 shall terminate and expire on the third anniversary of the Closing Date; provided, however, that the representations and warranties of Sellers in Sections 3.6, 3.9, 3.13, 3.14, 3.15, 3.18, 3.25 and 3.27 shall survive until the tenth anniversary of the Closing Date. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 8.1 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 8.1; provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim.

     (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing.

     8.2. Obligation of Sellers to Indemnify.

     Subject to the limitations set forth in Sections 8.1 and 8.5, Sellers shall, jointly and severally, indemnify, reimburse, defend and hold harmless Purchaser and its directors, officers, employees, shareholders and affiliates, and their respective successors and assigns, from and against any and all claims, losses, liabilities, damages, costs and expenses (including attorneys', accountants', consultants' and experts' fees and expenses) ("Loss") incurred by any of them based upon, arising out of or otherwise in respect of: (i) any inaccuracy in or any breach of any representation or warranty of Sellers (after taking into account the exceptions to such representations and warranties which are set forth in the Seller Disclosure Schedule related to such representations and warranties);
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

(ii) the nonfulfillment on the part of Sellers of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 8.1; and (iii) any Non-Assumed Liability of Sellers. Any amount owed Purchaser as indemnification under this Section 8.2 may be recovered from the funds held by the Escrow Agent pursuant to the Escrow Agreement to the extent that such funds exist and are sufficient in amount.

     In addition, subject to the limitations set forth in Section 8.5, Sellers shall, jointly and severally, to the fullest extent permitted by law, indemnify, reimburse, defend and hold harmless Purchaser and its directors, officers, employees, shareholders and affiliates, and their respective successors and assigns, from and against any Loss incurred by any of them based upon, arising out of or otherwise with respect to: (x) litigation initiated by any Zaring shareholder challenging the transactions contemplated by this Agreement other than litigation based on information in the Proxy Statement that was supplied by Purchaser or based on Purchaser's bad faith, gross negligence or willful misconduct; (y) litigation challenging the transactions contemplated by this Agreement as a fraudulent transfer or fraudulent conveyance or similar violation of laws protecting creditors generally; or (z) litigation in which any former employee of any Seller who becomes an employee of Purchaser is a named defendant and relating to pre-Closing activities of such employee within the scope of that employee's employment with such Seller; provided, that Purchaser shall permit any such named defendant employee to cooperate with and assist Sellers in a reasonable manner in the defense of such litigation (i.e., in a manner that does not materially detract from the performance of that employee's duties to Purchaser).

     8.3. Obligation of Purchaser to Indemnify.

     Subject to the limitations set forth in Sections 8.1 and 8.5, Purchaser shall indemnify, defend and hold harmless Sellers and their respective directors, officers, employees, shareholders and affiliates and their respective successors and assigns from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty of Purchaser; (ii) the nonfulfillment on the part of Purchaser of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 8.1; and
(iii) the Assumed Liabilities.

     8.4. Notice and Opportunity to Defend Against Third Party Claims.

     (a) Promptly after receipt from any third party by either party hereto (the "Indemnitee") of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Sections
8.2 or 8.3 (the "Indemnifying Party"), provided, however, that a failure to give such notice shall not prejudice the Indemnitee's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

     (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. It is of the essence of this Agreement that Seller shall have the opportunity to control the administration and defense of any Asserted Liability for which the Seller is the Indemnifying Party. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within thirty (30) business days following its receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so and the Indemnitee shall cooperate at the expense of the Indemnifying Party, in the compromise of or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, provided, however, that such consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the

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

Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     8.5. Limits on Indemnification.

     No party shall have any right to seek indemnification under this Agreement:
(i) until Losses which would otherwise be indemnifiable hereunder incurred by such party (including Losses incurred by all other indemnitees affiliated with or related to such party) exceed One Hundred Thousand Dollars ($100,000)in the aggregate, after insurance or other recoveries and such party (including such affiliated or related persons) shall only be entitled to be indemnified for Losses in excess of such aggregate amount; (ii) for punitive, special or consequential damages (except where punitive, special or consequential damages are payable to a third party in connection with a third party claim subject to indemnification hereunder); or (iii) in respect of Losses to the extent such Losses result from or arise out of actions taken by Indemnitee or an affiliate, employee, representative or agent thereof after the Closing. After the Closing, the remedies provided by this ARTICLE 8 shall be the sole and exclusive remedy for the parties to this Agreement with respect to any dispute arising from, or related to, this Agreement; provided, however, that Purchaser shall have, in addition to such remedy, distinct and separate enforcement rights and remedies under the Non-Competition Agreements. The "basket" in Section 8.5(i) above shall not be applicable to claims of Purchaser against Sellers for indemnification relating to liabilities included in the Assumed Liabilities that are understated, to assets included in the Acquired Assets that are overstated or to Losses incurred by Purchaser in connection with any litigation initiated by any Zaring shareholder challenging the transactions contemplated by this Agreement or to Losses incurred by Purchaser in connection with any litigation challenging the transactions contemplated by this Agreement as a fraudulent transfer or fraudulent conveyance or similar violation of laws protecting creditors generally or any litigation against former employees of any Seller who become employees of Purchaser, as described in Section 8.2(z) above or to Sections 3.6, 3.13, 3.14 and 3.15, all of which claims, if valid, shall be subject to indemnification on a first dollar, dollar-for-dollar basis. In addition, the "basket" in Section 8.5(i) above shall not be applicable to claims of Purchaser against Sellers for indemnification relating to breaches of Section 3.25 arising at homes included in Work in Progress to the extent that any claim is in excess of Five Thousand Dollars ($5,000) per house included in Work in Progress, i.e., Sellers shall pay on a first dollar, dollar-for-dollar basis claims to the extent that they are in excess of Five Thousand Dollars ($5,000) per house relating to breaches of Section 3.25 arising at houses included in Work in Progress. In no event shall Sellers' aggregate liability for indemnification under this ARTICLE 8 exceed the Purchase Price.

                                   ARTICLE 9.

                       TERMINATION, AMENDMENT AND WAIVER

     9.1. Termination.

     This Agreement may be terminated at any time prior to Closing, whether before or after Zaring Shareholder Approval have been obtained:

          (a) by mutual written consent duly authorized by the Sellers and Purchaser;

          (b) by Purchaser, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Sellers set forth in this Agreement, in either case such that the conditions set forth in
     Section 7.2(a) or Section 7.2(b), as the case may be, would be incapable of being satisfied by January 31, 2001 (or as otherwise extended pursuant to the second proviso to Section 9.1(e));

          (c) by the Sellers, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Purchaser set forth in this Agreement, in either case such that the conditions set forth in
     Section 7.3(a) or Section 7.3(b), as the case may be, would be incapable of being satisfied by January 31, 2001 (or as otherwise extended pursuant to the second proviso to Section 9.1(e));

          (d) by either Purchaser or the Sellers, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

          (e) by either Purchaser or the Sellers, if the transactions contemplated by this Agreement shall not have been consummated before January 31, 2001 as such date may be extended to the Extension Date as provided below; provided, that in the case of termination pursuant to this
     Section 9.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section; and, provided, further, that Sellers shall notify Purchaser in writing by no later than January 5, 2001 if Sellers are, notwithstanding full compliance with Section 6.1 hereof, not able to mail the Proxy Statement to Zaring's shareholders on or before January 5, 2001 and thereby request that Purchaser consent to an extension of the termination date from January 31, 2001 to a date that is thirty (30) days after a date that Sellers represent to Purchaser in such notice and request is the day the Proxy Statement will be mailed ("Extension Date"), which consent may be granted or withheld by Purchaser in its sole discretion by means of a writing delivered within three (3) days after Purchaser's receipt of Sellers' notice. If Purchaser so consents, the January 31, 2001 termination date set forth above shall be extended to the Extension Date;

          (f) by either Purchaser or the Sellers if, upon a vote at a duly held the Zaring Shareholders' Meeting or any adjournment thereof, Zaring Shareholder Approval shall not have been obtained as contemplated by
     Section 6.1;

          (g) by the Sellers, if prior to the conclusion of the tabulation of the votes with respect to the transactions contemplated by this Agreement at the Zaring Shareholders' Meeting, the Zaring Board of Directors shall have withdrawn or modified its approval or recommendation of the transactions contemplated by this Agreement or this Agreement in connection with, or approved, recommended or entered into, a Superior Acquisition Proposal; and

          (h) by Purchaser if: (i) prior to the Zaring Shareholders Meeting, the Zaring Board of Directors shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of the transactions contemplated by this Agreement in connection with, or approved, recommended or entered into, any Superior Acquisition Proposal; or (ii) Zaring shall have entered into a definitive agreement with respect to any Acquisition Proposal.

     9.2. Certain Fees and Expenses.

     If this Agreement shall be terminated pursuant to Sections 9.1(b), 9.1(f), 9.1(g) or 9.1(h), then Sellers will pay Purchaser (provided Sellers were not entitled to terminate this Agreement pursuant to Section 9.1(c) at the time of such termination) a fee equal to the Purchaser Liquidated Damages Amount (as defined below).

     If this Agreement shall be terminated pursuant to Section 9.1(c), then Purchaser will pay Sellers (provided Purchaser was not entitled to terminate this Agreement pursuant to Section 9.1(b) at the time of such termination), an amount equal to the Sellers Liquidated Damages Amount (as defined below).

     Sellers and Purchaser agree that actual damages accruing from a termination of the Agreement pursuant to the subsections of Section 9.1 with respect to which the provisions of Section 9.2 provide for the payment of damages are incapable of precise estimation and would be difficult to prove, that the payment to Purchaser or Sellers, as applicable, of the Purchaser Liquidated Damages Amount or Sellers Liquidated Damages Amount shall constitute liquidated damages, that the rights to the Purchaser Liquidated Damages Amount or Sellers Liquidated Damages Amount stipulated in this Section 9.2 bear a reasonable relationship to the potential injury likely to be sustained in the event of such a termination and that such stipulated rights to liquidated damages are intended by the parties to provide just compensation in the event of such a termination and are not intended to compel performance or to constitute a penalty for nonperformance. Payment of the Purchaser Liquidated Damages Amount by Sellers shall terminate all of Purchaser's rights and remedies at law or in equity against Sellers in respect of a termination of this Agreement pursuant to the subsections of Section 9.1 with respect to which the provisions of Section 9.2 provide for the payment of damages. Payment of the Sellers Liquidated Damages Amount by Purchaser shall terminate all of Sellers' rights and remedies at law or in equity against Purchaser in respect of a termination of this Agreement pursuant to Section 9.1(c). The Purchaser Liquidated Damages Amount shall be paid by Sellers to Purchaser, or Sellers Liquidated Damages Amount, shall be paid by

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

Purchaser to Sellers, in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred.

     The "Purchaser Liquidated Damages Amount" payable to Purchaser by Sellers shall be Three Hundred Thousand Dollars ($300,000), plus the amount of Purchaser's reasonable accounting, attorneys' and other out-of-pocket transaction fees and expenses.

     The "Sellers Liquidated Damages Amount" payable to Sellers by Purchaser shall be Three Hundred Thousand Dollars ($300,000), plus the amount of Sellers' reasonable accounting, attorneys' and other out-of-pocket transaction fees and expenses.

     9.3. Effect of Termination.

     In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become null and void and have no force or effect upon delivery of written notice of the terminating party to the other party hereto, and such termination shall be without any liability or obligation on the part of any party, its affiliates, directors, officers, agents or stockholders, except as set forth in Section 9.2 or ARTICLE 8; provided that the provisions of this Section 9.3, of this ARTICLE 9 and of Sections 10.1, 10.2, 10.6, 10.7,
10.10 and 10.11 shall remain in full force and effect and survive any termination of this Agreement. It is understood that for the purposes of this
Section 9.3 and of Section 9.4, "party" shall mean Sellers, on the one hand, and Purchaser, on the other hand.

     9.4. Amendment; Extension; Waiver.

     At any time prior to the Closing, the parties hereto may: (i) amend this Agreement; (ii) extend the time for the performance of any of the obligations or other acts of the other party hereto; (iii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iv) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the parties hereto or, in the case of any extension or waiver, by the party having such right to waive or extend as set forth in this Section 9.4. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     10.1. Expenses.

     Except as provided in Section 9.2, each of Sellers and Purchaser shall pay all costs and expenses incurred by it or them in connection with this Agreement and the transactions contemplated hereby, whether or not the sale and purchase of the Acquired Assets is consummated. Purchaser shall pay the filing fee required under the HSR Act. Effective until the third anniversary of the Closing Date, Zaring shall maintain its existing directors and officers liability insurance policy or, at its option, shall acquire a "tail" policy for the risks covered by such existing policy through the Closing Date.

     10.2. Notices.

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by commercial delivery service to the parties

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at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) If to Purchaser, to:

       DREES PREFERRED COLLECTION, INC.
        c/o THE DREES COMPANY
        211 Grandview Drive
        Ft. Mitchell, Kentucky
        Attention: David G. Drees, President

          with required copies (which shall not constitute notice) to:

        ARONOFF, ROSEN & HUNT
        Firstar Tower -- 24th Floor
        425 Walnut Street
        Cincinnati, Ohio 45202
        Attention: Stephen R. Hunt, Esq.

          and

        KEATING, MUETHING & KLEKAMP, P.L.L.
        1400 Provident Tower
        One East Fourth Street
        Cincinnati, Ohio 45202
        Attention: Edward E. Steiner, Esq.

        (b) If to Seller, to:

       ZARING NATIONAL CORPORATION
        11300 Cornell Park Drive
        Cincinnati, Ohio 45242
        Attention: Ronald G. Gratz, Vice President and Chief Financial Officer

          with a required copy (which shall not constitute notice) to:

        FROST BROWN TODD LLC
        2500 PNC Center
        201 East Fifth Street
        Cincinnati, Ohio 45202
        Attention: E. Richard Oberschmidt, Esq.

     10.3. Certain Definitions.

     For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership, limited liability company or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

          (b) "business day" means any day other than a day on which banks in Cincinnati, Ohio are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge of Zaring" means actual knowledge after due inquiry of senior management of Zaring, Zaring LLC or Zaring Homes;

          (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group;

          (f) "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind, in the nature of taxes, payable to any federal state, local or foreign taxing authority, including, without limitation: ,(i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes; and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and,

          (g) "Tax Returns" means returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

Unless otherwise indicated, when a reference in this Agreement is made to a Section, Article, paragraph or clause, such reference shall be to a Section or Article, or a paragraph or clause within such Section or paragraph, of this Agreement. Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

     10.4. Headings.

     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5. Severability.

     If any term or other provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and the application of such term or provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree to replace such term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term or provision.

     10.6. Entire Agreement.

     This Agreement constitutes the entire agreement and supersedes all prior and contemporaneous agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by means of a writing executed by each of the parties hereto.

     10.7. Assignment.

     This Agreement may not be assigned by Sellers or Purchaser, by operation of law or otherwise, without the prior written consent of the other parties hereto except that Purchaser may assign its rights under this Agreement to a wholly owned subsidiary entity without Sellers' consent but no such assignment shall relieve Purchaser of any of its obligations hereunder.

     10.8. Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     10.9. Failure or Indulgence Not Waiver; Remedies Cumulative; Specific Performance.

     No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except as otherwise provided herein. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.10. Governing Law; Venue; Waiver of Trial by Jury.

     This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of Ohio, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Ohio or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Ohio.

     All suits, actions or proceedings seeking interim or provisional relief hereunder pursuant to Section 10.11(d) shall be heard and determined in any state or federal court of competent jurisdiction sitting in Hamilton County, Ohio and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and further irrevocably waives, to the extent it may effectively due so, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding and any objection to any such suit, action or proceeding whether on grounds of venue, residence or domicile. The parties irrevocably waive any right to trial by jury in any such suit, action or proceeding.

     10.11. Arbitration.

     The parties hereto hereby irrevocably and unconditionally agree that:

          (a) Any controversy or claim arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including (but not limited to) a claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration in accordance with Ohio's statutory arbitration procedures and under the auspices of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy with respect to the Non-Competition Agreement or otherwise shall not constitute a waiver of the right of any party, including the claimant, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b) The party requesting arbitration (the "Claimant") shall promptly select one (1) arbitrator, and the other party to such arbitration (the "Respondent") shall also promptly select one (1) arbitrator. The arbitrator selected by the Claimant and the arbitrator selected by Respondent shall, with ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality.

          (c) The place of arbitration shall be Cincinnati, Ohio.

          (d) Any party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

          (e) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within sixty (60) days following the appointment of the arbitrators.

     10.12. Counterparts.

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     10.13. Rules of Construction.

     The parties hereto agree that they have each been represented by counsel during the negotiation and execution of this Agreement and the other documents executed and delivered in connection herewith and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.14. Records.

     After the Closing, Sellers and Purchaser shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective Tax returns, including any review thereof, and for any other reasonable purpose. Such books and records shall be retained for a period of six (6) years; provided, however, that after three (3) years any portion of such books and records may be destroyed in whole or in part, by the party in possession thereof upon thirty (30) days' notice to the other party, unless the party to whom such notice is given shall object, in which event the party in possession shall either continue to retain such records or the objecting party shall be given such records in lieu of destruction thereof.

     10.15. Leased Property.

     Without limiting the generality of Section 2.4, after the Closing, Sellers and Purchaser each agree to take any and all further action reasonably necessary or desirable to: (i) obtain all consents necessary to substitute Purchaser as the "lessee" under all personal property leases included in the Acquired Assets;
(ii) allow Purchaser to assume all of Sellers' obligations with respect to such personal property leased pursuant to such agreements; and (iii) determine the amount payable by Purchaser to Sellers with respect to all such personal property and agreements before the consents and assumptions described above can be obtained. Sellers and Purchaser further each agree to use their respective reasonable best efforts to obtain the release of Sellers under such personal property leases, including good faith consideration of corporate guarantees and other support for Purchaser's assumed obligations under such personal property leases.

     10.16. Replacement Letters of Credits/Deposits.

     Without limiting the generality of Section 2.4, at the time of the Closing Purchaser shall take all actions reasonably necessary to replace those letters of credit, development/insurance bonds and/or deposits set forth on Schedule
10.16 attached hereto and incorporated herein relating to the Land Purchase Agreement and other lot purchase contracts included in the Acquired Assets or to Work in Progress.

     10.17. Employment Matters.

     As to the persons employed in the Business prior to the Closing Date to whom Purchaser on or about the Closing Date offers employment and who accept such offer of employment, Purchaser shall assume the accrued vacation pay liability (as recorded on Sellers' books) for such persons and receive a credit therefor in the computation of the Purchase Price. Any such persons employed by Purchaser shall be employed on Purchaser's general terms and conditions of employment or pursuant to a written employment agreement, as the case may be.

     IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ZARING NATIONAL CORPORATION

                                          By:
                                            ------------------------------------
                                            Ronald G. Gratz
                                            Vice President and Chief Financial
                                              Officer

                                          ZARING HOMES OF INDIANA, LLC

                                          By: ZARING HOMES, INC.,
                                            Its Authorized Member

                                          By:
                                            ------------------------------------
                                            Ronald G. Gratz
                                            Vice President and Chief Financial
                                              Officer

                                          ZARING HOMES, INC.

                                          By:
                                            ------------------------------------
                                            Ronald G. Gratz
                                            Vice President and Chief Financial
                                              Officer

                                          DREES PREFERRED COLLECTION, INC.

                                          By:
                                            ------------------------------------
                                            David G. Drees
                                            President

                                                                       EXHIBIT B

                     CHAPTER 1701: GENERAL CORPORATION LAW


                       ORC ANN. 1701.85 (BALDWIN'S 2000)


1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.


     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.


     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.


     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.


     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

     (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

     (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.


     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.



     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                      APPENDIX I



                                 UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Report) December 15, 2000



                          ZARING NATIONAL CORPORATION


             (Exact Name of Registrant as Specified in Its Charter)



                  OHIO                                 333-22679                             31-1506058
     (State or Other Jurisdiction of           (Commission File Number)         (I.R.S. Employer Identification No.)
             Incorporation)



          11300 CORNELL PARK DRIVE, SUITE 500, CINCINNATI, OHIO 43215


              (Address of Principal Executive Offices) (Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (513) 489-8849


         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE



     The Company previously announced its plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments. As a result, the Company will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. The Company is filing with this Form 8-K selected financial data for the continuing operations of the Company as of and for the years ended December 31, 1995 through 1999, selected quarterly data for the 1998 and 1999 quarters and restated financial statements which reflect the discontinued operations of its Zaring Homes, Hearthside and Zaring Financial Services segments, including consolidated balance sheets as of December 31, 1999 and 1998, consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997, consolidated statements of shareholders' equity for the years ended December 31, 1999, 1998 and 1997, and consolidated statements of cash flows for the years ended December 31, 1999, 1998 and 1997.



     On December 1, 2000, the Company received a letter from the Associate Director of Nasdaq Listing Qualifications indicating that the Company no longer complied with the minimum quantitative requirements of eligibility for the listing of its shares on The NASDAQ SmallCap Market. The Company was given until December 15, 2000 to file a plan "to achieve and sustain compliance with all The NASDAQ SmallCap Market listing requirements." The Company does not intend to file such a plan as requested and anticipates that its shares will subsequently be delisted from The NASDAQ SmallCap Market. The Company expects that its shares will become listed and traded on the over-the-counter electronic bulletin boards.



     On November 29, 2000, Robert N. Sibcy resigned as a director of the
Company.



ITEM 7.  FINANCIAL STATEMENTS EXHIBITS



(c) Exhibits.

10.28  Exhibit 10.28 Loans and Security Agreement between First
       Cincinnati Leasing 2000 LLC and the Huntington National Bank
10.29  Exhibit 10.29 Promissory note between First Cincinnati
       Leasing 2000 LLC and the Huntington National Bank
10.30  Exhibit 10.30 First Amendment to Third Amended and Restated
       Credit Agreement by and among Zaring Homes, Inc., Zaring
       Holdings, Inc., Hearthside Homes, LLC, Zaring National Land
       Holding Corporation, Zaring National Homes Holding
       Corporation and Zaring Leasing, LLC, as Borrowers and
       Guarantors, Zaring National Corporation, Zaring Homes of
       Indiana L.L.C. and Zaring Homes Kentucky, LLC, as
       Guarantors, the banks party hereto, Bank of America, N.A.
       and Bank One, NA as co-agents and PNC Bank, National
       Association, as agent, dated as of September 29, 2000
10.31  Exhibit 10.31 Second Amendment to Third Amended and Restated
       Credit Agreement by and among Zaring Homes, Inc., Zaring
       Holdings, Inc., Hearthside Homes, LLC, Zaring National Land
       Holding Corporation, Zaring National Homes Holding
       Corporation and Zaring Leasing, LLC, as Borrowers and
       Guarantors, Zaring National Corporation, Zaring Homes of
       Indiana L.L.C. and Zaring Homes Kentucky, LLC, as
       Guarantors, the banks party hereto, Bank of America, N.A.
       and Bank One, NA as co-agents and PNC Bank, National
       Association, as agent, dated as of October 10, 2000
10.32  Exhibit 10.31 Third Amendment to Third Amended and Restated
       Credit Agreement by and among Zaring Homes, Inc., Zaring
       Holdings, Inc., Hearthside Homes, LLC, Zaring National Land
       Holding Corporation, Zaring National Homes Holding
       Corporation and Zaring Leasing, LLC, as Borrowers and
       Guarantors, Zaring National Corporation, Zaring Homes of
       Indiana L.L.C. and Zaring Homes Kentucky, LLC, as
       Guarantors, the banks party hereto, Bank of America, N.A.
       and Bank One, NA as co-agents and PNC Bank, National
       Association, as agent, dated as of November 1, 2000

10.33  Exhibit 10.33 Fourth Amendment to Third Amended and Restated
       Credit Agreement, December 5, 2000 by and among Zaring
       Homes, Inc., Zaring Holdings, Inc., Hearthside Homes, LLC,
       Zaring National Land Holding Corporation, Zaring National
       Homes Holding Corporation and Zaring Leasing, LLC, as
       Borrowers and Guarantors, Zaring National Corporation,
       Zaring Homes of Indiana L.L.C. and Zaring Homes Kentucky,
       LLC, as Guarantors, the banks party hereto, Bank of America, N.A. and Bank One, NA as co-agents and PNC Bank, National
       Association, as agent, dated as of December 5, 2000

SELECTED FINANCIAL DATA



     The Company has announced formal plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. Accordingly, the results of operations include the results of the Zaring Homes, Hearthside, Zaring Financial Services and Majority Shareholder LLC segments as discontinued operations.



     The following tables set forth Selected Financial Data for the continuing operations of the Company as well as financial data related to the discontinued operations of Zaring Homes, Hearthside Homes, Zaring Financial Services and the Majority Shareholder LLCs. This information should be read in conjunction with the financial statements of the Company and Management's Discussion and Analysis of the Financial Condition and Results of Operations, each included elsewhere in this Form 8-K. The financial statements of the Company have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As a result of factors noted elsewhere in this document, there are no assurances the Company can continue as a going concern.



                            SELECTED FINANCIAL DATA


                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                           AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                            1999       1998       1997       1996       1995
                                           -------    -------    -------    -------    -------
BALANCE SHEET DATA
Total Assets.............................  $70,201    $69,670    $53,765    $48,681    $44,311
Net Assets of Discontinued Operations....  $20,598    $21,719    $30,918    $48,681    $44,311
Notes Payable............................  $24,855    $22,082    $    --    $    --    $    --
Subordinated Debt........................  $ 9,000    $    --    $    --    $    --    $    --
Total Liabilities........................  $43,158    $26,887    $ 3,035    $    --    $    --
Shareholders' Equity.....................  $27,043    $42,783    $50,730    $48,681    $44,311

                                                                   YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------
                                                  1999          1998          1997         1996          1995
                                                --------       -------       ------       -------       -------
STATEMENT OF OPERATIONS DATA
Net Revenues(1)..............................   $ 20,551       $12,411       $8,209       $    --       $    --
Cost Of Sales................................     19,451        10,724        6,920            --            --
Asset Impairment.............................        753         5,674           --            --            --
Interest.....................................      3,255         2,598          312            --            --
Selling, General and Administrative
  Expenses...................................     16,274        14,830        5,183         1,269         1,392
                                                --------       -------       ------       -------       -------
Operating Loss...............................    (19,182)      (21,415)      (4,206)       (1,269)       (1,392)
Other Income (Expense).......................         78           112           --            --            --
                                                --------       -------       ------       -------       -------
Loss Before Minority Interest and Income
  Taxes......................................    (19,104)      (21,303)      (4,206)       (1,269)       (1,392)
Minority Interest............................      2,406           263           76            --            --
                                                --------       -------       ------       -------       -------
Loss from Continuing Operations Before Income
  Taxes......................................    (16,698)      (21,040)      (4,130)       (1,269)       (1,392)
Benefit For Income Taxes.....................     (2,688)       (8,184)      (1,615)         (485)         (539)
                                                --------       -------       ------       -------       -------
Loss from Continuing Operations..............    (14,010)      (12,856)      (2,515)         (784)         (853)
Net Income (Loss) from Discontinued
  Operations.................................     (1,730)        6,490        4,567         5,611         5,133
                                                --------       -------       ------       -------       -------
Net Income (Loss)............................   $(15,740)      $(6,366)      $2,052       $ 4,827       $ 4,280
                                                ========       =======       ======       =======       =======
Loss Per Share From Continuing Operations....   $  (3.05)      $ (2.71)      $(0.53)      $ (0.16)      $ (0.18)
Earnings (Loss) Per Share From Discontinued
  Operations.................................      (0.38)         1.37         0.96          1.17          1.06
                                                --------       -------       ------       -------       -------
Earnings (Loss) Per Share....................   $  (3.43)      $ (1.34)      $ 0.43       $  1.01       $  0.88
                                                ========       =======       ======       =======       =======
Weighted Average Shares Outstanding..........      4,591         4,737        4,781         4,779         4,850
                                                ========       =======       ======       =======       =======



                            SELECTED OPERATING DATA


                             (DOLLARS IN THOUSANDS)



                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                    1999       1998       1997     1996    1995
                                                   -------    -------    ------    ----    ----
RETAIL DISTRIBUTION MANUFACTURED HOMES
Operating Data (Units):
  New Orders(2)..................................      390        366       180    --      --
  Closings(1)....................................      356        239       208    --      --
  Backlog(3)(5)..................................      201        167        40    --      --
Average Revenue Per Closing......................  $    58    $    52    $   41    --      --
Sales Value Of Backlog...........................  $15,801    $10,889    $2,365    --      --

                       SELECTED QUARTERLY FINANCIAL DATA


                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                                    THREE MONTHS ENDED
                                                      ----------------------------------------------
                                                      DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                        1999        1999         1999        1999
                                                      --------    ---------    --------    ---------
INCOME STATEMENT DATA:
Net Revenues(1).....................................  $  5,479     $4,858       $5,641      $ 4,573
Cost Of Sales.......................................     6,027      4,495        5,039        3,890
Asset Impairment....................................       753         --           --           --
Interest............................................       886        672          721          976
Selling, General and Administrative Expenses........     4,791      4,220        3,708        3,555
                                                      --------     ------       ------      -------
Operating Loss......................................    (6,978)    (4,529)      (3,827)      (3,848)
Other Income (Expense)..............................        (4)        27           36           19
                                                      --------     ------       ------      -------
Loss Before Minority Interest and Income Taxes......    (6,982)    (4,502)      (3,791)      (3,829)
Minority Interest...................................     1,191        616          542           57
                                                      --------     ------       ------      -------
Loss From Continuing Operations
     Before Income Taxes............................    (5,791)    (3,886)      (3,249)      (3,772)
Provision (Benefit) For Income Taxes................       445       (838)        (856)      (1,439)
                                                      --------     ------       ------      -------
Loss from Continuing Operations.....................    (6,236)    (3,048)      (2,393)      (2,333)
Income (Loss) from Discontinued Operations:
     Loss of entry level home segment, net of tax...    (3,537)      (304)        (428)        (261)
     Income (loss) of luxury site built home
       segment, net of tax..........................    (3,465)     3,348        2,738          228
     Income (loss) of financial services segment,
       net of tax...................................       (98)        30          (16)          35
                                                      --------     ------       ------      -------
Net Income (Loss)...................................  $(13,336)    $   26       $  (99)     $(2,331)
                                                      ========     ======       ======      =======
Loss Per Share From Continuing Operations...........  $  (1.36)    $(0.66)      $(0.52)     $ (0.51)
Earnings (Loss) Per Share From Discontinued
  Operations........................................     (1.54)      0.67         0.50           --
                                                      --------     ------       ------      -------
Earnings (Loss) Per Share...........................  $  (2.90)    $ 0.01       $(0.02)     $ (0.51)
                                                      ========     ======       ======      =======
Weighted Average Shares Outstanding.................     4,591      4,591        4,591        4,591
                                                      ========     ======       ======      =======

                                                                           THREE MONTHS ENDED
                                                         -------------------------------------------------------
                                                         DEC. 31,       SEPT. 30,       JUNE 30,       MARCH 31,
                                                           1998           1998            1998           1998
                                                         --------       ---------       --------       ---------
INCOME STATEMENT DATA:
Net Revenues(1).......................................   $  4,892        $4,542          $2,047         $   930
Cost Of Sales.........................................      4,255         3,837           1,845             787
Asset Impairment......................................      5,674            --              --              --
Interest..............................................        811         1,074             469             244
Selling, General and Administrative Expenses..........      4,993         3,654           3,493           2,690
                                                         --------        ------          ------         -------
Operating Loss........................................    (10,841)       (4,023)         (3,760)         (2,791)
Other Income (Expense)................................       (135)           70             116              61
                                                         --------        ------          ------         -------
Loss Before Minority Interest and Income Taxes........    (10,976)       (3,953)         (3,644)         (2,730)
Minority Interest.....................................         20            60             102              81
                                                         --------        ------          ------         -------
Loss From Continuing Operations Before Income Taxes...    (10,956)       (3,893)         (3,542)         (2,649)
Benefit For Income Taxes..............................     (4,137)       (1,550)         (1,415)         (1,082)
                                                         --------        ------          ------         -------
Loss from Continuing Operations.......................     (6,819)       (2,343)         (2,127)         (1,567)
Income (Loss) from Discontinued Operations:
  Income (loss) of entry level home segment, net of
     tax..............................................        (66)           (7)           (166)             20
  Income (loss) of luxury site built home segment, net
     of tax...........................................      1,112         2,913           2,252             435
  Income (loss) of financial services segment, net of
     tax..............................................         (3)           --              --              --
                                                         --------        ------          ------         -------
Net Income (Loss).....................................   $ (5,776)       $  563          $  (41)        $(1,112)
                                                         ========        ======          ======         =======
Loss Per Share From Continuing Operations.............   $  (1.46)       $(0.49)         $(0.45)        $ (0.33)
Earnings Per Share From Discontinued Operations.......       0.22          0.61            0.44            0.10
                                                         --------        ------          ------         -------
Earnings (Loss) Per Share.............................   $  (1.24)       $ 0.12          $(0.01)        $ (0.23)
                                                         ========        ======          ======         =======
Weighted Average Shares Outstanding...................      4,655         4,752           4,765           4,776
                                                         ========        ======          ======         =======

                            SELECTED OPERATING DATA
                                    (UNITS)



                                                                     THREE MONTHS ENDED
                                                       ----------------------------------------------
                                                       DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                         1999        1999         1999        1999
                                                       --------    ---------    --------    ---------
RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)........................................     96          106          64          124
Closings(1)..........................................     94           83         102           77
Backlog(3)...........................................    201          199         176          214



                                                                     THREE MONTHS ENDED
                                                       ----------------------------------------------
                                                       DEC. 31,    SEPT. 30,    JUNE 30,    MARCH 31,
                                                         1998        1998         1998        1998
                                                       --------    ---------    --------    ---------
RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)........................................     76          127          90          73
Closings(1)..........................................     97           82          41          19
Backlog(3)...........................................    167          188         143          94


---------------


(1)Revenue from a sale is recognized upon the closing of the sale.



(2)New orders represent total new home orders received during the period, net of cancellations.



(3)Backlog includes new orders that have not yet closed.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



     The following should be read in conjunction with the audited consolidated financial statements of Zaring National Corporation including the respective notes thereto, all of which are included in this Form 8-K.



OVERVIEW



     The Company has plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. Accordingly, the continuing operations will consist of HomeMax, Inc. (retail distribution manufactured homes) and its parent Zaring National Corporation (corporate). The results of operations also include the results of the Zaring Homes, Hearthside, Zaring Financial Services and Majority Shareholder LLC segments as discontinued operations.



     The Company's business and the manufactured housing industry are subject to changes in national and local economic conditions, as well as other factors, including employment levels, availability of financing, interest rates, consumer confidence and housing demand. The Company's results of continuing operations for the periods presented include retail distribution manufactured homes and reflect, among others, the cyclical nature of that industry.



     The Company reported consolidated net revenues from continuing operations of $20.5 million for the year ending December 31, 1999 compared to $12.4 million in 1998, an increase of $8.1 million or 65.6%. The net loss from continuing operations for 1999 was $(14.0) million or $(3.05) per share, compared to a net loss of $(12.9) million or $(2.71) per share in 1998.



     The Company reported consolidated net revenues from continuing operations of $12.4 million for the year ending December 31, 1998 compared to $8.2 million in 1997, an increase of $4.2 million or 51.2%. The net loss from continuing operations for 1998 was $(12.9) million or $(2.71) per share, compared to a net loss of $(2.5) million or $(0.53) per share in 1997.



     Sales of the Company's homes generally are made pursuant to a standard sales contract, which requires a down payment of approximately 2% to 20% of the sales price. The standard sales contract typically includes a financing contingency that permits the purchaser to cancel if financing is unattainable within a specified period, usually less than six weeks. The contract may also include other contingencies such as the sale of an existing house.



Although the Company believes that substantially all backlog at December 31, 1999 will be completed and closed during 2000, there can be no assurance that such closings will occur. The Company experienced cancellations of its contracts from continuing operations at a rate of 71.2% and 58.2% during 1999 and 1998, respectively. Cancellations fluctuate due to, among others, buyer's expectations of mortgage interest rates and their ability to obtain the appropriate amount of financing. Trends in the Company's backlog are subject to change from period to period based upon economic conditions including consumer confidence levels, interest rates, and the availability of mortgages.

     Management has organized the Company in operating segments by the types of products offered. The following tables set forth for the years indicated, financial information regarding the Company's operating segments:



                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1999       1998       1997
                                                              --------    -------    ------
HOMEMAX
Retail Distribution Manufactured Homes
  Revenues..................................................  $ 20,551    $12,411    $8,209
  Cost Of Sales.............................................    19,451     10,724     6,920
  Asset Impairment..........................................       753      5,674        --
  Interest..................................................     1,568      1,807       312
  Selling, General and Administrative.......................    11,688     11,704     3,370
                                                              --------    -------    ------
  Operating Loss............................................   (12,909)   (17,498)   (2,393)
  Other Income (Expense)....................................        43         (5)      (28)
  Minority Interest.........................................     2,406        263        76
                                                              --------    -------    ------
  Pretax Retail Distribution Loss...........................   (10,460)   (17,240)   (2,345)
CORPORATE
  Interest..................................................     1,687        790        --
  General and Administrative................................     4,551      3,010     1,785
                                                              --------    -------    ------
       Loss Before Income Taxes and Discontinued
          Operations........................................   (16,698)   (21,040)   (4,130)
  Benefit For Income Taxes..................................    (2,688)    (8,184)   (1,615)
                                                              --------    -------    ------
  Net Loss Before Discontinued Operations...................   (14,010)   (12,856)   (2,515)
  Income (Loss) From Discontinued Operations, Net of Tax....    (1,730)     6,490     4,567
                                                              --------    -------    ------
       Net Income (Loss)....................................  $(15,740)   $(6,366)   $2,052
                                                              ========    =======    ======



     Other pertinent information regarding the Company's segment operations are as follows:



                                                                HOMEMAX
                                                                 RETAIL
                                                              DISTRIBUTION    CORPORATE     TOTAL
                                                              ------------    ---------    -------
Segment Assets:
  1999......................................................    $24,004        $18,432     $42,436
  1998......................................................     23,152         10,671      33,823
  1997......................................................     12,044          6,643      18,687
Depreciation and Amortization Expense:
  1999......................................................    $   946        $   183     $ 1,129
  1998......................................................      2,024             --       2,024
  1997......................................................        134             --         134
Expenditures For Long-Lived Assets (Excluding Acquisitions):
  1999......................................................    $   675        $    --     $   675
  1998......................................................     14,064             --      14,064
  1997......................................................      5,252             --       5,252



Reconciliation of segment assets to total assets:



                                                               1999       1998       1997
                                                              -------    -------    -------
  Total Segment Assets......................................  $42,436    $33,823    $18,687
  Elimination of Inter-Entity Investments...................       65         (5)        --
  Cash*.....................................................    7,102     14,133      4,160
  Net Assets of Discontinued Operations.....................   20,598     21,719     30,918
                                                              -------    -------    -------
          Total Assets......................................  $70,201    $69,670    $53,765
                                                              =======    =======    =======

---------------


*Management excludes cash from assessing a segment's operating performance.



FISCAL 1999 COMPARED TO FISCAL 1998



  CONTINUING OPERATIONS



     HomeMax (Retail Distribution Manufactured Homes)



     Net revenues for the year ended December 31, 1999 increased $8.1 million to $20.6 million from $12.4 million for the year ended December 31, 1998. HomeMax closed 356 units in 1999 as compared to 239 units closed in 1998. The increase in net revenues is primarily attributable to additional unit sales as a result of the 12 sales villages being open for all of 1999 versus various partial years in 1998 along with an increase in the average unit sales price from $52 in 1998 to $58 in 1999. Nonetheless, unit sales were less than anticipated as a result of product transitioning and other operational changes resulting from the joint venture with American Homestar which was effective March 15, 1999.



     Gross profit was $1.1 million or 5.4% for the year ended December 31, 1999 as compared to $1.7 million or 13.6% for the same period in 1998. The decrease in gross profit percentage is due to increases in costs to facilitate the transition from the Champion product previously sold at the sales villages to American Homestar units as a result of the joint venture agreement and the composition of units sold.



     Interest expense was $1.6 million and $1.8 million for the years ended December 31, 1999 and 1998, respectively, a decrease of $0.2 million. As a percentage of revenues, interest expense decreased from 14.6% in 1998 to 7.6% in 1999. The decrease in interest expense is primarily attributable to the recapitalization of the operations in conjunction with the joint venture agreement which resulted in a net reduction of the interest bearing debt of HomeMax. Interest expense as a percentage of revenues declined primarily due to the increase in revenues and the decrease in interest expense in 1999.



     Selling, general and administrative expenses for HomeMax totaled $11.7 million in 1999 as compared to $11.7 million in 1998. Selling expenses were $3.0 million or 14.6% of revenues in 1999 compared to $3.0 million or 24.1% of revenues in 1998. General and administrative expenses were $8.7 million or 42.3% of revenues in 1999 as compared to $8.7 million or 70.2% of revenues in 1998. The decreases in selling, general and administrative expenses as a percentage of revenues is primarily due to increased revenues without corresponding increases in expenses. Expenses were essentially flat even though 12 villages were open during all of 1999, as compared to various partial years in 1998, due to various cost reduction initiatives at substantially all of the villages and reductions in depreciation and amortization due to the impairment loss recorded in 1998.



     In response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to pre-existing growth strategies. In conjunction with these efforts, management determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million during the year ended December 31, 1998. During 1999, the Company adjusted the carrying value of one sales village to its estimated fair value through a recognition of a provision for asset impairment of $0.8 million. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values. Two other sales villages which have never opened are being listed for sale at amounts in excess of the applicable carrying values.



     Effective March 15, 1999, American Homestar purchased a 25% interest in HomeMax. In 1998, certain employees were minority shareholders, however, they were redeemed in conjunction with the American Homestar venture arrangement. As a result of these changes in minority interest, the resulting minority interest in the losses of HomeMax increased $2.1 million to $2.4 million in 1999 as compared to $0.3 million in 1998.



     As a result of the foregoing, HomeMax reported a pretax loss of $(10.5) million for the year ended December 31, 1999, as compared to a $(17.2) million pretax loss for the year ended December 31, 1998.

     Corporate



     Corporate interest expense was $1.7 million in 1999 as compared to $0.8 million in 1998. The increase is due to the addition of the subordinated debt and a full year of the Provident Bank debt.



     Corporate general and administrative expenses were $4.6 million in 1999 as compared to $3.0 million in 1998. The increase in general and administrative expenses is primarily attributable to additional personnel, costs associated with new systems initiatives and Year 2000 compliance programs as well as other professional expenses. Corporate general and administrative expenses are not allocated to the Company's segments.



     Provision (Credit) for Income Taxes



     The income tax benefit associated with losses reported in 1999 and 1998 decreased from $8.2 million to $2.7 million primarily due to the losses of HomeMax subsequent to March 15, 1999 not being benefited for financial reporting purposes given these losses are no longer included in the consolidated tax return of the Company and the recognition of certain tax valuation allowances related to certain deferred tax assets recorded by HomeMax prior to March 15, 1999.



  DISCONTINUED OPERATIONS



     Zaring Homes (Luxury Site-Built Homes)



     On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. On December 1, 2000, the Company reached an agreement with The Drees Company (Drees), a privately-owned homebuilder located in northern Kentucky, to sell certain of the assets of the Zaring Homes Cincinnati, Nashville and Indianapolis divisions to Drees. On September 29, 2000, the Company sold certain of the assets of the Louisville division to Olympia Homes, LLC, a privately-owned homebuilder located in Louisville, Kentucky. On October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes, a privately-owned single family homebuilder headquartered in Raleigh, North Carolina. The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions by November 13, 2001. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions.



     Summary financial information of the Zaring Homes segment is as follows:



                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
Revenues...................................................  $284,602    $241,599    $214,042
Cost Of Sales..............................................   237,792     199,867     179,568
Incremental Warranty Provision.............................     2,806          --          --
Interest Allocation........................................     2,698       2,479       2,698
Selling, General and Administrative........................    36,880      28,256      24,346
                                                             --------    --------    --------
Operating Income...........................................     4,426      10,997       7,430
Other Income (Expense).....................................        82         (14)         15
                                                             --------    --------    --------
Pretax Income..............................................     4,508      10,983       7,445
Provision For Income Taxes.................................     1,659       4,271       2,911
                                                             --------    --------    --------
Net Income.................................................  $  2,849    $  6,712    $  4,534
                                                             ========    ========    ========



     Net revenues for the year ended December 31, 1999 as compared to 1998 increased $43.0 million, or 17.8%. Zaring Homes delivered 1,004 homes in 1999, compared to 922 homes in 1998, an 8.9% increase. The increases in revenues and homes delivered were primarily due to the continued strength of the luxury housing market in substantially all of the Company's market areas. In addition, the average selling price per home increased 9.3% to $283 in 1999 from $259 in 1998.



     Gross profit dollars and percentages before incremental warranty provision and interest were $46.8 million and 16.4% in 1999 as compared to $41.7 million and 17.3% in 1998. Gross profit dollars increased between years primarily due to the increase in the number of homes delivered. Gross profit percentages, however, decreased primarily due to increased recurring warranty, subcontractor and other production related costs.



     The incremental warranty provision of $2.8 million, or approximately 1.0% of net revenues, represents the estimated cost of remediation of certain moisture and mold related issues noted in certain of the Company's luxury site-built homes in Mason, Ohio, net of estimated insurance recoveries.



     Interest expense increased $0.2 million in 1999 as compared to 1998. As a percentage of net revenues, interest expense remained essentially constant at 1.0%. The increase in interest expense is primarily attributable to increased borrowings. Interest expense as a percentage of net revenues, however, did not increase due to the increase noted in net revenues in 1999 as compared to 1998.



     As a percentage of revenues, selling expenses increased from 6.7% in 1998 to 7.7% in 1999. Selling expenses for the year ended December 31, 1999 increased $5.8 million as compared to the corresponding period in 1998. This increase was primarily due to increases in volume related expenses such as sales staffing and sales commissions. As a percentage of revenues, general and administrative expenses increased to 5.2% in 1999 from 5.0% in 1998. General and administrative expenses increased $2.8 million or 23.7% in 1999 compared to 1998, due primarily to increased staffing and payroll costs, additional office space and related expenses and costs associated with replacement of the core information system. As a percentage of revenues, selling, general and administrative expenses were 13.0% and 11.7% for the years ended December 31, 1999 and 1998, respectively.



     As a result of the foregoing, Zaring Homes reported pretax income of $4.5 million for the year ended December 31, 1999, a decrease of $6.5 million from the $11.0 million of income reported in the same period in 1998.



     Hearthside Homes (Entry Level Homes)



     On December 13, 1999, the Board of Directors approved plans to wind up the affairs of Hearthside. The disposal of Hearthside's assets through an orderly sales process was substantially complete as of December 13, 2000.



     Summary financial information of Hearthside is as follows:



                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1999       1998       1997
                                                              -------    -------    ------
Revenues....................................................  $30,231    $11,354    $1,706
Cost Of Sales...............................................   31,399      9,697     1,424
Interest Allocation.........................................      952        264        12
Selling, General and Administrative.........................    3,296      1,755       216
                                                              -------    -------    ------
Operating Income (Loss).....................................   (5,416)      (362)       54
Provision For Discontinued Operations.......................   (1,752)        --        --
                                                              -------    -------    ------
Pretax Income (Loss)........................................   (7,168)      (362)       54
Provision (Benefit) For Income Taxes........................   (2,638)      (143)       21
                                                              -------    -------    ------
Net Income (Loss)...........................................  $(4,530)   $  (219)   $   33
                                                              =======    =======    ======



     The 1999 net loss of $4.5 million includes provisions to write down assets to estimated net realizable values and estimated costs of discontinuing this segment's operations of approximately $1.75 million, before applicable tax benefits, whereas the 1998 net loss of $0.2 million represents the net loss of the segment as previously reported.

  FINANCIAL SERVICES



     Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued.



     Summary financial information of the Zaring Financial Services segment is as follows:



                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1999      1998     1997
                                                              -------    -----    -----
Revenues....................................................  $1,677     $526     $ --
Expenses....................................................   1,707      531       --
Interest....................................................      48       --       --
                                                              ------     ----     ----
Pretax Loss.................................................     (78)      (5)      --
Benefit For Income Taxes....................................     (29)      (2)      --
                                                              ------     ----     ----
Net Loss....................................................  $  (49)    $ (3)    $ --
                                                              ======     ====     ====



     In October 1998, the Company increased its ownership of Blue Chip from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September 1998 are consolidated with the Company's activities. The Zaring Financial Services segment reported revenues of $1.7 million for the year ended December 31, 1999 as compared to $0.5 million in 1998. After deducting $1.8 million in expenses associated with the mortgage company operations in 1999 and $0.5 million in 1998, the financial services segment reported pretax losses of $0.05 million in 1999 and essentially break even in 1998, respectively.



  MAJORITY SHAREHOLDER LLCS



     Leasing 99 LLC, Leasing LLC and Land LLC are limited liability companies owned by the Chairman of Zaring National Corporation. These companies purchase model homes and land and lease these assets to the Company until such time as the models are sold to third parties or land development commences. Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers.



     Summary financial information of the Majority Shareholder LLCs is as follows:



                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Revenues....................................................  $2,836    $2,308    $   --
Cost of Sales...............................................   2,436     1,887        --
Interest....................................................   1,221       465        --
Selling, General and Administrative.........................     178       112        --
                                                              ------    ------    ------
Operating Loss..............................................    (999)     (156)       --
Other Income................................................     750       560        --
Minority Interest...........................................     249      (404)       --
                                                              ------    ------    ------
                                                              $   --    $   --    $   --
                                                              ======    ======    ======



     Revenues and cost of sales are the result of ten model home closings in 1999 as compared to eight closings in 1998. Interest expense of $1.2 million in 1999 and $0.5 million in 1998 represents interest incurred related to model home and undeveloped land holdings. Other income, net represents rental income for model homes and land option payments from the Company net of income deferred until land parcels are sold to unrelated third parties. Deferred income of the LLCs was approximately $0.8 million in 1999 as compared to essentially no deferrals in 1998.

FISCAL 1998 COMPARED TO FISCAL 1997



  CONTINUING OPERATIONS



     HomeMax, Inc. (Retail Distribution Manufactured Homes)



     Net revenues for the year ended December 31, 1998 increased $4.2 million to $12.4 million from $8.2 million for the year ended December 31, 1997. HomeMax closed 239 units in 1998, an increase of 14.9% from the 208 units closed in 1997. The increase in 1998 is due mainly to the fact that 12 sales villages were open as of December 31, 1998 compared to four sales villages open as of December 31, 1997. Sales of the new product have increased, as reflected in the backlog of 167 units as of December 31, 1998, compared to 40 units at December 31, 1997; however, the time from contract to close has lengthened due primarily to availability of land and receipt of customer financing approvals.



     Gross profit was $1.7 million or 13.6% for the year ended December 31, 1998 as compared to $1.3 million or 15.7% for the same period in 1997, a decrease of 2.1%. The decrease in gross profit percentage is due to increases in production expenses which were not able to be passed on to the consumer.



     Interest expense was $1.8 million and $0.3 million for the years ended December 31, 1998 and 1997, respectively, an increase of $1.5 million. As a percentage of revenues, interest expense increased from 3.8% in 1997 to 14.6% in 1998. This increase is due to the increase in the number of open HomeMax villages from four as of December 31, 1997 to 12 as of December 31, 1998. Each village necessitates a significant investment that includes sales office units, model units and related furnishings. Also contributing to the increase in interest expense is the increase in the number of units in backlog and the financing of the infrastructure expansion for selling and administrative initiatives.



     Selling, general and administrative expenses for HomeMax, including infrastructure costs to leverage the expansion efforts, totaled $11.7 million in 1998, compared to $3.4 million in 1997. At December 31, 1998, HomeMax operated twelve villages versus four villages at December 31, 1997. Selling expenses were $3.0 million or 24.1% of revenues in 1998 compared to $0.9 million or 11.0% of revenues in 1997. This increase is primarily due to start-up marketing and advertising costs. General and administrative expenses were $8.7 million in 1998 as compared to $2.5 million in 1997, an increase of $6.2 million. The increase in general and administrative expense was a direct result of the above mentioned expansion efforts of the HomeMax operations and noncapitalized costs associated with the replacement of the core information system.



     In response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to pre-existing growth strategies. In conjunction with this, management determined the undiscounted estimated future cash flows of HomeMax were less than the associated carrying value of the long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values.



     As a result of the foregoing, HomeMax reported a pretax loss of $(17.2) million for the year ended December 31, 1998, as compared to a $(2.3) million pretax loss for the year ended December 31, 1997.



     Effective March 15, 1999 American Homestar Corporation acquired 25% of the outstanding common stock of HomeMax, Inc. from the Company and will make a subordinated loan to HomeMax, convertible into an additional 25% of HomeMax common stock. In addition, the Company has the option to sell and American Homestar has the option to buy the remaining 50% of HomeMax within three years at a defined price.



     Corporate



     Corporate interest expense relates to nine months of interest on the Provident Bank debt. Corporate had no debt outstanding in 1997.



     Corporate general and administrative expenses were $3.0 million in 1998 as compared to $1.8 million in 1997. This increase in general and administrative expenses is attributed to additional personnel to support expansion activities as well other professional expenses. Corporate general and administrative expenses are not allocated to the Company's segments.



  DISCONTINUED OPERATIONS



     Zaring Homes, Inc. (Luxury Site-Built Homes)



     On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment.



     Net revenues for the year ended December 31, 1998 as compared to 1997 increased $27.6 million, or 12.9%. Zaring Homes delivered 922 homes in 1998, compared to 879 homes in 1997, a 4.9% increase. The increases in revenues and homes delivered were primarily due to the continued strength of the luxury housing market and 182 closings in the expansion cities of Charlotte and Louisville, in 1998, as compared to 77 closings in 1997. In addition, the average selling price of a home increased 7.5% to $259 in 1998 from $241 in 1997.



     Gross profit increased $7.3 million or 21.1% for the year ended December 31, 1998 as compared to the corresponding period in 1997. Gross profit as a percentage of revenue increased 1.2% to 17.3% of revenues in 1998. The increase in gross profit is attributable to, among other factors, the closing of contracts with higher margins, decreased subcontractor and other production costs coupled with strong overall market conditions.



     Interest expense decreased $0.2 million for the year ended December 31, 1998, compared to the same period in 1997. As a percentage of revenues interest expense decreased from 1.3% in 1997 to 1.0% in 1998. This decrease is mainly attributable to overall lower levels of borrowings by Zaring Homes.



     As a percentage of revenue, selling expenses decreased from 7.0% in 1997 to 6.7% in 1998. Selling expenses for the year ended December 31, 1998 increased $1.3 million as compared to the corresponding periods in 1997. This increase was primarily due to increases in volume related expenses such as sales staffing, design center expenses and sales commissions. As a percentage of revenues, general and administrative expenses increased to 5.0% in 1998 from 4.4% in 1997. General and administrative expenses increased $2.6 million or 27.8% in 1998 compared to 1997, due primarily to increased payroll costs, additional office space and related expenses and costs associated with the replacement of the core information system. As a percentage of revenues, selling, general and administrative expenses were 11.7% and 11.4% for the years ended December 31, 1998 and 1997, respectively.



     As a result of the foregoing, Zaring Homes reported pretax income of $11.0 million or 4.5% of net revenues for the year ended December 31, 1998, an increase of $3.5 million or 47.5% from the same period in 1997.



     Hearthside Homes (Entry Level Homes)



     On December 13, 1999, the Board of Directors of the Company approved plans to wind up the affairs of Hearthside. The net loss of this discontinued operation was $0.2 million in 1998 as compared to essentially breakeven operations in 1997.



  FINANCIAL SERVICES



     Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued.



     In October 1998, the Company increased its ownership of Blue Chip from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September are consolidated with the Company's activities. Both revenues and expenses during this period approximated $0.5 million resulting in a pretax breakeven.



  MAJORITY SHAREHOLDER LLCS



     Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the majority Shareholder LLCs will be terminated and the ongoing Shareholder LLCs will enter into new agreements with the third party purchasers.

     Leasing LLC and Land LLC are limited liability companies owned by the Chairman of Zaring National Corporation. These companies purchase model homes and land and lease these assets to the Company until such time as the models are sold to third parties or land development commences. Revenues and costs of sales are the result of eight model home closings in 1998. Interest expense of $.5 million represents interest incurred related to model homes and undeveloped land holdings. Other income, net represents primarily rental income from model homes as well as certain land option payments from the Company, net of income deferred until land parcels are sold to unrelated third parties.



LOAN AGREEMENTS



     The Company's loan agreements and other financing arrangements related to continuing operations include:



     - Manufactured housing floor plan facilities for inventory and display models, subject to repayment upon the earlier of sale or certain periods subsequent to the initial borrowings, at variable interest rates which approximated 9.0% at December 31, 1999. Approximately $9.9 million was outstanding as of December 31, 1999.



     - HomeMax working capital credit agreement, $15.0 million available and outstanding at December 31, 1999, at prime plus 1% (9.5% at December 31,
      1999), payable in annual installments of $1.47 million commencing in March 2000, with the remainder due the earlier of September 15, 2000 or 90 days following the sale of HomeMax (as defined).



     - Subordinated notes payable due to the Company's Chairman and to American Homestar Corporation, $9.0 million outstanding as of December 31, 1999, interest at 6% to prime plus 1 5/8%, payable in 2002. The $4.0 million due to American Homestar is convertible into an additional 25% equity interest in HomeMax at the discretion of American Homestar.



     The Company's loan agreements and other financing arrangements related to discontinued operations include:



     - A $72.5 million revolving credit facility with banks, available borrowings limited by the borrowing base (as defined) and the Company's outstanding letters of credit. As of December 31, 1999 revolving credit borrowings approximated $61.2 million with approximately $8.5 million of available borrowings. The interest rate on the revolving credit facility was 8.76% at December 31, 1999.



     - Bank and other term notes, approximately $10.2 million outstanding as of December 31, 1999, at rates ranging from 7.95% to 12.0%, payable through 2005.



     - Revolving credit agreement of Zaring Financial Services, available borrowings of up to $5.0 million with approximately $3.2 million outstanding at December 31, 1999. Interest is at prime less 1/4% (8.25% at December 31, 1999).



     - Financing provided by LLCs owned by the Company's Chairman, approximately $17.6 million outstanding as of December 31, 1999 at variable rates of LIBOR plus 1.75% to 2.25%, payable through March 2002 or upon sale of the model homes or land, as applicable.



     The Company's $87.5 million syndicated credit facility comprised of the $72.5 million revolving credit and an original $15.0 million term loan ($4.5 million outstanding as of December 31, 1999) includes various provisions which require, among others, that the Company maintain certain levels of tangible net worth, and cash flow from operations as well as limiting the Company's levels of debt and equity. (See also Capital Resources and Liquidity for additional discussions).



     During 1999 and subsequent to yearend the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility includes the following modifications:



     - The maturity date of the facilities was revised to March 31, 2001



     - Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 2, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.



     - Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2000. Default rates, if applicable, will be 3% above the interest rate in effect.



     - The third amendment revises preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).



     - Waivers for loan violations occurring prior to April 14, 2000.



COMMITMENTS



     As of December 31, 1999 and December 31, 1998, the Company had committed to purchase residential lots from third parties in the aggregate amount of $42.7 million and $22.1 million, respectively, through 2005.



     These commitments relate primarily to the discontinued Zaring Homes and Hearthside segments. Subsequent to December 31, 1999, the Company is negotiating the transfer and/or termination of these commitments with the owners of the lots and the purchasers of certain of the assets of the Zaring Homes segment. As of December 15, 2000, these commitments approximate $8.1 million.



     As of December 31, 1999, the Company also had commitments under various operating leases in the aggregate amount of $12.3 million payable over a thirteen-year period.



CAPITAL RESOURCES AND LIQUIDITY



     The Company had cash of $7.1 million as of December 31, 1999 as compared to $14.1 million available as of December 31, 1998. These amounts are available to fund ongoing operations of the Company.



     Net cash used in continuing operations in 1999 approximated $20.7 million as compared to approximately $14.0 million in 1998. Net cash used in 1999 is primarily attributable to the net loss ($15.7 million) and increases in inventories ($4.0 million) and other net changes in certain assets and liabilities ($5.1 million) offset by increases in trade payables, accruals and deposits ($1.9 million).



     Net cash provided by (used in) investing activities of continuing operations increased from a net use of $12.0 million in 1998 to $1.8 million provided by investing activities in 1999. This is primarily attributable to additions to property, equipment and sales villages of $0.5 million in 1999 versus $13.8 million in 1998, an increase of $1.0 million in proceeds from sales of property and equipment and a decrease of $0.4 million in distributions from the joint venture.



     Net cash provided by financing activities of continuing operations decreased to $12.4 million in 1999 from $20.3 million in 1998. Net sources of financing in 1999 consisted primarily of additional net borrowings from the manufactured housing floor plan ($2.3 million) and subordinated debt provided by the Company's Chairman and American Homestar ($9.0 million).

     The Company has embarked on an asset reduction plan to provide internally generated funds to be utilized for 2000 operating initiatives. The plan consists of, among others:



     - Selling the remaining assets of Hearthside and winding up the related operations; substantially complete as of December 15, 2000



     - Selling certain model homes to the Company's Chairman; substantially complete as of December 15, 2000



     - Reducing the number of market homes per community



     - Selling certain idle HomeMax sales villages; completed during the second quarter of 2000



     - Deferring certain land development initiatives



     - Selling certain other homebuilding operations; As previously discussed, on December 1, 2000, the Company signed an agreement with Drees whereby a Drees subsidiary will acquire substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. The sale is expected to close during the first quarter of 2001. On September 29, 2000, the Company sold certain of the net assets of its Louisville division to Olympia Homes for approximately $6.3 million. On October 13, 2000, the Company sold certain of the net assets of its Raleigh division to Drees for approximately $11.0 million. In addition, on November 13, 2000, the Company sold certain of the net assets of its Charlotte division to St. Lawrence Homes for approximately $3.3 million.



     The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees. In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreement, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganizations, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.



     As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of December 15, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings exceed $5.0 million on January 1, 2000, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.



  PROVISIONS FOR WRITEDOWN TO NET REALIZABLE VALUE



     The Company periodically reviews the value of assets held by its reporting segments, including: land, inventories, property and equipment, and intangibles and determines whether any write-downs need to be recorded to reflect declines in value. The estimated net realizable value of real estate inventories and property and equipment represents management's estimate based on present plans and intentions, selling prices in the ordinary course of business and anticipated economic and market conditions. Accordingly, the realization of the value of the Company's real estate inventories and certain intangibles is dependent upon future events and conditions that may cause actual results to differ from amounts presently estimated.



     As previously discussed, in response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to the pre-existing growth strategies. In conjunction with this, management determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million during 1998. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risk, as well as reviews of comparable residual asset values. During 1999, the Company adjusted the carrying value of one sales village to its estimated fair value through the recognition of a provision for asset impairment of $0.8 million. The village was sold in January, 2000.



     Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, in the third quarter of 2000, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of approximately $6.3 million. The estimated fair value of the assets was based on reviews of comparable residual asset values.



     In 1999, the Company established a valuation allowance primarily related to deferred tax assets associated with HomeMax which may ultimately be impaired unless prospective taxable income is realized. During the quarter ended September 30, 2000, the Company recorded an additional valuation allowance of $10.6 million. The 2000 valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.



  INFLATION



     Housing demand, in general, is affected adversely by increases in interest rates. If mortgage interest rates, material and labor costs increase significantly, the Company's revenues, gross profit, and net income could be adversely affected.



  CONTINGENCIES



     During the third quarter of 1999, the Company became aware that entrapped moisture had resulted in mold or mildew developing in certain brick-faced, exterior walls in homes where tar paper was used as a vapor barrier as required by the City of Mason, Ohio's Building Code. The Company believes a combination of factors in the construction process caused conditions that led to the abnormal entrapment or moisture; however; the tar paper is believed to be a contributing factor. The Company is diligently investigating appropriate procedures to correct the situation, including, but not limited to, the removal and replacement of exterior brick and the treatment of internal wall areas to the installation of ventilation louvers. The Company has commenced discussions with insurance carriers and other pertinent parties to address the potential financial impacts of the moisture items.



     As of December 31, 1999 and through September 30, 2000, the Company estimates the cost of remediation at approximately $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under the insurance policies. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Accordingly, as of December 31, 1999, the Company has recorded the estimated accrued warranty of $3.8 million, the estimated recovery of $1.0 million and the resulting incremental warranty expense of $2.8 million. Through September 30, 2000, the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known.



     As of September 30, 2000, of the total estimated remediation costs of $3.8 million, the Company had contractual remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a class action suit was filed by a homeowner in one of the communities which claimed damages of more than $25, along with other treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of the case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case. Accordingly, adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known.



     Results of Year 2000 Compliance Program -- To date, the Company has not experienced any significant business disruptions as a result of the Year 2000. The Company continues to monitor its major business application in order to be able to prevent or detect potential problems or concerns.



  CAUTIONARY STATEMENT



     Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that are not related to historical results are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance and actual results may differ materially from those in forward-looking statements as a result of various factors. These forward looking statements involve risks and uncertainties including but not limited to those referred to under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations; Cautionary Statements On Forward Looking Information" in the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998, filed with the Securities and Exchange Commission. Readers should carefully review those risk factors and uncertainties in conjunction with reading this Management's Discussion and Analysis of Financial Condition and Results of Operations.

                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Public Accountants....................    I-23
Consolidated Balance Sheets as of December 31, 1999 and 1998
  (as restated).............................................    I-24
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997 (as restated)............    I-25
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997 (as
  restated).................................................    I-26
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997 (as restated)............    I-27
Notes to Consolidated Financial Statements (as restated)....    I-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of


  Zaring National Corporation:



     We have audited the accompanying consolidated balance sheets of ZARING NATIONAL CORPORATION AND SUBSIDIARIES (Note 1) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zaring National Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



     As discussed further in Note 1, subsequent to March 27, 2000, the date of our original report, the Company has incurred losses of approximately $20.4 million during the nine months ended September 30, 2000 based on unaudited interim financial statements, announced plans to discontinue the operations of Zaring Homes, Inc. and Zaring Financial Services, is in violation of certain loan covenants that give the lenders the right to accelerate the due date of their loans and continues to experience losses from its continuing operations. These factors, among others, create a substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability of recorded asset amounts and the amounts of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amount of liabilities that might result should the Company be unable to continue as a going concern.



ARTHUR ANDERSEN LLP



Cincinnati, Ohio,


December 15, 2000

                          ZARING NATIONAL CORPORATION



               CONSOLIDATED BALANCE SHEETS (AS RESTATED, NOTE 1)


                        AS OF DECEMBER 31, 1999 AND 1998



                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                               1999       1998
                                                              -------    -------
ASSETS
CASH........................................................  $ 7,102    $14,133
  RECEIVABLES:
    Related parties.........................................      828         67
    Note from American Homestar Corporation.................    4,400         --
    Manufactured housing rebates and other..................      124        531
  INVENTORIES:
    Retail distribution manufactured homes..................    6,147      2,457
    Model homes.............................................    6,556      5,911
    Finished lots...........................................       --        379
  PROPERTY AND EQUIPMENT, Net...............................      954        832
  HOMEMAX SALES VILLAGES, Net...............................    9,352     12,687
  INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED JOINT
    VENTURES................................................       --        201
  FUTURE TAX BENEFIT AND ESTIMATED TAX REFUNDS..............   10,856      6,053
  CASH SURRENDER VALUE OF LIFE INSURANCE AND OTHER ASSETS...    3,284      4,700
  NET ASSETS OF DISCONTINUED OPERATIONS (Note 13)...........   20,598     21,719
                                                              -------    -------
                                                              $70,201    $69,670
                                                              =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
  LIABILITIES:
    Manufactured housing floor plan facility................  $ 9,855    $ 7,082
    Term notes payable......................................   15,000     15,000
    Accounts payable........................................    2,083      1,995
    Accrued liabilities.....................................    3,539      2,218
    Customer deposits.......................................    1,150        592
    Deferred gain...........................................    1,765         --
                                                              -------    -------
         Total liabilities before subordinated debt and
          minority interest.................................   33,392     26,887
                                                              -------    -------
  SUBORDINATED DEBT.........................................    9,000         --
                                                              -------    -------
  MINORITY INTEREST IN CONSOLIDATED ENTITIES................      766         --
                                                              -------    -------
  COMMITMENTS AND CONTINGENCIES
  SHAREHOLDERS' EQUITY:
    Preferred shares, no par value, 2,000,000 shares
     authorized, none issued or outstanding.................       --         --
    Common shares, no par value, 18,000,000 shares
     authorized, 4,591,488 issued and outstanding at
     December 31, 1999 and 1998.............................   24,957     24,957
    Additional paid-in capital..............................    4,286      4,286
    Retained earnings (deficit).............................   (2,200)    13,540
                                                              -------    -------
         Total shareholders' equity.........................   27,043     42,783
                                                              -------    -------
                                                              $70,201    $69,670
                                                              =======    =======



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                          ZARING NATIONAL CORPORATION



          CONSOLIDATED STATEMENTS OF OPERATIONS (AS RESTATED, NOTE 1)


              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                 1999          1998          1997
                                                              ----------    ----------    ----------
NET REVENUES:
  Retail distribution manufactured homes....................  $   20,551    $   12,411    $    8,209
                                                              ----------    ----------    ----------
         Total net revenues.................................      20,551        12,411         8,209
                                                              ----------    ----------    ----------
EXPENSES:
  Cost of sales retail distribution manufactured homes......      19,451        10,724         6,920
  Asset impairment (Note 2 (d)).............................         753         5,674            --
  Interest..................................................       3,255         2,598           312
  Selling...................................................       3,544         3,080           881
  General and administrative................................      12,730        11,750         4,302
                                                              ----------    ----------    ----------
         Total expenses.....................................      39,733        33,826        12,415
                                                              ----------    ----------    ----------
         Operating loss.....................................     (19,182)      (21,415)       (4,206)
OTHER INCOME (EXPENSE):
  Income from unconsolidated joint ventures.................          51           242            33
  Other, net................................................          27          (130)          (33)
                                                              ----------    ----------    ----------
                                                                      78           112            --
                                                              ----------    ----------    ----------
    Loss from continuing operations before minority interest
      and benefit for income taxes..........................     (19,104)      (21,303)       (4,206)
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................       2,406           263            76
                                                              ----------    ----------    ----------
    Loss from continuing operations before benefit for
      income taxes..........................................     (16,698)      (21,040)       (4,130)
BENEFIT FOR INCOME TAXES....................................      (2,688)       (8,184)       (1,615)
                                                              ----------    ----------    ----------
         Net loss from continuing operations................     (14,010)      (12,856)       (2,515)
DISCONTINUED OPERATIONS (Note 13):
  Income (loss) of entry level home segment, net of tax.....      (4,530)         (219)           33
  Income of luxury site built home segment, net of tax......       2,849         6,712         4,534
  Income (loss) of financial services segment, net of tax...         (49)           (3)           --
                                                              ----------    ----------    ----------
         Net income (loss)..................................  $  (15,740)   $   (6,366)   $    2,052
                                                              ==========    ==========    ==========
BASIC AND DILUTED LOSS PER COMMON SHARE FROM CONTINUING
  OPERATIONS................................................  $    (3.05)   $    (2.71)   $    (0.53)
                                                              ==========    ==========    ==========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE FROM
  DISCONTINUED OPERATIONS...................................  $    (0.38)   $     1.37    $     0.96
                                                              ==========    ==========    ==========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE..........  $    (3.43)   $    (1.34)   $     0.43
                                                              ==========    ==========    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING.........................   4,591,488     4,737,220     4,780,931
                                                              ==========    ==========    ==========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          ZARING NATIONAL CORPORATION



     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (AS RESTATED, NOTE 1)



              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                    SHARES                       ADDITIONAL    RETAINED
                             ---------------------    COMMON      PAID-IN      EARNINGS     TREASURY
                              COMMON      TREASURY    SHARES      CAPITAL      (DEFICIT)     SHARES      TOTAL
                             ---------    --------    -------    ----------    ---------    --------    -------
BALANCE, DECEMBER 31,
  1996.....................  5,036,480    (255,370)   $25,146      $7,687       $17,854     $(2,006)    $48,681
Purchase of common and
  treasury shares..........       (253)        (30)        --          (3)           --          --          (3)
Retirement of common and
  treasury shares..........   (255,439)    255,400         --      (2,006)           --       2,006          --
Net income.................         --          --         --          --         2,052          --       2,052
                             ---------    --------    -------      ------       -------     -------     -------
BALANCE, DECEMBER 31,
  1997.....................  4,780,788          --     25,146       5,678        19,906          --      50,730
Purchase and retirement of
  common shares............   (189,300)         --       (189)     (1,392)           --          --      (1,581)
Net loss...................         --          --         --          --        (6,366)         --      (6,366)
                             ---------    --------    -------      ------       -------     -------     -------
BALANCE, DECEMBER 31,
  1998.....................  4,591,488          --     24,957       4,286        13,540          --      42,783
Net loss...................         --          --         --          --       (15,740)         --     (15,740)
                             ---------    --------    -------      ------       -------     -------     -------
BALANCE, DECEMBER 31,
  1999.....................  4,591,488          --    $24,957      $4,286       $(2,200)    $    --     $27,043
                             =========    ========    =======      ======       =======     =======     =======



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          ZARING NATIONAL CORPORATION



          CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, NOTE 1)


              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                                1999        1998        1997
                                                              --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(15,740)   $ (6,366)   $  2,052
  Adjustments to reconcile net income (loss) to cash used in continuing operations --
       Loss (income) from discontinued operations...........     1,730      (6,490)     (4,567)
       Depreciation and amortization........................     1,129       2,024         134
       Asset impairment.....................................       753       5,674          --
       Tax valuation allowance..............................     1,106          --          --
       Income from unconsolidated joint ventures............       (51)       (242)        (33)
       Minority interest in consolidated entities...........    (2,406)       (263)        (76)
  Changes in assets and liabilities, excluding effects of
     acquisitions --
          Future tax benefit and estimated tax refunds......    (5,909)     (4,995)       (383)
          Receivables.......................................      (354)      1,087      (1,517)
          Inventories.......................................    (3,956)     (5,232)        273
          Cash surrender value of life insurance and other
            assets..........................................     1,166      (1,414)     (1,547)
          Accounts payable and accrued liabilities..........     1,295       1,747      (1,145)
          Customer deposits.................................       558         447        (112)
          Income taxes payable..............................        --          --        (107)
                                                              --------    --------    --------
            Net cash used in operating activities of
               continuing operations........................   (20,679)    (14,023)     (7,028)
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment and sales villages,
     net....................................................      (565)    (13,835)     (5,252)
  Proceeds from the sale of property and equipment..........     2,146       1,139          --
  Distributions from unconsolidated joint ventures..........       252         663         497
  Acquisitions of manufactured housing retailers............        --          --      (2,438)
                                                              --------    --------    --------
            Net cash provided by (used in) investing
               activities of continuing operations..........     1,833     (12,033)     (7,193)
                                                              --------    --------    --------

                          ZARING NATIONAL CORPORATION

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                                1999        1998        1997
                                                              --------    --------    --------
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable...............................    27,574      27,429          --
  Repayments on notes payable...............................   (15,801)     (5,347)         --
  Purchase and retirement of treasury shares................        --      (1,581)         (3)
  Proceeds from (purchase of) minority interest, net........       651        (161)        500
                                                              --------    --------    --------
            Net cash provided by financing activities of
               continuing operations........................    12,424      20,340         497
                                                              --------    --------    --------
DECREASE IN CASH............................................    (6,422)     (5,716)    (13,724)
  Net cash provided by (used in) discontinued operations....      (609)     15,689      17,884
CASH, beginning of year.....................................    14,133       4,160          --
                                                              --------    --------    --------
CASH, end of year...........................................  $  7,102    $ 14,133    $  4,160
                                                              ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
     Interest, net of amounts capitalized...................  $  8,036    $  5,818    $  3,202
     Income taxes...........................................  $  1,171    $    915    $  1,844



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:



     During 1999, the Company received a note receivable in exchange for the sale of an investment in the HomeMax, Inc. subsidiary (Note 4)



Note receivable.............................................    $4,400
Deferred gain...............................................    (1,765)
Minority interest...........................................    (2,521)
Accrued expenses............................................      (114)



     During 1997, in connection with the reorganization of the Company, approximately $4,446 of net assets were distributed to the continuing operations and the Company acquired the following assets:



Fair value of assets acquired...............................    $6,306
Liabilities assumed.........................................    (3,868)
                                                                ------
Cash paid for acquisitions..................................    $2,438
                                                                ======



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          ZARING NATIONAL CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(1)  BASIS OF PRESENTATION --



     (a)ORGANIZATIONAL CONSIDERATIONS BEFORE DISCONTINUED
        OPERATIONS -- Effective in May 1997, Zaring National Corporation (an Ohio corporation) implemented the formation of a holding company structure which results in the accompanying consolidated financial statements including the accounts of Zaring National Corporation and subsidiaries (the Company). The subsidiaries of the Company include the following: Zaring Homes, Inc. and its subsidiaries, Zaring Homes of Indiana, LLC and Zaring Homes Kentucky, LLC; Zaring Holdings, Inc.; HomeMax Operating Properties, LLC; HomeMax, Inc. and its subsidiaries, HomeMax North Carolina, Inc., HomeMax Tennessee, Inc., HomeMax South Carolina, Inc., HomeMax Ohio, Inc., HM Properties, Inc., HomeMax Indiana, LLC and HomeMax Kentucky, LLC; Hearthside Homes, LLC; and Zaring Financial Services, LLC.



        The principal business of the Company's subsidiary, Zaring Homes, Inc. (Zaring Homes) is the designing, constructing, marketing and selling of single-family homes and the acquisition and development of land for sale as residential building lots in the midwest and southeast United States. Zaring Homes began operations in Cincinnati, Ohio in 1964 and commenced operations in Nashville, Tennessee in 1986. In 1994, operations commenced in Raleigh/Durham, North Carolina and Indianapolis, Indiana. In 1996, operations commenced in Louisville, Kentucky and Charlotte, North Carolina.



        In November 1996, the Company formed HomeMax, Inc. (HomeMax) for the purpose of entering into the retail distribution of manufactured housing. HomeMax, based in Raleigh, North Carolina, commenced operations in the first quarter of 1997 in conjunction with the acquisition of a retailer in the Raleigh market. During 1997, HomeMax acquired the assets of three manufactured housing retailers for approximately $2,438. The acquisitions were recorded using the purchase method of accounting. Accordingly, the Company made allocations of the purchase price based on fair values as of the dates of purchase. The excess of the cost of the acquired assets over their estimated fair value was recorded as goodwill (see Notes 2(d) and 4).



        Effective October 1, 1997, the Company, through its then newly formed subsidiary Hearthside Homes, LLC (Hearthside), acquired substantially all of the net operating assets of Legacy, Inc., an Indianapolis based builder of entry level single family homes for approximately $1,860. The Company also acquired the stock of Legacy Mortgage Corporation for approximately $138. Legacy Mortgage Corporation, doing business as Hearthside Home Mortgage, originated, processed and sold mortgages to third-party investors. The acquisitions were recorded using the purchase method of accounting.



        In June 1998, the Company's principal shareholder formed First Cincinnati Leasing LLC (Leasing LLC) and First Cincinnati Land LLC (Land
        LLC) to purchase and leaseback certain model homes and purchase certain undeveloped land, as applicable. In March, 1999, the Company's principal shareholder formed First Cincinnati Leasing 99, LLC (Leasing 99 LLC) to purchase and leaseback certain additional model homes. As a result of, among others, the principal shareholder's control of Leasing LLC, Leasing 99 LLC and Land LLC, the results of each of these entities have been consolidated with the Company's activities subsequent to their formation. The LLC's initial capitalization and related share of income is included as a component of minority interest in the accompanying consolidated financial statements.



        In October 1998, the Company increased its ownership of Blue Chip Mortgage Company, LLC (Blue Chip) from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September 1998 are consolidated with the Company's activities whereas activities of Blue Chip prior to October 1998 were reported using the equity method of accounting. Effective April 1, 1999, Blue Chip and Legacy

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        Mortgage Corporation were merged and renamed Zaring Financial Services, LLC (Zaring Financial Services). Zaring Financial Services processes and sells mortgages to third party lenders.



        All significant intercompany transactions and balances have been eliminated in consolidation.



     (b)DISCONTINUED OPERATIONS -- The Company has plans to discontinue the operations of Zaring Homes, Hearthside and Zaring Financial Services and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. The net assets and results of operations of these segments are treated as discontinued operations for all periods presented and, accordingly, prior financial information has been restated to conform with the current treatment accorded. (see Notes 13 and 15)



     (c)OPERATING INITIATIVES -- In 1999, the Company experienced losses in each of its operating segments. Through September 30, 2000, the Company incurred additional losses in each of its operating segments aggregating to approximately $20.4 million, based on its unaudited interim financial statements. In addition, the Company has been unable to comply with certain terms and conditions of its loan covenants despite its revenue growth. Management's plans to improve operating results and cashflow available to fund ongoing operations include initiatives to reduce certain assets, including the discontinuance of the operations of Zaring Homes, Hearthside and Zaring Financial Services (Note 13), reduce certain costs in each of its segments and modify the terms and conditions of its existing credit facilities (Note 5). In conjunction with the Company's asset reduction plans, during the first quarter of 2000, the Company announced that it had hired an investment banker to review various strategic alternatives including the sale of certain or all of its operations. Through December 15, 2000, the following have occurred relative to these initiatives:



          - On September 29, 2000, the Company sold certain of the net assets of its Louisville division to Olympia Homes LLC for approximately $6.3 million. On October 13, 2000, the Company sold certain of the net assets of its Raleigh division to The Drees Company (Drees) for approximately $11.0 million. In addition, on November 13, 2000, the Company sold certain of the net assets of its Charlotte division to St. Lawrence Homes for approximately $3.3 million. Aggregate losses realized as a result of the sale of certain net assets associated with these three divisions approximated $0.8 million.



          - On December 1, 2000, the Company entered into an agreement with Drees whereby a Drees subsidiary will purchase substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. This transaction is expected to close during the first quarter of 2001



          - During the first quarter of 2000, Zaring Homes sold certain model homes to First Cincinnati Leasing 2000 LLC for approximately $6.0 million. These models were then leased back by Zaring Homes.



          - During the second quarter of 2000, the HomeMax subsidiary sold two unopened sales villages for approximately $0.8 million, resulting in a gain of approximately $0.5 million.



        As the Company's assets are sold, net proceeds have been or will be utilized to reduce outstanding debt and fund operations (see also Note
        5).

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


         The continuing operations of the Company will consist of HomeMax, Inc. and its parent Zaring National Corporation. The Company will continue to review various operating initiatives with respect to its continuing operations and, to date, has not announced any formal plans for liquidation, Accordingly, the accompanying financial statements have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As a result of, among others, the factors noted, there are no assurances the Company can continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --



     (a)INVENTORIES -- Inventories are stated at the lower of cost or market. Costs include primarily acquisition costs and certain other related costs. Market represents estimates based on management's present plans and intentions of sale prices less development and disposition costs, assuming that disposition occurs in the normal course of business.



        The following tables summarize the components of inventories as of December 31:



                                                               1999      1998
                                                              ------    ------
Retail distribution manufactured homes
  Under a contract of sale..................................  $3,967    $1,935
  Held for sale.............................................   2,180       522
                                                              ------    ------
                                                              $6,147    $2,457
                                                              ======    ======



     (b)CAPITALIZED INTEREST -- Interest was capitalized on land in the process of development and residential housing construction costs during the development and construction period. The following table summarizes the activity with respect to capitalized interest included with the results of discontinued operations (Note 13):



                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1999      1998      1997
                                                     ------    ------    ------
Capitalized interest, beginning of year............  $2,139    $1,678    $1,074
Interest incurred..................................   2,992     2,940     3,302
Interest expensed..................................  (2,698)   (2,479)   (2,698)
                                                     ------    ------    ------
Capitalized interest, end of year..................  $2,433    $2,139    $1,678
                                                     ======    ======    ======



     (c)PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the assets.



        The estimated useful lives of the various classes of assets are as follows:



Office furniture and equipment..............................      5-7 years
Model home furniture and accessories........................      2-5 years
Leasehold improvements......................................     5-15 years
HomeMax sales villages......................................    10-15 years

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


         Property and equipment consist of the following at December 31:



                                                             1999       1998
                                                            -------    -------
Office furniture and equipment............................  $   730    $   523
Leasehold improvements....................................      387        386
                                                            -------    -------
                                                              1,117        909
Less: accumulated depreciation and amortization...........     (163)      ( 77)
                                                            -------    -------
                                                            $   954    $   832
                                                            =======    =======
HomeMax sales villages....................................  $10,876    $13,447
Less: accumulated depreciation and amortization...........   (1,524)      (760)
                                                            -------    -------
                                                            $ 9,352    $12,687
                                                            =======    =======



     (d)ASSET IMPAIRMENT -- In 1997 and through the third quarter of 1998, the losses of HomeMax negatively impacted the consolidated results of the Company. In response to the actual and anticipated prospective losses, management and the Board of Directors initiated efforts to consider alternatives to the segment's pre-existing growth strategies, including the pursuit of joint venture opportunities with other retailers, alternative operating strategies or an outright sale of the entity (Note
        4). In conjunction with these reviews and pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS
        121), the Company determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, in the fourth quarter of 1998, the Company adjusted the carrying values of the long-lived assets of HomeMax, including goodwill, other intangibles and sales villages, to their estimated fair market value through the recognition of a provision for asset impairment of $5,674. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values.



        In 1999, given the continued losses of HomeMax, the Company again evaluated the carrying values associated with the long-lived assets of HomeMax and, accordingly, adjusted the carrying value of a sales village to the net value realized in conjunction with the sale of the village subsequent to December 31, 1999.



        Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, in the third quarter of 2000, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of $6,300. The estimated fair value of the assets was based on reviews of comparable residual asset values.



     (e)REVENUE AND COST RECOGNITION -- Revenues and costs of sales related to homes are recognized upon closing the sale, at which time title is transferred to the purchaser. Revenue from the sale of loan servicing rights is recognized when the closed loans are sold and delivered to an investor.



     (f)ADVERTISING -- The Company expenses the costs of advertising as incurred. Advertising expense of the Company's continuing operations for the years ended December 31, 1999, 1998 and 1997 approximated

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        $710, $984 and $234, respectively. Advertising expense of the Company's discontinued operations approximated $3,326, $1,638 and $959 for the years ended December 31, 1999, 1998 and 1997, respectively.



     (g)SFAS 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" -- The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for stock options as substantially all stock options were granted at prices that approximated fair market value, as defined by the plans, at the measurement date. The pro forma disclosures required by SFAS 123 are presented in Note 11.



     (h)USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain significant estimates include warranty, incremental warranty, insurance coverage, estimated costs to complete closed homes, estimates to wind up the affairs of discontinued operations, asset impairment and tax valuation reserves.



     (i)NEW PRONOUNCEMENTS -- In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Startup Activities" (SOP 98-5), which requires costs of startup activities, including preopening expenses, to be expensed as incurred. The Company's practice was to defer these expenses until a manufactured housing village commenced operations, at which time the costs, other than the advertising costs which are expensed upon opening, were amortized over a one-year period. As of December 31, 1997, preopening expenses of approximately $507 were deferred and amortized during 1998. Commencing in 1998, preopening costs were expensed as incurred. Preopening costs incurred and expensed in 1999 and 1998 were nominal.



        In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000. Upon adoption of this statement, the Company anticipates no impact on its reported consolidated financial position, results of operations, cash flows or related disclosures.



        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 interprets and expands upon existing guidance regarding revenue recognition. The implementation of SAB 101 is required no later than the fourth quarter of 2000. The Company does not expect SAB 101 to have a material impact on revenue recognition.



     (j)RECLASSIFICATIONS -- Certain reclassifications have been made to the prior years' financial statements to conform with the 1999 presentation.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(3)  INVESTMENTS IN JOINT VENTURES --



     Prior to 1998, the Company participated in two joint ventures to develop and sell residential property to third parties or to venture partners who construct residential housing on the property. In addition, the Company participated in a partnership which provides mortgage brokering services.



     For each joint venture, the Company owned a 50% ownership interest. All key decisions regarding venture activities were made jointly. Accordingly, the Company used the equity method of accounting for the investments in these joint ventures.



     During 1998, the Company sold its ownership position in one joint venture and acquired the 50% interest not previously owned in another joint venture. During 1999 the assets of the remaining joint venture were sold and the venture was terminated.



     Fees received by the Company for services provided to the joint ventures are offset against costs to the extent incurred in providing these services. Any excess is deferred by the Company to the extent of its ownership interest in the venture and recognized as income as the venture closes on sales of properties to third parties.



     The following tables summarize unaudited financial information related to the Company's joint venture activities during the period of time a 50% ownership was maintained:



                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                      1999     1998      1997
                                                      ----    ------    ------
STATEMENTS OF INCOME
Revenues............................................  $550    $1,635    $1,264
Costs and expenses..................................   448     1,209     1,199
                                                      ----    ------    ------
Pretax income.......................................  $102    $  426    $   65
                                                      ====    ======    ======



                                                                       DECEMBER 31,
                                                                       ------------
                                                                       1999    1998
                                                                       ----    ----
         BALANCE SHEETS
         Assets, primarily land and land improvements................  $ --    $478
         Liabilities.................................................  $ --    $ --
         Equity......................................................  $ --    $478



(4)  HOMEMAX, INC. JOINT VENTURE WITH AMERICAN HOMESTAR CORPORATION --



     Effective March 15, 1999, after assignment of certain obligations and other preclosing activities, the Company sold a 25% interest in HomeMax to American Homestar Corporation (American Homestar) for a note receivable of approximately $4.4 million. The note receivable is to be paid in three annual installments commencing March 15, 2000 and accrues interest at prime, payable quarterly. The amended and restated securities purchase agreement includes the following terms:



     - American Homestar issued a $4.0 million subordinated convertible loan to HomeMax concurrent with the sale. This subordinated loan accrues interest at 6.0%, payable quarterly, while the principal is payable on June 15, 2002 unless accelerated as a result of available cash flow of HomeMax, as defined. The subordinated loan is convertible into an additional 25% of HomeMax at the discretion of American Homestar.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     - The Company retained a $4.0 million receivable due from HomeMax which accrues interest at 6.0% and is payable quarterly. The $4.0 million of principal is payable on September 15, 2002, unless accelerated as a result of available cash flow of HomeMax, as defined, and the receivable and related interest are eliminated in the accompanying consolidated financial statements.



     - The Company agreed to pay up to $3.0 million in connection with certain annual lease obligations. During the year ended December 31, 1999, $1,058 was expensed under this commitment. Future commitments associated with these leases in 2000 and 2001 approximate $1,404 and $538, respectively.



     - Subsequent to the sale, model home inventory was replaced with the inventory of American Homestar. Costs of replacement was provided by the Company and American Homestar in amounts of $1,000 and $500, respectively.



     - Subsequent to the sale, the Company and American Homestar each agreed to provide up to $50 per quarter to support advertising and promotional initiatives. As of December 31, 1999, $150 of funding was provided by each the Company and American Homestar.



     - American Homestar agreed to provide certain management and consulting services for up to three years for compensation of at least $500 plus an additional fee of up to $750 based upon quarterly losses during the first four quarters following closing. During the year ended December 31, 1999, $942 was expensed under this arrangement.



     - American Homestar and the Company each agreed to provide working capital loans of up to $500 to HomeMax which will accrue interest at prime. No working capital loans were provided as of December 31, 1999, however, additional financing of $500 and $750 was provided by the Company and American Homestar, respectively, through September 30, 2000.



     - The Company has the option to sell and American Homestar has the option to buy 50% of HomeMax within three years at a defined price.



     - The Company received an option, which expires on March 15, 2004, to purchase up to 150,000 shares of common stock of American Homestar with an exercise price of $18.00 per share.



     The accompanying financial statements include the results of HomeMax for all applicable periods. Losses for the period subsequent to the transaction allocable to American Homestar are included as a component of minority interest in loss of consolidated entities in the accompanying consolidated statements of operations. Similarly, American Homestar's investment, net of allocable losses, is included as a component of minority interest (approximately $766 as of December 31, 1999) in the accompanying consolidated balance sheets. The gain resulting from the Company's sale of a 25% interest in HomeMax to American Homestar ($1,765) has been deferred until, among other factors, American Homestar converts its subordinated note into an additional 25% equity interest in HomeMax.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(5) NOTES PAYABLE --



     CONTINUING OPERATIONS:



                                                            DECEMBER 31,
                                                         ------------------
                                                          1999       1998
                                                         -------    -------
Manufactured Housing Floor Plan Facility for inventory
  and display models, payable to Bombardier Capital,
  Inc., variable interest rates (9.0% at December 31,
  1999), subject to repayment upon the earlier of sale
  or fifteen months from the date of initial borrowing,
  secured by the inventory, an irrevocable letter of
  credit from American Homestar and a repurchase
  agreement with American Homestar in the event of
  default..............................................   $9,511       $ --
Manufactured Housing Floor Plan Facility, payable to
  Nations Bank, $12.9 million financing facility for
  inventory and display models, interest at the Prime
  Rate or the Euro-rate plus 2.35% (8.78% at December
  31, 1999) and subject to repayment upon the earlier
  of sale or the end of, in certain circumstances, six
  months if held in inventory. Borrowings for the cost
  of certain models held for more than twelve months
  accrue interest at 10% and are subject to repayment
  no later than twenty-four months after the date of
  initial borrowing....................................      344      7,082
                                                         -------    -------
                                                          $9,855     $7,082
                                                         =======    =======
Credit Agreement, payable to the Provident Bank, $15.0
  million available for working capital needs of
  HomeMax and subsidiaries, interest at the Prime Rate
  plus 1.0%, (9.5% at December 31, 1999), payable in
  three annual installments of $1.47 million commencing
  March 15, 2000, entire balance payable at the earlier
  of September 15, 2002 or 90 days following the sale
  of the remaining 50% of HomeMax (Note 4), secured by
  $8.4 million of promissory notes, prepayment penalty
  equal to a percentage of the gain, if any, upon the
  sale of additional interest in HomeMax, as defined
  per the Credit Agreement, $10.0 million guaranteed by
  Zaring Homes, Inc....................................  $15,000    $15,000
                                                         =======    =======
Subordinated Debt:
  Subordinated notes payable to principal shareholder,
     interest at the greater of 9 7/8% or the Prime
     Rate plus 1 5/8% (10 1/8% at December 31, 1999)
     payable monthly, principal due September, 2002....   $5,000       $ --

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


                                                            DECEMBER 31,
                                                         ------------------
                                                          1999       1998
                                                         -------    -------
  Subordinated note payable to American Homestar
     Corporation, interest at 6.0% payable quarterly,
     payable June 15, 2002 unless accelerated as a
     result of available cash flow of HomeMax, as
     defined, convertible into an additional 25% equity
     interest in HomeMax at the discretion of American
     Homestar..........................................    4,000         --
                                                         -------    -------
                                                          $9,000       $ --
                                                         =======    =======



     DISCONTINUED OPERATIONS:



                                                            DECEMBER 31,
                                                         ------------------
                                                          1999       1998
                                                         -------    -------
Obligations of Zaring Homes:
  Revolving Credit Facility, payable to PNC Bank, as
     agent, $72.5 million available at December 31,
     1999, borrowings outstanding at December 31, 1999
     and December 31, 1998 are at 8.77% and 7.19%,
     respectively, expiring in March 2001..............  $61,250    $44,500
  Term Loans, payable to PNC Bank, as agent, borrowings
     outstanding at December 31, 1999 and December 31,
     1998 are at 8.76% and 7.88, respectively, payable
     in quarterly installments of $750 through March
     2001..............................................    4,500      6,750
  Other Term Notes, payable to banks, interest at
     7.95%, payable in quarterly installments of $437
     through March 2001................................    2,739      4,371
  Other Term Notes, interest at 7.0% to 12.0%,
     principal installments of $72 due January 2002,
     $2,425 due April 2003 and $692 due April 2005,
     secured by certain land...........................    2,949         --
                                                         -------    -------
                                                         $71,438    $55,621
                                                         =======    =======
Obligations of Leasing LLC, Land LLC and Leasing 99
  LLC:
  Notes payable by Leasing LLC to The Huntington
     National Bank, permitted borrowings of up to $10.0
     million, interest at LIBOR plus 1.75% (8.21% and
     6.75% at December 31, 1999 and 1998, respectively,
     payable monthly, secured by model homes and a
     personal guarantee, payable upon sale of the
     models or in annual installments through June
     2001..............................................   $6,072     $8,237

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


                                                            DECEMBER 31,
                                                         ------------------
                                                          1999       1998
                                                         -------    -------
  Notes payable by Leasing 99 LLC to The Huntington
     National Bank, permitted borrowings of up to $3.0
     million, interest at LIBOR plus 1.75% (8.21% at
     December 31, 1999), payable monthly, secured by
     model homes, a personal guarantee and a guarantee
     by Leasing LLC, payable upon sale of the models or
     in annual installments through March 2002.........    2,859         --
  Notes payable by Land LLC to the Provident Bank,
     permitted borrowings of up to $10.0 million,
     interest at LIBOR plus 2.25% (8.71% and 7.25% at
     December 31, 1999 and December 31, 1998,
     respectively) payable monthly, secured by land and
     a personal guarantee, payable in July 2001........    8,663      5,710
                                                         -------    -------
                                                         $17,594    $13,947
                                                         =======    =======
Obligation of Zaring Financial Services:
  Revolving line of credit payable to the Provident
     Bank, permitted borrowings of up to $5.0 million,
     $1.8 million available at December 31, 1999,
     interest at the Prime Rate minus 0.25% (8.25% at
     December 31, 1999), expiring May 2002.............   $3,181       $ --
                                                         =======    =======



     The Company's discontinued Zaring Homes segment has a syndicated credit facility with PNC Bank acting as agent. This facility consists of a revolving credit facility, including amounts available for letters of credit, as defined in the agreement, and a term loan.



     During 1999 and subsequent to yearend the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility includes the following modifications:



     - The maturity date of the facilities was revised to March 31, 2001.



     - Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 2, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.



     - Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2000. Default rates, if applicable, will be 3% above the interest rate in effect.



     - The third amendment revises preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


      agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).



     - Waivers for loan violations occurring prior to April 14, 2000.



     The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees (see Notes 1, 13 and 15). In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreements, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganization, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.



     As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of December 15, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings exceed $5.0 million on January 1, 2000, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.



     The carrying value of the revolving credit facilities and term loans approximate fair market value as these notes are priced at current market rates. The fair market value of the Company's other fixed rate notes payable as of December 31, 1999 and 1998 approximated $9,627 and $4,452, respectively. The fair market values of these securities was estimated by discounting the expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities.



     Scheduled maturities of notes payable from continuing operations are as follows:



                  YEARS ENDED DECEMBER 31,
                  ------------------------
2000........................................................    $11,325
2001........................................................      1,470
2002........................................................     21,060
2003........................................................         --
2004........................................................         --
Thereafter..................................................         --
                                                                -------
                                                                $33,855
                                                                =======



     The Company is contingently liable under letters of credit of approximately $7.7 million issued as a result of lot and land acquisition and development activities through December 31, 1999.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(6) INCOME TAXES --



     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This statement requires deferred tax recognition for all temporary difference in accordance with the liability method and requires adjustments of future tax benefits and deferred tax liabilities for enacted changes in tax laws and rates.



     The following summarizes the benefit for income taxes on the loss from continuing operations:



                                                  YEARS ENDED DECEMBER 31,
                                                -----------------------------
                                                 1999       1998       1997
                                                -------    -------    -------
Currently payable (receivable)................  $(1,250)   $    --    $    --
Deferred......................................   (1,438)    (8,184)    (1,615)
                                                -------    -------    -------
                                                $(2,688)   $(8,184)   $(1,615)
                                                =======    =======    =======



     The following is a reconciliation between the statutory federal income tax rate and the benefit for income taxes:



                                  1999               1998               1997
                             ---------------    ---------------    ---------------
                             AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE
                             -------   -----    -------   -----    -------   -----
Computed benefit for
  federal income taxes at
  the statutory rate.......  $(5,677)  (34.0%)  $(7,154)  (34.0%)  $(1,404)  (34.0%)
State and local income
  taxes, net of federal
  income tax benefit.......     (835)   (5.0)    (1,052)   (5.0)      (207)   (5.0)
HomeMax losses subsequent
  to March 15, 1999 which
  are not included in the
  consolidated return of
  the Company..............    2,806    16.8         --      --         --      --
Valuation allowance........    1,106     6.6         --      --         --      --
Other......................      (88)   (0.5)        22     0.1         (4)   (0.1)
                             -------   -----    -------   -----    -------   -----
                             $(2,688)  (16.1%)  $(8,184)  (38.9%)  $(1,615)  (39.1%)
                             =======   =====    =======   =====    =======   =====



     At December 31, 1999 and 1998, the future tax benefit and estimated refunds consist of the following:



                                                           1999       1998
                                                          -------    ------
Goodwill and other intangibles..........................  $    --    $ (251)
Recognition of warranty expense.........................    1,791       409
Currently nondeductible expenses........................    1,075       424
Asset impairment and discontinued operations............    3,536     2,213
Inventory and equipment costs not currently
  deductible............................................      322       863
Estimated refunds.......................................    3,131     2,395
Estimated net operating loss carryforwards..............    2,107        --
Valuation allowance.....................................   (1,106)       --
                                                          -------    ------
                                                          $10,856    $6,053
                                                          =======    ======

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     The valuation allowance established in 1999 is primarily attributed to deferred tax assets associated with HomeMax which may ultimately be impaired unless prospective taxable income is realized. During the quarter ended September 30, 2000, the Company recorded an additional valuation allowance of $10.6 million. The 2000 valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.



(7)  RETIREMENT PLAN --



     The Company has established a defined contribution plan for all eligible employees. The plan provides for voluntary contributions by the Company's employees up to a specified maximum percentage of gross pay and, effective January 1, 1998, a Company match of 25% of employee contributions. In addition, the Company may make discretionary contributions. Total Company contributions expensed attributed to continuing operations approximated $158, $179, and $3 in 1999, 1998, and 1997, respectively. Company contributions expensed related to the discontinued operations approximated $794, $605 and $51 in 1999, 1998 and 1997, respectively.



(8)  RELATED PARTY TRANSACTIONS --



     During 1999, Leasing 99 LLC, a company owned by Allen G. Zaring III, purchased from and subsequently leased back to Zaring Homes approximately $3.2 million of model homes. During 1998, Leasing LLC, a Company owned by Allen G. Zaring, III, purchased from and subsequently leased back to Zaring Homes approximately $11.0 million of model homes. During the lease terms, Zaring Homes pays Leasing LLC and Leasing 99 LLC monthly rent equal to the greater of the prime interest rate or LIBOR plus 1.5% applied to the aggregate sales prices of the respective models and related taxes, insurance, maintenance and homeowners fees, as applicable.



     Also in 1998, Land LLC, a company owned by Allen G. Zaring III and his sons, purchased approximately $4.3 million of undeveloped land from Zaring Homes. In 1999 and 1998 Land LLC purchased approximately $4.1 million and $1.5 million, respectively of undeveloped land from unrelated parties. Zaring Homes has options for up to three years to purchase the land for Land LLC's original cost plus 15%. Interim monthly option payments to Land LLC approximate its carrying costs (interest, real estate taxes, sewer and water). To secure its performance of the option contract, Zaring Homes provided a $1.3 million irrevocable letter of credit. In 1999, Zaring Homes purchased $1.2 million of undeveloped land from Land LLC.



     Other related party activities are summarized as follows:



                                                    1999      1998     1997
                                                   ------    ------    ----
Sale of residential lots.........................  $   --    $   --    $165
                                                   ======    ======    ====
Sales of residential homes to management and
  other related parties, including $554 and
  $1,680 related to employees who were relocated
  during 1999 and 1998, respectively.............  $2,722    $3,393    $732
                                                   ======    ======    ====
Purchase of residential lots.....................  $   --    $   --    $480
                                                   ======    ======    ====

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


                                                    1999      1998     1997
                                                   ------    ------    ----
                                                   ======    ======    ====
American Homestar:
  Rebates receivable.............................  $  489    $   --     N/A
  Interest receivable............................     272        --     N/A
  Interest payable on subordinated loan..........     121        --     N/A
  Management fee payable.........................     942        --     N/A
  Interest income................................     272        --      --
  Interest expense...............................     191        --      --
  Management fee expense.........................     942        --      --
Allen G. Zaring III:
  Interest payable on subordinated loan..........  $   43    $   --    $N/A
  Interest expense...............................     127        --      --
  Temporary financing provided to the Company and
     repaid during the year......................   2,000        --      --
  Receivable.....................................      16        16     N/A
Blue Chip:
  Receivable.....................................  $   --    $   66    $N/A
Employees:
  Receivables....................................  $   15    $   --    $N/A



(9)  COMMITMENTS AND CONTINGENCIES --



     (a)LITIGATION -- The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to real estate, environmental zoning and other matters, which seek remedies or damages. The Company believes that any liability that may finally be determined, exclusive of certain litigation discussed below, will not have a material effect on its financial position or results of operations.



        During 1999, the Company became aware of certain moisture and mold related issues in certain of its luxury site-built home communities in Mason, Ohio. The Company has vigorously pursued various remediation initiatives in an effort to address the various homeowner concerns. As of December 31, 1999 and through September 30, 2000, the Company estimated the cost of remediation approximates $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under its insurance polices. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Through September 30, 2000 the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known. Through September 30, 2000, the Company incurred costs of approximately $3.3 million related to the remediation efforts.



        As of September 30, 2000, of the total estimated remediation costs of $3.8 million, the Company has contractually agreed to remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a purported class action suit was filed by a homeowner which claimed compensatory damages of more than $25, treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of this case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case.



     (b)OPERATING LEASES -- The Company is obligated under noncancelable operating lease agreements for certain furniture and equipment, office space and land related to the HomeMax sales villages. Rental expense under these agreements for the Company's continuing operations approximated $2,240, $1,266, and $269 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental expense under these agreements for the Company's discontinued operations approximated $1,635, $1,408 and $704, respectively. Future minimum lease payments under these operating lease agreements are as follows:



                                     CONTINUING OPERATIONS    DISCONTINUED OPERATIONS
                                     ---------------------    -----------------------
Years Ended December 31,
  2000.............................         $2,090                    $1,178
  2001.............................          1,500                     1,125
  2002.............................            680                       856
  2003.............................            250                       779
  2004.............................            109                       622
  Thereafter.......................            339                     2,592
                                            ------                    ------
                                            $4,968                    $7,152
                                            ======                    ======



       As further discussed in Note 15, under the terms of the purchase agreements with Drees, Olympia Homes and St. Lawrence Homes, the facility and equipment leases of the Zaring Homes segment will be assumed by Drees, Olympia Homes and St. Lawrence Homes, as appropriate.



     (c)LOT PURCHASES -- In addition to land under development, the Company has commitments to purchase residential lots from various outside parties as follows:



                                                    NUMBER OF LOTS    AMOUNT
                                                    --------------    -------
Years Ended December 31,
  2000............................................       237          $11,560
  2001............................................       287           12,652
  2002............................................       144            6,003
  2003............................................       116            4,840
  2004............................................       111            4,615
  Thereafter......................................        76            3,040
                                                         ---          -------
                                                         971          $42,710
                                                         ===          =======



       These commitments relate primarily to the discontinued Zaring Homes and Hearthside segments. Subsequent to December 31, 1999, the Company is negotiating the transfer and/or termination of these commitments with the owners of the lots and the purchases of certain of the assets of the Zaring Home segment. As of December 15, 2000, these commitments approximate $8.1 million.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(10) SHAREHOLDERS' EQUITY --



     (a)PREFERRED SHARES -- The Company is authorized to issue up to 2,000,000 preferred shares of which 1,000,000 are voting and 1,000,000 are nonvoting. No preferred shares have been issued.



     (b)COMMON SHARES -- In 1998, the Company purchased and retired 189,300 shares for approximately $1,581. During 1997, the Company retired 255,400 treasury shares.



     (c)In each 1999, 1998 and 1997, the Company issued as an incentive three shares to each employee (2,001, 1,428 and 1,218 common shares with a total market value of $12, $13 and $12 in 1999, 1998 and 1997 respectively).



(11)  STOCK OPTION PLANS --



       The Company adopted stock option plans (the Plans) for employees and non employee directors in 1999, 1997, 1996 and 1993. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been the following pro forma amounts:



                                                   YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1999       1998       1997
                                                 --------    -------    ------
Net Income (Loss)
  As reported..................................  $(15,740)   $(6,366)   $2,052
  Pro forma....................................  $(15,916)   $(7,692)   $1,865
Earnings (Loss) Per Share
  As reported..................................  $  (3.43)   $ (1.34)   $ 0.43
  Pro forma....................................  $  (3.47)   $ (1.62)   $ 0.39



       Because the method of accounting as prescribed by SFAS 123 has not been applied to options granted prior to January 1, 1995, the pro forma net income (loss) and earnings (loss) per share information may not be representative of that to be expected in future years.



       The Company may grant options for up to 893,000 shares under the Plans. The Company has granted options on 629,567 shares through December 31, 1999. The option exercise prices approximated the stock's market price on the date of grant. Of the options granted, 91,700 will vest subject to the Company's annual performance and conformity with certain performance criteria. These options expire ten years from grant date. Another 60,000 of the options vest in three annual installments beginning in 1998 and expire in ten years and 72,243 vest in 2000 and expire in ten years. The remaining options vest at their grant date and expire ten years from date of grant.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        A summary of the status of the Company's stock option plans at December 31, 1999, 1998 and 1997 and changes during the years then ended is presented below:



                                               YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                                  1999                   1998                  1997
                          --------------------   --------------------   -------------------
                                      WEIGHTED               WEIGHTED              WEIGHTED
                                      AVERAGE                AVERAGE               AVERAGE
                                      EXERCISE               EXERCISE              EXERCISE
                           SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                          ---------   --------   ---------   --------   --------   --------
Outstanding, beginning
  of year...............    321,946    $10.15      208,728    $10.35      66,383    $12.05
Granted.................    223,808      8.39      223,956     10.25     200,250     10.00
Exercised...............         --        --           --        --          --        --
Forfeited/Expired.......   (100,270)     9.86     (110,738)    10.72     (57,905)    11.03
                          ---------    ------    ---------    ------    --------    ------
Outstanding, end of
  year..................    445,484    $ 9.33      321,946    $10.15     208,728    $10.35
                          =========    ======    =========    ======    ========    ======
Exercisable, end of
  year..................    226,541    $10.14       89,577    $10.18      41,225    $11.91
                          =========    ======    =========    ======    ========    ======
Weighted average fair
  value of option shares
  granted...............  $    5.86              $    6.27              $   5.85
                          =========              =========              ========



       The following table summarizes information related to options outstanding and options exercisable as of December 31, 1999:



                             WEIGHTED    WEIGHTED                   WEIGHTED
                             AVERAGE      AVERAGE                   AVERAGE
  OPTIONS       EXERCISE     EXERCISE   CONTRACTUAL     OPTIONS     EXERCISE
OUTSTANDING      PRICE        PRICE        LIFE       EXERCISABLE    PRICE
-----------   ------------   --------   -----------   -----------   --------
2,000....     $   7.25        $ 7.25        6.3           2,000      $ 7.25
198,943..      8.00-9.45        8.39        9.3              --          --
229,061..      9.50-10.25       9.99        8.0         209,061       10.03
9,260....        11.15         11.15        6.2           9,260       11.15
6,220....     12.50-13.50      13.10        4.6           6,220       13.10
  -------                     ------        ---         -------      ------
445,484..                     $ 9.33        8.5         226,541      $10.14
  =======                     ======        ===         =======      ======



       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997:



                                                YEARS ENDED DECEMBER 31,
                                            --------------------------------
                                              1999        1998        1997
                                            --------    --------    --------
Dividend yield............................        0%          0%          0%
Expected volatility.......................       36%         36%         36%
Risk-free interest rate...................      6.5%        6.5%        6.5%
Expected lives............................  10 years    10 years    10 years

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(12)  EARNINGS PER SHARE --



       Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed similar to basic except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.



       Options to purchase 445,484, 321,946 and 208,728 shares of common stock at average prices of $9.33, $10.15 and $10.35 per share were outstanding during 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share since the options' exercise prices were greater than the average market price of the common shares. In addition, during 1999 and 1998, inclusion of any options in the computation of diluted earnings per share would be anti-dilutive due to the net loss incurred.



       Since there are no dilutive securities, basic and diluted earnings per share are identical thus a reconciliation of the numerator and denominator is not necessary.



(13)  DISCONTINUED OPERATIONS --



     (a)ENTRY LEVEL HOME SEGMENT -- On December 13, 1999, the Board of Directors approved plans to discontinue the affairs of Hearthside. The net losses associated with the operations of Hearthside are included in the accompanying consolidated statements of operations as discontinued operations for each of the periods presented. In addition, net assets of Hearthside are included in the net assets of discontinued operations in the accompanying balance sheets. The results of the discontinued Hearthside segment reflect an allocation of interest expense based on assets deployed. Summary financial information of Hearthside is as follows:



                                                  YEARS ENDED DECEMBER 31,
                                                ----------------------------
                                                 1999       1998       1997
                                                -------    -------    ------
Net revenues..................................  $30,231    $11,354    $1,706
Interest allocation...........................  $   952    $   264    $   12
Pretax operating income (loss)................  $(7,168)   $  (362)   $   54
Provision (benefit) for income taxes..........   (2,638)      (143)       21
                                                -------    -------    ------
Net income (loss).............................  $(4,530)   $  (219)   $   33
                                                =======    =======    ======



                                                           AS OF DECEMBER 31,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
Land and home inventories................................  $9,814     $9,816
Other assets.............................................     812        493
Liabilities..............................................  (4,887)    (2,463)
                                                           ------     ------
Net assets of discontinued operations....................  $5,739     $7,846
                                                           ======     ======



       The disposal of Hearthside assets through an orderly sales process is expected to be completed no later than December 13, 2000. For the period ended December 31, 1999, the loss on discontinued operations includes the write down of assets to estimated realizable value and the estimated costs of disposing those operations (which aggregate approximately $1.75 million), net of applicable tax benefits.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     (b)LUXURY SITE-BUILT HOMES SEGMENT -- On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. As indicated previously, the Company has reached a tentative agreement with Drees to sell certain of the assets of the Zaring Homes Cincinnati, Nashville and Indianapolis divisions to Drees. In addition, on September 29, 2000, the Company sold certain of the net assets of the Louisville division to Olympia Home LLC, on October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes.



        The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions within the next twelve months. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions. Accordingly, the net income associated with the operations of Zaring Homes is included in the accompanying statements of operations as discontinued operations for each of the periods presented. In addition, the net assets of Zaring Homes are included in net assets of discontinued operations in the accompanying consolidated balance sheets.



        As of the period ended September 30, 2000, the Company recorded a loss on discontinued operations including a write down of assets to estimated realizable value and a provision for anticipated closing costs and operating losses until disposal aggregating approximately $3.0 million. The results of the Zaring Homes segment reflect an allocation of interest expense based on assets deployed. Summary financial information of the Zaring Homes segment is as follows:



                                                YEARS ENDED DECEMBER 31,
                                            --------------------------------
                                              1999        1998        1997
                                            --------    --------    --------
Revenues..................................  $284,602    $241,599    $214,042
Cost of sales.............................   237,792     199,867     179,568
Incremental warranty provision............     2,806          --          --
Interest allocation.......................     2,698       2,479       2,698
Selling, general and administrative.......    36,880      28,256      24,346
                                            --------    --------    --------
Operating income..........................     4,426      10,997       7,430
Other income (expense)....................        82         (14)         15
                                            --------    --------    --------
Pretax operating income...................     4,508      10,983       7,445
Provision for taxes.......................     1,659       4,271       2,911
                                            --------    --------    --------
Net income................................  $  2,849    $  6,712    $  4,534
                                            ========    ========    ========

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


                                                         AS OF DECEMBER 31,
                                                         ------------------
                                                          1999       1998
                                                         -------    -------
Land...................................................  $49,090    $41,737
Luxury site-built home inventory.......................   66,300     32,365
Model homes............................................    6,243      5,240
Property and equipment, net............................    6,199      6,634
Other assets...........................................    4,445      2,285
Accounts payable.......................................  (26,971)   (12,080)
Accrued expenses.......................................  (12,691)    (4,037)
Customer deposits......................................   (6,851)    (2,667)
Notes payable..........................................  (71,438)   (55,621)
                                                         -------    -------
Net assets of discontinued operations..................  $14,326    $13,856
                                                         =======    =======



     (c)FINANCIAL SERVICES SEGMENT -- Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued. As a result, the net losses associated with the operations of Zaring Financial Services are included in the accompanying consolidated statements of operations as discontinued operations for all periods presented. In addition, the net assets of Zaring Financial Services are included in net assets of discontinued operations in the accompanying consolidated balance sheets. Summary financial information of Zaring Financial Services is as follows:



                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                      1999      1998     1997
                                                     -------    -----    -----
Revenues...........................................  $1,677     $526     $ --
Pretax operating income (loss).....................  $  (78)    $ (5)    $ --
Benefit for income taxes...........................     (29)      (2)      --
                                                     ------     ----     ----
Net loss...........................................  $  (49)    $ (3)    $ --
                                                     ======     ====     ====



                                                            AS OF DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------    -------
Mortgage receivables......................................   $3,721      $  71
Other assets..............................................      263         88
Revolving credit note.....................................   (3,181)        --
Other liabilities.........................................     (270)      (142)
                                                             ------      -----
Net assets of discontinued operations.....................   $  533      $  17
                                                             ======      =====



     (d)MAJORITY SHAREHOLDER LLCS -- Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers. As a result, the activities of these entities will no longer be required to be consolidated with the results of the Company. The Majority Shareholder LLCs are included as a component of discontinued operations in the

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        accompanying financial statements of the Company. Summary information of the Majority Shareholder LLCs is as follows:



                                                  YEARS ENDED DECEMBER 31,
                                                  -------------------------
                                                   1999      1998     1997
                                                  ------    ------    -----
Revenues........................................  $2,836    $2,308    $  --
Cost of sales...................................   2,436     1,887       --
Interest, net...................................   1,221       465       --
Selling, general and administrative.............     178       112       --
                                                  ------    ------    -----
Operating loss..................................    (999)     (156)      --
Other income....................................     750       560       --
Minority interest...............................     249      (404)      --
                                                  ------    ------    -----
                                                  $   --    $   --    $  --
                                                  ======    ======    =====



                                                         AS OF DECEMBER 31,
                                                        --------------------
                                                          1999        1998
                                                        --------    --------
Model homes...........................................  $  9,923    $  9,153
Land..................................................     7,853       5,784
Other assets..........................................     1,063         739
Notes payable.........................................   (17,594)    (13,947)
Other liabilities.....................................      (170)        (75)
Minority interest.....................................    (1,075)     (1,654)
                                                        --------    --------
Net assets of discontinued operations.................  $     --    $     --
                                                        ========    ========



(14)  SEGMENT INFORMATION --



     Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes new standards for segment reporting which are based on the way management organizes segments within a company for making operating decisions and assessing performance. The Company's continuing segments are aligned with its respective product offerings: retail distribution of manufactured housing and corporate. Corporate primarily includes the operations of the Company's corporate office whose main purpose is to provide financing, cash management, risk management, capital allocations, management reporting and general administration of the other segments.

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     The following tables set forth for the years indicated information regarding the Company's segments:



                                                 YEARS ENDED DECEMBER 31,
                                               -----------------------------
                                                 1999       1998       1997
                                               --------    -------    ------
HOMEMAX
Retail Distribution Manufactured Homes
  Revenues...................................  $ 20,551    $12,411    $8,209
  Cost of sales..............................    19,451     10,724     6,920
  Asset impairment...........................       753      5,674        --
  Interest...................................     1,568      1,807       312
  Selling, general and administrative........    11,688     11,704     3,370
                                               --------    -------    ------
  Operating loss.............................   (12,909)   (17,498)   (2,393)
  Other income (expense).....................        43         (5)      (28)
  Minority interest..........................     2,406        263        76
                                               --------    -------    ------
  Pretax Retail Distribution Loss............   (10,460)   (17,240)   (2,345)
CORPORATE
  Interest...................................     1,687        790        --
  General and administrative.................     4,551      3,010     1,785
                                               --------    -------    ------
     Loss before income taxes and
       discontinued operations...............   (16,698)   (21,040)   (4,130)
  Benefit for income taxes...................    (2,688)    (8,184)   (1,615)
                                               --------    -------    ------
          Net loss before discontinued
            operations.......................   (14,010)   (12,856)   (2,515)
  Income (loss) from discontinued operations,
     net of tax..............................    (1,730)     6,490     4,567
                                               --------    -------    ------
          Net income (loss)..................  $(15,740)   $(6,366)   $2,052
                                               ========    =======    ======



     Other pertinent information regarding the Company's segment operations are as follows:



                                              HOMEMAX
                                               RETAIL
                                            DISTRIBUTION
                                            MANUFACTURED
                                               HOMES        CORPORATE     TOTAL
                                            ------------    ---------    -------
Segment assets:
  1999....................................    $24,004        $18,432     $42,436
  1998....................................     23,152         10,671      33,823
  1997....................................     12,044          6,643      18,687
Depreciation and amortization expense:
  1999....................................        946            183       1,129
  1998....................................      2,024             --       2,024
  1997....................................        134             --         134
Expenditures for long-lived assets
  (excluding acquisitions):
  1999....................................        675             --         675
  1998....................................     14,064             --      14,064
  1997....................................      5,252             --       5,252

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     Reconciliation of segment assets to total assets:



                                                1999       1998       1997
                                               -------    -------    -------
  Total segment assets.......................  $42,436    $33,823    $18,687
  Elimination of inter-entity investments....       65         (5)        --
  Cash and cash equivalents*.................    7,102     14,133      4,160
  Net assets of discontinued operations......   20,598     21,719     30,918
                                               -------    -------    -------
          Total assets.......................  $70,201    $69,670    $53,765
                                               =======    =======    =======



     *Management excludes cash and cash equivalents from assessing a segment's operating performance.



(15)  SUBSEQUENT EVENTS --



     In February 2000, the Company's principal shareholder formed First Cincinnati Leasing 2000 LLC by contributing $6.0 million to purchase certain model homes from Zaring Homes. The model homes were subsequently leased back to Zaring Homes. On September 1, 2000, Leasing 2000 borrowed $5.3 million from a bank at interest of LIBOR plus 1.75%, secured by the model homes and a personal guarantee and due August 2003.



     During the second quarter of 2000, the HomeMax subsidiary sold two unopened sales villages for approximately $800 resulting in a gain of approximately $529.



     On September 29, 2000 the Company sold certain of the net assets of the Zaring Homes Louisville division to Olympia Homes LLC for approximately $6.3 million resulting in a loss of $824.



     On October 13, 2000, the Company sold certain of the operating assets of the Zaring Homes Raleigh division to Drees for book value, approximately $11.0 million.



     On November 13, 2000, St. Lawrence Homes acquired substantially all of the real estate assets and assumed the lot purchase contracts of the Zaring Homes Charlotte division for book value, $3.3 million. All Zaring Homes under contract of sale in Charlotte will be completed and warranted by Zaring Homes.



     On November 13, 2000, the Board of Directors of the Company approved plans to discontinue the operations of its Zaring Homes and Zaring Financial Services segments and will no longer be required to consolidate the results of the LLCs controlled by its principal shareholder (see Note 13).



     On December 1, 2000, the Company entered into an agreement with Drees whereby a Drees subsidiary will purchase substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. The Company expects to close on the sale to Drees in the first quarter of 2001.



     At September 30, 2000 the Company was not in compliance with certain of the terms and conditions of certain of its credit agreements. Management intends to discuss the covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance at least through the date of the expected sale to Drees. (see Note 5)



     Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined that the undiscounted estimated future cash flows of HomeMax were less than the carrying value

                          ZARING NATIONAL CORPORATION

                           DECEMBER 31, 1999 AND 1998


                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     of the long-lived assets of HomeMax. Accordingly, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of approximately $6.3 million.



     During the third quarter of 2000, the Company recorded an additional tax valuation allowance of $10.6 million. The valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximately $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact the previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 15, 2000



                                          ZARING NATIONAL CORPORATION



                                          By:/s/ RONALD G. GRATZ

                                            ------------------------------------

                                            Ronald G. Gratz


                                            Chief Financial Officer,


                                            Secretary and Treasurer

                                                                     APPENDIX II



                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                   FORM 10-Q



       [X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000
                   OR
       [  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934



                        COMMISSION FILE NUMBER 333-22679



                          ZARING NATIONAL CORPORATION


             (Exact Name of Registrant as Specified in Its Charter)



                     OHIO                                         31-1506058
       (State or other jurisdiction of               (I.R.S. Employer Identification No.)
        incorporation or organization)

     11300 CORNELL PARK DRIVE, SUITE 500,
               CINCINNATI, OHIO                                   45242-1825
   (Address of principal executive offices)                       (Zip Code)



                                  513-489-8849


              (Registrant's telephone number, including area code)



          Securities registered pursuant to Section 12(g) of the Act:



                        COMMON SHARES, WITHOUT PAR VALUE


                                (Title of Class)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes [X] No [ ]



Number of common shares outstanding as of September 30, 2000: 4,591,389

                          ZARING NATIONAL CORPORATION



                                     INDEX



                                                                PAGE
                                                                -----
PART I FINANCIAL INFORMATION
  Item 1. Consolidated Financial Statements
     Consolidated Balance Sheets, September 30, 2000,
      September 30, 1999 (unaudited and, with respect to
      1999, as restated) and December 31, 1999 (as
      restated).............................................     II-3
     Consolidated Statements of Operations (unaudited),
      Three Months Ended September 30, 2000 and 1999 (with
      respect to 1999, as restated) and Nine Months Ended
      September 30, 2000 and 1999 (with respect to 1999, as
      restated).............................................     II-5
     Consolidated Statement of Shareholders' Equity, Nine
      Months Ended September 30, 2000 (unaudited)...........     II-6
     Consolidated Statements of Cash Flows, Nine Months
      Ended September 30, 2000 and 1999 (unaudited and, with
      respect to 1999, as restated).........................     II-7
     Notes to Consolidated Financial Statements
      (unaudited)...........................................     II-9
  Item 2. Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    II-22
  Item 3. Qualitative and Quantitative Disclosures about
     Market Risk............................................    II-29
PART II OTHER INFORMATION...................................    II-30
SIGNATURES..................................................    II-31

                         PART I. FINANCIAL INFORMATION



                   ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS



                          ZARING NATIONAL CORPORATION



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                             (DOLLARS IN THOUSANDS)



                                                                 (UNAUDITED)
                                                                SEPTEMBER 30,
                                                           ------------------------    DECEMBER 31,
                                                            2000          1999             1999
                                                           -------    -------------    -------------
                                                                      (AS RESTATED)    (AS RESTATED)
CASH AND CASH EQUIVALENTS................................  $11,876       $ 8,428          $ 7,102
RECEIVABLES:
  Related parties........................................      237             3              828
  Note from American Homestar Corporation................    2,941         4,400            4,400
  Manufactured housing rebates and other.................      639         1,411              124
INVENTORIES:
  Retail distribution manufactured homes.................    6,641         4,918            6,147
  Model homes............................................    6,501         7,236            6,556
PROPERTY AND EQUIPMENT, net..............................      625         1,025              954
HOMEMAX SALES VILLAGES, net..............................    3,062        11,343            9,352
FUTURE TAX BENEFIT AND ESTIMATED REFUNDS.................    1,381         6,280           10,856
CASH SURRENDER VALUE OF LIFE INSURANCE AND OTHER
  ASSETS.................................................    3,824         3,351            3,284
NET ASSETS OF DISCONTINUED OPERATIONS....................    3,300        34,365           20,598
                                                           -------       -------          -------
                                                           $41,027       $82,760          $70,201
                                                           =======       =======          =======



   The accompanying notes are an integral part of these consolidated balance sheets.

                          ZARING NATIONAL CORPORATION



                    CONSOLIDATED BALANCE SHEETS (CONTINUED)



                      LIABILITIES AND SHAREHOLDERS' EQUITY


                             (DOLLARS IN THOUSANDS)



                                                                 (UNAUDITED)
                                                                SEPTEMBER 30,
                                                           ------------------------    DECEMBER 31,
                                                            2000          1999             1999
                                                           -------    -------------    -------------
                                                                      (AS RESTATED)    (AS RESTATED)
LIABILITIES:
     Manufactured housing floor plan facility............  $10,532       $ 8,747          $ 9,855
     Term notes payable..................................   14,280        15,000           15,000
     Accounts payable....................................    1,330         3,064            2,083
     Accrued liabilities.................................    3,202         2,274            3,539
     Customer deposits...................................      815           878            1,150
     Deferred gains......................................    1,765         1,765            1,765
                                                           -------       -------          -------
          Total liabilities before subordinated debt and
            minority interest............................   31,924        31,728           33,392
                                                           -------       -------          -------
SUBORDINATED DEBT........................................    9,000         9,000            9,000
                                                           -------       -------          -------
MINORITY INTEREST IN CONSOLIDATED ENTITIES...............   (1,494)        1,653              766
                                                           -------       -------          -------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Preferred shares, no par value, 2,000,000 shares
       authorized, none issued or outstanding............       --            --               --
     Common shares, no par value, 18,000,000 shares
       authorized, 4,591,389 issued and outstanding at
       September 30, 2000, 4,591,488 issued and
       outstanding at September 30, 1999 and December 31,
       1999..............................................   24,957        24,957           24,957
     Additional paid-in capital..........................    4,286         4,286            4,286
     Retained earnings (deficit).........................  (27,646)       11,136           (2,200)
                                                           -------       -------          -------
       Total shareholders' equity........................    1,597        40,379           27,043
                                                           -------       -------          -------
                                                           $41,027       $82,760          $70,201
                                                           =======       =======          =======



   The accompanying notes are an integral part of these consolidated balance sheets.

                          ZARING NATIONAL CORPORATION



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                         THREE MONTHS ENDED              NINE MONTHS ENDED
                                                            SEPTEMBER 30,                  SEPTEMBER 30,
                                                     ---------------------------    ---------------------------
                                                        2000           1999            2000           1999
                                                     ----------    -------------    ----------    -------------
                                                                   (AS RESTATED)                  (AS RESTATED)
NET REVENUES:
    Retail distribution manufactured homes.........  $   10,579     $    4,858      $   30,800     $   15,072
                                                     ----------     ----------      ----------     ----------
         Total net revenues........................      10,579          4,858          30,800         15,072
                                                     ----------     ----------      ----------     ----------
EXPENSES:
    Cost of sales retail distribution manufactured
      homes........................................       9,018          4,495          26,231         13,424
    Asset impairment...............................       6,300             --           6,300             --
    Interest.......................................         938            672           2,774          2,369
    Selling........................................         810            800           2,506          2,538
    General and administrative.....................       2,694          3,420           9,205          8,945
                                                     ----------     ----------      ----------     ----------
         Total expenses............................      19,760          9,387          47,016         27,276
                                                     ----------     ----------      ----------     ----------
         Operating loss............................      (9,181)        (4,529)        (16,216)       (12,204)
INCOME FROM UNCONSOLIDATED JOINT VENTURES..........          --             51              --             51
OTHER INCOME (EXPENSE), NET........................         (66)           (24)            409             31
                                                     ----------     ----------      ----------     ----------
    Loss from continuing operations before minority
      interest and provision (benefit) for income
      taxes........................................      (9,247)        (4,502)        (15,807)       (12,122)
MINORITY INTEREST IN CONSOLIDATED ENTITIES.........       1,817            616           2,310          1,215
                                                     ----------     ----------      ----------     ----------
    Loss from continuing operations before
      provision (benefit) for income taxes.........      (7,430)        (3,886)        (13,497)       (10,907)
PROVISION (BENEFIT) FOR INCOME TAXES...............       5,500           (838)          3,789         (3,133)
                                                     ----------     ----------      ----------     ----------
    Net loss from continuing operations............     (12,930)        (3,048)        (17,286)        (7,774)
DISCONTINUED OPERATIONS:
    Loss of entry level home segment, net of tax...          --           (304)             --           (993)
    Income (loss) of luxury site built home
      segment, net of tax..........................      (7,543)         3,348          (8,049)         6,314
    Income (loss) of financial services segment,
      net of tax...................................          37             30            (111)            49
                                                     ----------     ----------      ----------     ----------
         Net income (loss).........................  $  (20,436)    $       26      $  (25,446)    $   (2,404)
                                                     ==========     ==========      ==========     ==========
BASIC AND DILUTED LOSS PER COMMON SHARE FROM
  CONTINUING OPERATIONS............................  $    (2.82)    $    (0.66)     $    (3.77)    $    (1.69)
                                                     ==========     ==========      ==========     ==========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
  FROM DISCONTINUED OPERATIONS.....................  $    (1.63)    $     0.67      $    (1.77)    $     1.17
                                                     ==========     ==========      ==========     ==========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE...  $    (4.45)    $     0.01      $    (5.54)    $    (0.52)
                                                     ==========     ==========      ==========     ==========
WEIGHTED AVERAGE SHARES OUTSTANDING................   4,591,389      4,591,488       4,591,427      4,591,488
                                                     ==========     ==========      ==========     ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                          ZARING NATIONAL CORPORATION



           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)



                             (DOLLARS IN THOUSANDS)



                                                                  ADDITIONAL
                                             SHARES     COMMON     PAID-IN     RETAINED
                                             ISSUED     SHARES     CAPITAL     (DEFICIT)    TOTAL
                                            ---------   -------   ----------   ---------   --------
BALANCE, DECEMBER 31, 1999................  4,591,488   $24,957     $4,286     $ (2,200)   $ 27,043
Purchase and retirement of common
  shares..................................        (99)       --         --           --          --
Net loss..................................         --        --         --      (25,446)    (25,446)
                                            ---------   -------     ------     --------    --------
BALANCE, SEPTEMBER 30, 2000...............  4,591,389   $24,957     $4,286     $(27,646)   $  1,597
                                            =========   =======     ======     ========    ========



   The accompanying notes are an integral part of this consolidated financial statement.

                          ZARING NATIONAL CORPORATION



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                             (DOLLARS IN THOUSANDS)



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(25,446)   $(2,404)
  Adjustments to reconcile net loss to cash used in
     continuing operations --
     Loss (income) from discontinued operations.............     8,160     (5,370)
     Income from unconsolidated joint ventures..............        --        (51)
     Gain on sale of sales villages.........................      (529)        --
     Depreciation and amortization..........................       898        376
     Asset impairment.......................................     6,300         --
     Tax valuation allowance................................    10,634         --
     Minority interest in loss of consolidated entities.....    (2,310)    (1,215)
  Change in assets and liabilities --
     Future tax benefit and estimated tax refunds...........    (1,159)      (227)
     Receivables............................................        76       (805)
     Inventories............................................      (439)    (3,118)
     Cash surrender value of life insurance and other
      assets................................................      (914)     1,274
     Accounts payable, accrued liabilities and deferred
      gains.................................................    (1,440)     1,001
     Customer deposits......................................      (335)       286
                                                              --------    -------
          Net cash used in operating activities of
           continuing operations............................    (6,504)   (10,253)
                                                              --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment and sales villages,
     net....................................................      (117)    (1,296)
  Proceeds from sale of property and equipment and sales
     villages...............................................       791      2,146
  Payments on note receivable...............................     1,459         --
  Distributions received from unconsolidated joint ventures,
     net....................................................        --        252
                                                              --------    -------
          Net cash provided by investing activities of
           continuing operations............................     2,133      1,102
                                                              --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable...............................    15,691     19,375
  Repayments on notes payable...............................   (15,734)    (8,710)
  Proceeds from minority interest...........................        50        347
                                                              --------    -------
          Net cash provided by financing activities of
           continuing operations............................         7     11,012
                                                              --------    -------
  Increase (decrease) in cash and cash equivalents..........    (4,364)     1,861
          Net cash provided by (used in) discontinued
           operations.......................................     9,138     (7,566)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     7,102     14,133
                                                              --------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 11,876    $ 8,428
                                                              ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest, net of amounts capitalized...................  $  7,003    $ 5,447
                                                              ========    =======
     Income taxes, net of refunds...........................  $ (1,564)   $   521
                                                              ========    =======

                          ZARING NATIONAL CORPORATION

                             (DOLLARS IN THOUSANDS)



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:



     During the nine months ended September 30, 1999, the Company received a note receivable in exchange for the sale of an investment in the HomeMax, Inc. subsidiary (Note 7):



Note receivable.............................................  $4,400
Deferred gain...............................................  (1,765)
Minority interest...........................................  (2,521)
Accrued expenses............................................    (114)



  The accompanying notes are an integral part of these consolidated financial statements.

                          ZARING NATIONAL CORPORATION



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(1)  BASIS OF PRESENTATION --



     (a)ORGANIZATIONAL CONSIDERATIONS BEFORE DISCONTINUED
        OPERATIONS -- Effective in 1997, Zaring National Corporation (an Ohio corporation) implemented the formation of a holding company structure which results in the accompanying consolidated financial statements including the accounts of Zaring National Corporation and subsidiaries (the Company). The subsidiaries of the Company include the following:
        Zaring Homes, Inc. and its subsidiaries, Zaring Homes of Indiana, LLC and Zaring Homes Kentucky, LLC; Zaring Holdings, Inc.; HomeMax Operating Properties, LLC; HomeMax, Inc. and its subsidiaries, HomeMax North Carolina, Inc., HomeMax Tennessee, Inc., HomeMax South Carolina, Inc., HomeMax Ohio, Inc., HM Properties, Inc., HomeMax Indiana, LLC and HomeMax Kentucky, LLC; Hearthside Homes, LLC; and Zaring Financial Services, LLC.



        The principal business of the Company's subsidiary, Zaring Homes, Inc. (Zaring Homes) is the designing, constructing, marketing and selling of single-family homes and the acquisition and development of land for sale as residential building lots in the midwest and southeast United States. Zaring Homes began operations in Cincinnati, Ohio in 1964 and commenced operations in Nashville, Tennessee in 1986. In 1994, operations commenced in Raleigh/Durham, North Carolina and Indianapolis, Indiana. In 1996, operations commenced in Louisville, Kentucky and Charlotte, North Carolina.



        In November 1996, the Company formed HomeMax, Inc. (HomeMax) for the purpose of entering into the retail distribution of manufactured housing. HomeMax, based in Raleigh, North Carolina, commenced operations in the first quarter of 1997 and currently operates eleven sales villages located in North Carolina and South Carolina.



        Effective October 1, 1997, the Company, through its then newly formed subsidiary Hearthside Homes, LLC (Hearthside), acquired substantially all of the net operating assets of Legacy, Inc., an Indianapolis based builder of entry level single family homes. The Company also acquired the stock of Legacy Mortgage Corporation. Legacy Mortgage Corporation, doing business as Hearthside Home Mortgage, originated, processed and sold mortgages to third-party investors.



        In June 1998, the Company's principal shareholder formed First Cincinnati Leasing LLC (Leasing LLC) and First Cincinnati Land LLC (Land
        LLC) to purchase and leaseback certain model homes and purchase certain undeveloped land, as applicable. In March, 1999 and February, 2000, the Company's principal shareholder formed First Cincinnati Leasing 99, LLC (Leasing 99 LLC) and First Cincinnati Leasing 2000 LLC (Leasing 2000
        LLC) to purchase and leaseback certain additional model homes. As a result of, among others, the principal shareholder's control of Leasing LLC, Leasing 99 LLC, Leasing 2000 LLC and Land LLC, the results of each of these entities have been consolidated with the Company's activities subsequent to their formation (see Note 9).



        In October 1998, the Company increased its ownership of Blue Chip Mortgage Company, LLC (Blue Chip) from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September 1998 are consolidated with the Company's activities. Effective April 1, 1999, Blue Chip and Legacy Mortgage Corporation were merged and renamed Zaring Financial Services, LLC (Zaring Financial Services). Zaring Financial Services processes and sells mortgages to third party lenders (see Note
        9).



        All significant intercompany transactions and balances have been eliminated in consolidation.



     (b)DISCONTINUED OPERATIONS -- The Company has plans to discontinue the operations of Zaring Homes, Hearthside and Zaring Financial Services and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder (see Note 9). The net assets and results of

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


       operations of these segments are treated as discontinued operations for all periods presented and, accordingly, prior financial information has been restated to conform with the current treatment accorded.



     (c)OPERATING INITIATIVES -- In 1999 and 2000, the Company experienced losses in each of its operating segments and was unable to comply with certain terms and conditions of its loan covenants despite its revenue growth. Management's plans to improve operating results and cashflow available to fund ongoing operations include initiatives to reduce certain assets, including the discontinuance of the operations of Hearthside, Zaring Homes and Zaring Financial Services (Note 9), reduce certain costs in each of its segments and modify the terms and conditions of its existing credit facilities (Note 4). In conjunction with the Company's asset reduction plans, during the first quarter of 2000, the Company announced that it had hired an investment banker to review various strategic alternatives including the sale of certain or all of its operations. During the third quarter 2000, the Company announced it will negotiate exclusively with The Drees Company (Drees) through November 22, 2000 and its intention to sell certain net assets of the Zaring Homes subsidiary to Drees (Note 13).



        On September 29, 2000, the Company sold certain of the net assets of its Louisville division to Olympia Homes LLC for approximately $6.3 million. On October 13, 2000, the Company sold certain of the net assets of its Raleigh division to Drees for approximately $11.0 million. In addition, on November 13, 2000, the Company sold certain of the net assets of its Charlotte division to St. Lawrence Homes for approximately $3.3 million. As the Company's operations are sold, net proceeds will be utilized to reduce outstanding debt and fund continuing operations (see also Note
        13).



        The Company has been advised by its independent public accountants that due to its significant operating losses, anticipated future losses from continuing operations and other factors, the auditors' report on the Company's December 31, 2000 financial statements will be modified to reflect the uncertainty of the Company's ability to continue as a going concern.



     (d)ASSET IMPAIRMENT -- Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses and pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), the Company determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, in the third quarter, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of a provision for asset impairment of approximately $6.3 million. The estimated fair value of the assets was based on reviews of comparable residual asset values.



     (e)INCOME TAXES -- The aggregate provisions for income taxes included in the accompanying consolidated statements of operations include a valuation allowance recorded during the quarter ended September 30, 2000 of $10.6 million. The aggregate valuation allowance has been allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that the previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income. The future tax benefit of $1,381 included in the accompanying consolidated balance sheet as of September 30, 2000 represents the estimated tax refunds related to the utilization of certain tax loss carrybacks.

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     (f)INTERIM REPORTING -- The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Since such financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements, they should be read in conjunction with the consolidated financial statements and related footnotes included in the Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission. The financial statements are unaudited, but in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's unaudited consolidated financial statements as of September 30, 2000 have been included. Operating results for the nine months ended September 30, 2000, are not necessarily indicative of the results for the entire year.



(2)  NOTES PAYABLE --



     The Company's notes payable from continuing operations consist of the following at September 30, 2000:



Manufactured Housing Floor Plan Facility for HomeMax
  inventory and display models, payable to Bombardier
  Capital, Inc., variable interest rates (10.0% at September
  30, 2000), subject to repayment upon the earlier of sale
  or fifteen months from the date of initial borrowing,
  secured by the inventory, an irrevocable letter of credit
  from American Homestar and a repurchase agreement with
  American Homestar in the event of default.................    $10,532

Credit Agreement, payable to the Provident Bank, $15.0
  million available for working capital needs of HomeMax and subsidiaries, interest at the Prime Rate plus 1.0%, (10.5%
  at September 30, 2000), payable in three annual
  installments of $1.47 million commencing March 15, 2000,
  entire balance payable at the earlier of September 15,
  2002 or 90 days following the sale of the remaining 50% of
  HomeMax, secured by $8.4 million of promissory notes,
  prepayment penalty equal to a percentage of the gain, if
  any, upon the sale of additional interests in HomeMax, as
  defined per the Credit Agreement, $10.0 million guaranteed
  by Zaring Homes, Inc......................................    $13,530

Working Capital Term Loan of HomeMax, payable to American
  Homestar, interest at prime (9.5% at September 30, 2000),
  payable on demand.........................................        750
                                                                -------
                                                                $14,280
                                                                =======
Subordinated Debt:
Subordinated notes payable to Principal Shareholder,
  interest at the greater of 9 7/8% or the Prime Rate plus
  1 5/8% (11 1/8% at September 30, 2000) payable monthly,
  principal due September, 2002.............................    $ 5,000

Subordinated note payable to American Homestar Corporation,
  interest at 6.00% payable quarterly, payable June 15, 2002 unless accelerated as a result of available cash flow of
  HomeMax, as defined, convertible into an additional 25%
  equity interest in HomeMax at the discretion of American
  Homestar..................................................      4,000
                                                                -------
                                                                $ 9,000
                                                                =======

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     The Company's notes payable from discontinued operations consist of the following at September 30, 2000:



Revolving Credit Facility, payable to PNC Bank, as agent,
  $67.5 million available at September 30, 2000, borrowings
  outstanding at September 30, 2000 are at 11.5%, expiring
  in March 2001.............................................    $51,250

Term Loans, payable to PNC Bank, as agent, borrowings
  outstanding at September 30, 2000 are at 11.5%, payable in
  quarterly installments of $750 through March 2001.........      2,250

Other Term Notes, payable to banks, interest at 7.95%,
  payable in quarterly installments of $437 through March
  2001......................................................      1,311

Other Term Notes, interest at 7.0% to 12.0%, principal
  installments of $72 due January 2002, $2,425 due April
  2003 and $692 due April 2005, secured by certain land.....      2,754
                                                                -------
                                                                $57,565
                                                                =======
Obligations of Leasing LLC, Land LLC, Leasing 99 LLC and
  Leasing 2000 LLC: Notes payable by Leasing LLC to The
  Huntington National Bank, permitted borrowings of up to
  $10.0 million, interest at LIBOR plus 1.75% (8.367% at
  September 30, 2000) payable monthly, secured by model
  homes and a personal guarantee, payable upon sale of the
  models or in annual installments through June 2001........    $ 3,850

Notes payable by Leasing 99 LLC to The Huntington National
  Bank, permitted borrowings of up to $3.0 million, interest at LIBOR plus 1.75% (8.375% at September 30, 2000),
  payable monthly, secured by model homes, a personal
  guarantee and a guarantee by Leasing LLC, payable upon
  sale of the models or in annual installments through March
  2002......................................................      2,150

Notes payable by Leasing 2000 LLC to The Huntington National
  Bank, interest at LIBOR plus 1.75% (8.378% at September
  30, 2000) payable monthly, secured by model homes and a
  personal guarantee, 20% of balance payable annually
  beginning September 1, 2001 with the balance due August
  31, 2003..................................................      5,249

Notes payable by Land LLC to the Provident Bank, permitted
  borrowings of up to $10.0 million, interest at LIBOR plus
  2.25% (8.87% at September 30, 2000) payable monthly,
  secured by land and a personal guarantee, payable in July
  2001......................................................      6,568
                                                                -------
                                                                $17,817
                                                                =======
Obligation of Zaring Financial Services: Revolving line of
  credit payable to the Provident Bank, permitted borrowings of up to $5.0 million, $0.9 million available at September
  30, 2000, interest at the Prime Rate minus 0.25% (9.25% at
  September 30, 2000), expiring May 2002....................    $ 4,061
                                                                =======

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     The Company's discontinued Zaring Homes segment has a syndicated credit facility with PNC Bank acting as agent. This facility consists of a revolving credit facility, including amounts available for letters of credit, as defined in the agreement, and a term loan.



     During 1999 and the first quarter of 2000, the Company was unable to comply with certain covenants included in its syndicated credit facility. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company entered into a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility included the following modifications:



     - The maturity date of the facilities was revised to March 31, 2001



     - Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 1, 2000 and an additional $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.



     - Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2001. Default rates, if applicable, will be 3% above the interest rate in effect.



     - The third amendment revised preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).



     - Waivers for loan violations occurring prior to April 14, 2000.



     The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees (see Notes 1, 9 and 13). In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate the payments due per the agreements, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganization, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.



     As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of November 20, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     borrowings exceed $5.0 million on January 1, 2001, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.



     The Company is contingently liable under letters of credit of approximately $5.4 million issued as a result of lot and land acquisition and development activities through September 30, 2000.



(5)  EARNINGS (LOSS) PER COMMON SHARE --



     Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.



     Options to purchase 459,788 and 456,634 shares of common stock at an average exercise price of $9.50 and $9.32 per share were outstanding as of September 30, 2000 and 1999, respectively, but were not included in the computation of earnings per share since the options' exercise prices were greater than the average market price of the common shares. In addition, inclusion of any options in the computation of diluted earnings per share would be anti-dilutive in the event of a net loss from continuing operations.



     Since there are no dilutive securities, basic and diluted earnings (loss) per share are identical; thus a reconciliation of the numerator and denominator is not necessary.



(6)  SHAREHOLDERS' EQUITY --



     The Company is authorized to issue up to 2,000,000 preferred shares of which 1,000,000 are voting. No preferred shares have been issued.



(7)  HOMEMAX, INC. JOINT VENTURE WITH AMERICAN HOMESTAR CORPORATION --



     Effective March 15, 1999, after assignment of certain obligations and other preclosing activities, the Company sold a 25% interest in HomeMax to American Homestar Corporation (American Homestar) for a note receivable of approximately $4.4 million. The note receivable is to be paid in three annual installments commencing March 15, 2000 and accrues interest payable quarterly, at prime. The amended and restated securities purchase agreement includes the following terms:



     - American Homestar issued a $4.0 million subordinated convertible loan to HomeMax concurrent with the sale. This subordinated loan accrues interest at 6.0%, payable quarterly, while the principal is payable on June 15, 2002 unless accelerated as a result of available cash flow of HomeMax, as defined. The subordinated loan is convertible into an additional 25% of HomeMax at the discretion of American Homestar.



     - The Company retained a $4.0 million receivable due from HomeMax which accrues interest at 6.0% and is payable quarterly. The $4.0 million of principal is payable on June 15, 2002, unless accelerated as a result of available cash flow of HomeMax, as defined, and the receivable and related interest are eliminated in the accompanying consolidated financial statements.



     - The Company agreed to pay up to $3.0 million in connection with certain annual lease obligations. During the nine months ended September 30, 2000, $1.2 million was expensed under this commitment.



     - Subsequent to the sale, model home inventory was replaced with the inventory of American Homestar. Costs of replacement was provided by the Company and American Homestar.

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     - Subsequent to the sale, the Company and American Homestar each agreed to provide up to $50 per quarter for the four quarters subsequent to March 15, 1999 to support advertising and promotional initiatives.



     - American Homestar agreed to provide certain management and consulting services for up to three years for compensation of at least $0.5 million plus an additional fee of up to $0.75 million based upon quarterly losses during the first four quarters following closing. During the nine months ended September 30, 2000, $288 was expensed under this agreement. Beginning April 1, 2000, the Company is committed to pay $1,000 per month to American Homestar for such services through March 15, 2002.



     - American Homestar and the Company each agreed to provide working capital loans of up to $0.5 million to HomeMax which will accrue interest at prime. During the nine months ended September 30, 2000, the Company provided additional financing of $0.5 million and American Homestar provided additional financing of $0.75 million.



     - The Company has the option to sell and American Homestar has the option to buy 50% of HomeMax within three years at a defined price.



     - The Company received an option, which expires on March 15, 2004, to purchase up to 150,000 shares of common stock of American Homestar with an exercise price of $18.00 per share.



     The accompanying financial statements include the results of HomeMax for all applicable periods. Losses for the periods subsequent to the transaction allocable to American Homestar are included as a component of minority interest in loss of consolidated entities in the consolidated statements of operations. Losses in excess of American Homestar's initial investment have continued to be allocated given American Homestar's additional funding to HomeMax through its $4.0 million subordinated convertible loan as well as other financing provided. American Homestar's investment, net of allocable losses, is included as a component of minority interest in the accompanying balance sheets. The gain resulting from the Company's sale of a 25% interest in HomeMax to American Homestar ($1,765) has been deferred until, among other factors, American Homestar converts its subordinated note into an additional 25% equity interest in HomeMax.



(8)  LITIGATION --



     During 1999, the Company became aware of certain moisture and mold related issues in certain of its luxury site-built home communities in Mason, Ohio. The Company has vigorously pursued various remediation initiatives in an effort to address the various homeowner concerns. As of December 31, 1999 and through September 30, 2000, the Company estimated the cost of remediation approximates $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under its insurance policies. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Through September 30, 2000 the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known. Through September 30, 2000, the Company incurred costs of approximately $3.3 million related to the remediation efforts.



     As of September 30, 2000, the Company had contractual remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a purported class action suit was filed by a

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


     homeowner which claimed compensatory damages of more than $25, treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of the case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case.



(9)  DISCONTINUED OPERATIONS --



     (a)ENTRY LEVEL HOME SEGMENT -- On December 13, 1999, the Board of Directors approved plans to discontinue the affairs of Hearthside. Accordingly, in 1999 the Company recorded a provision of $1.75 million as the estimate of the costs of discontinuing the Hearthside operations. As of September 30, 2000, approximately $275,000 of this amount is unused. The net losses associated with the operations of Hearthside for the three months and nine months ended September 30, 1999 are included in the accompanying consolidated statements of operations as discontinued operations. In addition, net assets (liabilities) of Hearthside are included in net assets of discontinued operations in the accompanying balance sheets. The results of the discontinued Hearthside segment reflect an allocation of interest expense based on assets deployed. Summary financial information of Hearthside is as follows:



                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                        SEPTEMBER 30,         SEPTEMBER 30,
                                      ------------------    ------------------
                                       2000       1999       2000       1999
                                      -------    -------    -------    -------
Net revenues........................  $  388     $7,591     $11,989    $18,716
Interest allocation.................  $    4     $  303     $   183    $   762
Pretax operating loss...............  $   --     $ (481)    $    --    $(1,571)
Benefit for income taxes............      --        177          --        578
                                      ------     ------     -------    -------
Net loss............................  $   --     $ (304)    $    --    $  (993)
                                      ======     ======     =======    =======



                                                         AS OF SEPTEMBER 30,
                                                         --------------------
                                                           2000        1999
                                                         --------    --------
Land and home inventories..............................  $    --     $14,232
Other assets...........................................      394         585
Liabilities............................................   (1,465)     (3,196)
                                                         -------     -------
Net assets (liabilities) of discontinued operations....  $(1,071)    $11,621
                                                         =======     =======



       The disposal of Hearthside assets through an orderly sales process is expected to be completed no later than December 13, 2000.



     (b)LUXURY SITE-BUILT HOMES SEGMENT -- On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. As indicated previously, the Company has reached a tentative agreement with Drees to sell certain of the assets of the Zaring Homes Cincinnati, Nashville and Indianapolis divisions to Drees. In addition, on October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes (see Note 13).



       The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions within the next twelve months. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions. Accordingly, the net income (losses) associated with the operations of Zaring Homes are included in the accompanying

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


       statements of operations as discontinued operations for each of the periods presented. In addition, the net assets of Zaring Homes are included in net assets of discontinued operations in the accompanying consolidated balance sheets.



       For the period ended September 30, 2000, the loss on discontinued operations includes the write down of assets to estimated realizable value and a provision for anticipated closing costs and operating losses until disposal aggregating approximately $3.0 million. The results of the Zaring Homes segment reflect an allocation of interest expense based on assets deployed. Summary financial information of the Zaring Homes segment is as follows:



                                  THREE MONTHS ENDED     NINE MONTHS ENDED,
                                    SEPTEMBER 30,          SEPTEMBER 30,
                                  ------------------    --------------------
                                   2000       1999        2000        1999
                                  -------    -------    --------    --------
Revenues........................  $75,747    $78,595    $234,961    $183,847
Cost of sales...................   63,497     62,209     199,893     146,468
Interest, net...................    1,658        797       4,435       1,507
Selling, general and
  administrative................    9,600     10,187      30,636      25,617
                                  -------    -------    --------    --------
Operating income (loss).........      992      5,402          (3)     10,255
Provision for discontinued
  operations....................    3,000         --       3,000          --
Other income (expense)..........     (989)       113        (794)         30
                                  -------    -------    --------    --------
Pretax operating income
  (loss)........................   (2,997)     5,515      (3,797)     10,285
Provision (benefit) for taxes...    4,546      2,167       4,252       3,971
                                  -------    -------    --------    --------
Net income (loss)...............  $(7,543)   $ 3,348    $ (8,049)   $  6,314
                                  =======    =======    ========    ========



                                                         AS OF SEPTEMBER 30,
                                                         --------------------
                                                           2000        1999
                                                         --------    --------
Land...................................................  $43,816     $53,759
Luxury site-built homes................................   38,717      67,506
Property and equipment, net............................    4,870       6,306
Other assets...........................................    2,135       1,686
Accounts payable.......................................  (13,654)    (21,435)
Accrued expenses.......................................   (9,504)     (6,277)
Customer deposits......................................   (5,163)     (8,059)
Notes payable..........................................  (57,565)    (71,187)
                                                         -------     -------
Net assets of discontinued operations..................  $ 3,652     $22,299
                                                         =======     =======



     (c)FINANCIAL SERVICES SEGMENT -- Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued. As a result, the net income (losses) associated with the operations of Zaring Financial Services are included in the accompanying consolidated statements of operations as discontinued operations for all periods presented. In addition, the net assets of Zaring Financial Services are included in net assets of

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


       discontinued operations in the accompanying consolidated balance sheets. Summary financial information of Zaring Financial Services is as follows:



                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                        ------------------    ------------------
                                         2000       1999       2000       1999
                                        -------    -------    -------    -------
Revenues..............................  $  514     $  434     $1,335     $1,102
Pretax operating income (loss)........      58         51       (176)        82
Provision (benefit) for income
  taxes...............................      21         21        (65)        33
                                        ------     ------     ------     ------
Net income (loss).....................  $   37     $   30     $ (111)    $   49
                                        ======     ======     ======     ======



                                                           AS OF SEPTEMBER 30
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Mortgage receivables.....................................  $4,663     $  585
Other assets.............................................     249        193
Revolving credit note....................................  (4,061)      (289)
Other liabilities........................................    (132)       (44)
                                                           ------     ------
Net assets of discontinued operations....................  $  719     $  445
                                                           ======     ======



     (d)MAJORITY SHAREHOLDER LLCS -- Upon closing the sale of the Zaring Homes divisions the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers. As a result, the activities of these entities will no longer be required to be consolidated with the results of the Company. The Majority Shareholder LLCs are included as a component of discontinued operations in the accompanying financial statements of the Company. Summary information of the Majority Shareholder LLCs is as follows:



                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                        ------------------    ------------------
                                         2000       1999       2000       1999
                                        -------    -------    -------    -------
Revenues..............................  $1,565     $1,078     $4,866     $2,493
Cost of sales.........................   1,230        977      3,920      2,256
Interest, net.........................     298        336        963        873
Selling, general and administrative...      40         52         89        147
                                        ------     ------     ------     ------
Operating loss........................      (3)      (287)      (106)      (783)
Other income..........................     268        209        811        535
Minority interest.....................    (265)        78       (705)       248
                                        ------     ------     ------     ------
                                        $   --     $   --     $   --     $   --
                                        ======     ======     ======     ======

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


                                                         AS OF SEPTEMBER 30
                                                         ------------------
                                                          2000       1999
                                                         -------    -------
Model homes............................................  $11,916    $10,184
Land...................................................    5,207      8,731
Other assets...........................................    2,859        837
Notes payable..........................................  (17,817)   (17,828)
Other liabilities......................................     (105)      (868)
Minority interest......................................   (2,060)    (1,056)
                                                         -------    -------
Net assets of discontinued operations..................  $    --    $    --
                                                         =======    =======



(10)     NEW PRONOUNCEMENTS --



       In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Upon adoption of this statement, the Company anticipates no impact on its reported consolidated financial position, results of operations, cash flows or related disclosures.



       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements'(SAB 101). SAB 101 interprets and expands upon existing guidance regarding revenue recognition. The implementation of SAB 101 is required no later than the fourth quarter of 2000. The Company does not expect SAB 101 to have a material impact on revenue recognition.



(11)     RECLASSIFICATIONS --



       Certain amounts in the consolidated interim financial statements for 1999 have been reclassified to conform to the 2000 presentation.

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


(12)     SEGMENT INFORMATION --



       The following tables set forth, for the periods indicated, certain segment information regarding the Company's operations.



                                       THREE MONTHS ENDED         NINE MONTHS ENDED,
                                          SEPTEMBER 30,             SEPTEMBER 30,
                                     -----------------------    ----------------------
                                        2000         1999         2000         1999
                                     ----------    ---------    ---------    ---------
                                     (DOLLARS IN THOUSANDS)     (DOLLARS IN THOUSANDS)
HomeMax, Inc.
  Retail Distribution Manufactured
     Homes
     Revenues......................    $10,579       $4,858      $30,800      $15,072
     Cost of sales.................      9,018        4,495       26,231       13,424
     Interest......................        422          309        1,240        1,223
     Asset impairment..............      6,300           --        6,300           --
     Selling, general and
       administrative..............      2,387        3,306        8,066        8,164
                                       -------       ------      -------      -------
     Operating loss................     (7,548)      (3,252)     (11,037)      (7,739)
     Other income (expense)........        (66)          --          409           44
     Minority interest.............      1,817          616        2,310        1,215
                                       -------       ------      -------      -------
     Pretax Retail Distribution
       Loss........................     (5,797)      (2,636)      (8,318)      (6,480)



                                  THREE MONTHS ENDED      NINE MONTHS ENDED,
                                     SEPTEMBER 30,          SEPTEMBER 30,
                                  -------------------    --------------------
                                    2000       1999        2000        1999
                                  --------    -------    --------    --------
Corporate
  Interest......................      (516)      (363)     (1,533)     (1,146)
  General and administrative....    (1,117)      (887)     (3,646)     (3,281)
                                  --------    -------    --------    --------
  Loss before taxes and
     discontinued operations....    (7,430)    (3,886)    (13,497)    (10,907)
  Provision (benefit) for income
     taxes......................     5,500       (838)      3,789      (3,133)
                                  --------    -------    --------    --------
  Net loss before discontinued
     operations.................   (12,930)    (3,048)    (17,286)     (7,774)
  Income (loss) from
     discontinued operations,
     net of tax.................    (7,506)     3,074      (8,160)      5,370
                                  --------    -------    --------    --------
  Net income (loss).............  $(20,436)   $    26    $(25,446)   $ (2,404)
                                  ========    =======    ========    ========

                          ZARING NATIONAL CORPORATION

                               SEPTEMBER 30, 2000


                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

--------------------------------------------------------------------------------


        Other pertinent information regarding the Company's segment operations is as follows:



                                              HOMEMAX,
                                                INC.
                                               RETAIL
                                            DISTRIBUTION
                                            MANUFACTURED
                                                HOMES       CORPORATE    TOTAL
                                            -------------   ---------   -------
Segment assets: as of September 30,
  2000....................................     $17,650       $8,141     $25,791
                                               =======       ======     =======
RECONCILIATION OF SEGMENT ASSETS TO TOTAL
  ASSETS AS OF SEPTEMBER 30, 2000:
Total segment assets......................     $25,791
Elimination of inter-entity investments...          60
Net assets of discontinued operations.....       3,300
Cash and cash equivalents*................      11,876
                                               -------
                                               $41,027
                                               =======


       ----------------------


        *Management excludes cash and cash equivalents from assessing a segment's operating performance.



(13)     SUBSEQUENT EVENT --



       On November 1, 2000, the Company announced that its agreement to negotiate exclusively with The Drees Company (Drees), a privately-owned homebuilder headquartered in Northern Kentucky, had been extended through November 22, 2000. Per the terms of the proposed transaction Drees would purchase certain of the net assets of Zaring Homes' Cincinnati, Nashville and Indianapolis divisions. On October 13, 2000, Drees acquired certain of the operating assets of Zaring Homes' Raleigh division for approximately $11.0 million



       On November 13, 2000, St. Lawrence Homes, a privately-owned single family homebuilder based in Raleigh, North Carolina acquired substantially all of the real estate assets and assumed the lot purchase contracts of Zaring Homes' Charlotte division for $3.3 million. Zaring Homes discontinued accepting customer contracts for new construction in Charlotte on August 24, 2000. All Zaring homes under contract of sale in Charlotte will be completed and warranted by Zaring Homes.

      ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO SEPTEMBER 30, 1999



RESULTS OF OPERATIONS



     The Company has plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. Accordingly, the results of operations include the results of the continuing operations of HomeMax and Corporate and the results of the Zaring Homes, Hearthside, Zaring Financial Services and Majority Shareholders LLC segments as discontinued operations.



     The Company's business and the manufactured housing industry are subject to changes in national and local economic conditions, as well as other factors, including employment levels, availability of financing, interest rates, consumer confidence and housing demand. The Company's results of continuing operations for the periods presented include retail distribution manufactured homes and reflect the cyclical nature of that industry.



     The Company reported consolidated net revenues from continuing operations of $10.6 million for the quarter ended September 30, 2000, compared to $4.9 million for the same quarter in 1999, an increase of 117.8%. The net loss from continuing operations for the quarter was $(12.9) million or $(2.82) per share, compared to a net loss of $(3.0) million or $(0.66) per share for the same quarter of 1999.



     For the nine months ended September 30, 2000, consolidated revenues from continuing operations were $30.8 million, compared to $15.1 million for the same period in 1999, an increase of 104.3%. The net loss from continuing operations for the nine months ended September 30, 2000 was $(17.3) million or $(3.77) per share, compared to a net loss of $(7.8) million or $(1.69) per share for the nine months ended September 30, 1999.

     The following tables set forth, for the periods indicated, certain financial information regarding the Company's operating segments:



                                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,
                                                   -------------------    --------------------
                                                     2000       1999        2000        1999
                                                   --------    -------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
HOMEMAX, INC.
RETAIL DISTRIBUTION MANUFACTURED HOMES
  Revenues (1)...................................  $ 10,579    $ 4,858    $ 30,800    $ 15,072
  Cost of sales..................................     9,018      4,495      26,231      13,424
  Interest.......................................       422        309       1,240       1,223
  Asset impairment...............................     6,300         --       6,300          --
  Selling, general and administrative............     2,387      3,306       8,066       8,164
                                                   --------    -------    --------    --------
  Operating loss.................................    (7,548)    (3,252)    (11,037)     (7,739)
  Other income (expense).........................       (66)        --         409          44
  Minority interest..............................     1,817        616       2,310       1,215
                                                   --------    -------    --------    --------
  Pretax Retail Distribution Loss................    (5,797)    (2,636)     (8,318)     (6,480)
CORPORATE
  Interest.......................................      (516)      (995)     (1,533)     (1,146)
  General and administrative.....................    (1,117)      (887)     (3,646)     (3,281)
                                                   --------    -------    --------    --------
  Loss before taxes and discontinued
     operations..................................    (7,430)    (4,518)    (13,497)    (10,907)
  Provision (benefit) for income taxes...........     5,500     (1,470)      3,789      (3,133)
                                                   --------    -------    --------    --------
  Net loss before discontinued operations........   (12,930)    (3,048)    (17,286)     (7,774)
  Income (loss) from discontinued operations, net
     of tax......................................    (7,506)     3,074      (8,160)      5,370
                                                   --------    -------    --------    --------
       Net income (loss).........................  $(20,436)   $    26    $(25,446)   $ (2,404)
                                                   ========    =======    ========    ========


---------------


(1)Revenue from sale is recognized upon the closing of the sale.



                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       2000       1999       2000       1999
                                                      -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Retail Distribution Manufactured Homes
Operating data:
  Units
     New Orders (1).................................      105        106        414        294
     Closings (2)...................................      153         83        467        262
     Backlog (3)....................................      148        199        148        199
Average revenue per closing.........................  $    63    $    57    $    63    $    56
Average value of new order sales....................  $    59    $    67    $    62    $    61
Sales value of backlog..............................  $12,295    $14,268    $12,295    $14,268


---------------


(1)New orders represent total new home orders received during the period, net of cancellations.



(2)Revenue from a sale is recognized upon the closing of the sale.



(3)Backlog includes new orders which have not yet closed.

     Homemax, Inc., Retail Distribution Manufactured Homes



     Net revenues for the three months ended September 30, 2000 increased $5.7 million from $4.9 million in the third quarter of 1999 to $10.6 million. HomeMax closed 153 units in the third quarter of 2000, an increase of 84.3% from the 83 units closed in the same period of 1999. Net revenues for the nine months ended September 30, 2000 increased $15.7 million or 104.4% from $15.1 million for the first nine months of 1999 to $30.8 million for the first nine months of 2000. HomeMax closed 467 units during the first nine months of 2000, an increase of 78.2% from the 262 units closed in the same period of 1999. The increase is due to the maturity of the sales villages and new management at a majority of the villages.



     Gross profit was $1.6 million or 14.8% for the three months ended September 30, 2000 as compared to $363 or 7.5% for the same period in 1999. Gross profit dollars and percentages were $4.6 million and 14.8% during the first nine months of 2000 as compared to $1.6 million and 10.9% during the first nine months of 1999. The increase in gross profit dollars is due mainly to the increase in average net revenues per unit.



     Interest expense was $422 or 4.0% of revenues in the third quarter of 2000 compared to $309 or 6.4% of revenues in the corresponding quarter of 1999. Interest expense was $1.2 million, 4.0% of revenues for the first nine months of 2000 as compared to $1.2 million, 8.1% of revenues for the first nine months of 1999. The decrease in interest expense as a percentage of revenues is primarily attributable to the increase in revenues and the recapitalization of the operations in conjunction with the joint venture agreement with American Homestar, signed March 15, 1999.



     In response to the actual and anticipated losses of HomeMax and the planned consolidation of certain of the sale villages, management determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets of HomeMax to their estimated fair market value through the recognition of a provision for asset impairment of approximately $6.3 million. The estimated fair value of the assets was based on reviews of comparable asset values.



     Selling, general and administrative expenses for HomeMax were $2.4 million or 22.6% of revenues for the three months ended September 30, 2000 compared to $3.3 million or 68.0% of revenues for the same period in 1999. Selling expenses were $644 or 6.1% of revenues in the third quarter of 2000 compared to $667 or 13.5% of revenues in the third quarter of 1999. General and administrative expenses were $1.7 million or 16.5% of revenues in the third quarter of 2000 compared to $2.6 million or 54.3% of revenues in the third quarter of 1999. Selling, general and administrative expenses for the nine months ended September 30, 2000 were $8.1 million or 26.2% of revenues as compared to $8.2 million or 54.1% of revenues for the same period of 1999. Selling expenses were $2.0 million or 6.6% of revenues for the nine months ended September 30, 2000 versus $2.2 million or 14.7% of revenues for the same period of 1999. General and administrative expenses were $6.0 million or 19.6% of revenues for the nine months ended September 30, 2000 as compared to $5.9 million or 39.5% of revenues for the first nine months of 1999. The decrease in selling expenses as a percentage of revenues for the quarter and the nine month periods ended September 30, 2000 as compared to the same periods in 1999 is due mainly to a decrease in the number of sales associates and a decrease in advertising costs. The decrease in selling, general and administrative expenses as a percentage of revenues is due mainly to the increase in net revenues.



     Other income for the nine months ended September 30, 2000 includes a gain of $529 related to the second quarter sale of two unopened sales villages.



     As a result of the foregoing, HomeMax reported a pretax loss of $(5.8) million or (54.8)% of revenues in the third quarter of 2000 compared to a pretax loss of $(2.6) million, (53.6)% of revenues, in the third quarter of 1999. In the nine months ended September 30, 2000, HomeMax reported a pretax loss of $(8.3) million or (27.0)% of net revenues versus a pretax loss of $(6.4) million or (42.8)% of net revenues for the nine months ended September 30, 1999.

     Corporate



     Corporate general and administrative expenses were $1.1 million for the three month period ended September 30, 2000, as compared to $887 for the three month period ended September 30, 1999. Corporate general and administrative expenses were $3.6 million and $3.3 million for the nine months ended September 30, 2000 and 1999, respectively. The increase in Corporate general and administrative expenses is attributed mainly to increases in legal and professional costs related to the efforts to sell certain of the Company's segments.



     Income Taxes



     The aggregate provisions for income taxes included in the accompanying consolidated statements of operations includes a valuation allowance recorded during the quarter ended September 30, 2000 of $10.6 million. The aggregate valuation allowance has been allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that the previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income. The future tax benefit of $1,381 included in the accompanying consolidated balance sheet as of September 30, 2000 represents the estimated tax refunds related to the utilization of certain tax loss carrybacks.



  DISCONTINUED OPERATIONS



     (a) Zaring Homes, Inc., Luxury Site-Built Homes Segment



     On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. The Company has reached a tentative agreement with The Drees Company (Drees) to sell certain of the assets of the Zaring Homes' Cincinnati, Nashville and Indianapolis divisions to Drees. In addition, on October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes.



     The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions within the next twelve months. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions.



     For the period ended September 30, 2000, the loss on discontinued operations includes the writedown of assets to estimated realizable value and a provision for anticipated closing costs and operating losses until disposal aggregating to approximately $3.0 million.



     Net revenues for the three months ended September 30, 2000 were $75.6 million, a decrease of 3.6% from the $78.6 million reported in the same period in 1999. Zaring Homes delivered 245 homes in the third quarter of 2000, compared to 292 homes in 1999, a 16% decrease. This decrease in revenues and homes delivered for the quarter ended September 30, 2000 as compared to the same quarter in 1999 was primarily due to the slowing of the luxury housing market in substantially all of the Company's markets offset by an increase in revenue per home closed of $39,000. Net revenues for the nine months ended September 30, 2000 were $234.9 million on 779 closings as compared to $183.8 million on 664 closings for the nine months ended September 30, 1999, a 27.8% increase in revenues and 17.3% increase in closings. The total sales value of backlog was $89.4 million as of September 30, 2000 as compared to $162.9 million as of September 30, 1999, a 45.1% decrease.



     Gross profit dollars and percentages were $12.2 million and 16.2% in the third quarter of 2000 as compared to $16.4 million and 20.8% in the third quarter of 1999. Gross profit dollars decreased in the third quarter of 2000 as compared to the third quarter of 1999 primarily due to the decrease in the number of homes delivered and increased subcontractor and other production related costs. Gross profit dollars and percentages were $35.1 million and 14.9% during the first nine months of 2000 as compared to $37.4 million and 20.3% during the first nine months of 1999. The decline in gross profit dollars and percentages through September 30, 2000 is attributable to increased subcontractor and other production related costs.

     Interest increased $0.9 million in the third quarter of 2000 as compared to the third quarter of 1999. As a percentage of net revenues, interest expense increased to 2.2% from 1.0%. This increase in interest expense is due to the increase in interest rates related to the third amendment to the syndicated credit facility which became effective April 14, 2000 and increases in average borrowings outstanding. Interest expense for the nine months ended September 30, 2000 increased $2.9 million from $1.5 million in 1999 to $4.4 million in 2000. As a percentage of net revenues interest expense increased to 1.9% for the nine months ended September 30, 2000 from 0.8% for the same period in 1999. The increase in interest in dollars and as a percentage of net revenues were similarly due to higher average borrowings and rates.



     As a percentage of revenues, selling expenses decreased to 6.7% of revenues for the three months ended September 30, 2000 as compared to 9.0% of revenues for the same period in 1999. Selling expenses for the quarter ended September 30, 2000 decreased $1.9 million as compared to the corresponding period in 1999. This decrease is primarily due to the decrease in the number of homes delivered and decreases in the sales staff. Selling expenses for the nine months ended September 30, 2000 increased $2.4 million to $17.6 million from $15.2 million. As a percentage of revenues, selling expenses were 7.5% for the nine months ended September 30, 2000 as compared to 8.3% for the same period of 1999. This decrease as a percentage of revenues is due to the decrease in sales staff. As a percentage of revenues, general and administrative expenses increased to 5.9% in the third quarter of 2000 from 4.0% in the third quarter of 1999. General and administrative expenses increased $1.3 million or 42.8% in the third quarter of 2000 compared to the third quarter of 1999, due primarily to increases in payroll and office related costs. General and administrative expenses increased $2.7 million or 25.6% in the first nine months of 2000 compared to the same period of 1999. As a percentage of revenues, general and administrative expenses remained relatively flat at 5.6% in the first nine months of 2000 compared to the same period in 1999. As a percentage of revenues, selling, general and administrative expenses were 12.7% and 13.0% for the three month period ended September 30, 2000 and 1999, respectively, and 13.0% and 13.9% for the nine month period ended September 30, 2000 and 1999, respectively. The decrease in this percentage is mainly due to the increase in revenues.



     Other expense for the three months ended September 30, 2000 includes a loss of $(824) on the sale of the Louisville division.



     As a result of the foregoing, Zaring Homes reported pretax loss of $(3.0) million or (4.0)% of net revenues in the third quarter of 2000, a decrease of $8.5 million from pre-tax income of $5.5 million in the same period in 1999. For the nine months ended September 30, 2000, Zaring Homes reported a pre-tax loss of $(3.8) million or (1.6)% of net revenues as compared to pre-tax income of $10.3 million or 5.6% of net revenues in the same period of 1999.



     (b) Hearthside Homes LLC, Entry Level Homes Segment



     On December 13, 1999, the Board of Directors approved plans to discontinue the affairs of Hearthside. Accordingly, in 1999 the Company recorded a provision of $1.75 million as the estimate of the cost of discontinuing the Hearthside operations. As of September 30, 2000, approximately $275,000 of this amount was unused.



     (c) Financial Services Segment



     Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued. The financial services segment reported revenues of $0.5 million and $1.3 million for the three months and nine months ended September 30, 2000, respectively. After deducting expenses associated with the mortgage company operations, the financial services segment reported pretax income of $37 and a pretax loss of $(111) for the three months and nine months ended September 30, 2000, respectively. In the third quarter of 1999, the financial services segment reported pretax income of $51 on revenues of $434. In the nine months ended September 30, 1999, the financial services segment reported pretax income of $82 on revenues of $1.1 million.

     (d) Majority Shareholder LLCs



     Upon closing the sale of the Zaring Homes divisions the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers. As a result, the activities of these entities will no longer be required to be consolidated with the results of the Company. First Cincinnati Leasing LLC, First Cincinnati Leasing 99 LLC, First Cincinnati Leasing 2000 LLC and First Cincinnati Land LLC are reported as "Majority Shareholder LLCs". Leasing LLC and Leasing 99 LLC closed 6 homes during the three months ended September 30, 2000 for $1.6 million versus 4 home closings for $1.1 million during the three months ended September 30, 1999. Leasing LLC and Leasing 99 LLC closed 17 homes during the nine months ended September 30, 2000 for $4.9 million in revenues as compared to 9 homes closed for $2.5 million in revenues during the same period of 1999. Interest expense was $298 and $963 during the three months and nine months ended September 30, 2000 as compared to $336 and $873 during the same periods in 1999. Interest expense represents interest incurred for model home and undeveloped land holdings. Other income, net represents rental income for model homes and land option payments from the Company net of income deferred until land parcels are sold to unrelated third parties. Deferred income of the LLCs approximated $1.8 million at September 30, 2000 as compared to $1.1 million at September 30, 1999.



CAPITAL RESOURCES AND LIQUIDITY



     The Company had cash and equivalents and available borrowings on its revolving credit facility of approximately $11.9 million and $10.8 million, respectively, as of September 30, 2000 as compared to $9.2 million and $9.0 million available as of September 30, 1999. These amounts are available to fund the ongoing operations of the Company and the operations of the discontinued segments through their disposal dates.



     Net cash used in continuing operations during the nine months ended September 30, 2000 approximated $6.5 million as compared to $10.2 million during the nine months ended September 30, 1999. Net cash used in the first nine months of 2000 is primarily attributable to the net loss ($25.4 million), offset by the provision for asset impairment and the tax valuation allowance.



     Net cash provided by investing activities of continuing operations was $2.1 million in the first nine months of 2000 compared to $1.1 in the same period of 1999. The change is primarily attributable to a payment received on the note from American Homestar ($1.5 million) and proceeds of $0.8 million from the sale of sales villages and property and equipment offset by property and equipment additions of $0.1 million.



     Net cash provided by financing activities of continuing operations for the nine months ended September 30, 2000 was $0, as compared to $11.0 million in the same period in 1999. The change is primarily due to essentially net payments on debt of $43,000 in 2000 versus net borrowings of debt of $10.6 million in 1999.



     The Company has embarked on an asset reduction plan to provide internally generated funds to be utilized for 2000 operating initiatives. The plan consists of, among others:



     - Selling the remaining assets of Hearthside and wind up the related operations



     - Selling and leaseback certain model homes to the Company's Chairman



     - Reducing the number of market homes per community



     - Selling certain idle HomeMax sales villages



     - Selling the remaining assets of Zaring Homes and wind up the related operations



     - Selling certain or all of its operations



     During 1999 and the first quarter of 2000, the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility included the following modifications:



     - The maturity date of the facilities was revised to March 31, 2001



     - Available borrowings under the revolving credit facility which were $72.5 million as of December 31, 1999 were reduced by $5.0 million on July 1, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.



     - Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2001. Default rates, if applicable, will be 3% above the interest rate in effect.



     - The third amendment revised preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).



     - Waivers for loan violations occurring prior to April 14, 2000.



     The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees. In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreements, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganization, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.



     As of November 1, 2000, borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of November 20, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings were to exceed $5.0 million on January 1, 2001, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.



     On November 1, 2000 the Company announced that it extended its agreement with Drees through November 22, 2000. Per the terms of the proposed transaction Drees acquired Raleigh operations from Zaring for approximately $11.0 million on October 13, 2000 and Drees will acquire certain of the assets of Zaring Homes Cincinnati, Nashville and Indianapolis divisions. In addition, on November 13, 2000, St. Lawrence Homes, a privately-owned single family home builder based in Raleigh, North Carolina, purchased substantially all of the real estate assets and assumed the lot purchase of Zaring Home Charlotte division. Zaring Homes discontinued accepting customer contracts for new construction in Charlotte on August 24, 2000. All Zaring Homes in Charlotte under contract of sale will be completed and warranted by Zaring Homes.

  LOT COMMITMENTS



     In the aggregate, as of September 30, 2000, Zaring Homes owned, had the ability to develop or purchase, or had under contract 2,939 lots. At September 30, 2000, Zaring Homes owned approximately 775 lots and undeveloped land, including land owned by Land LLC, which will be developed into approximately 533 lots. Of the 884 lots under contract, Zaring Homes is committed to 257 lots.



  PROVISIONS FOR WRITEDOWN TO NET REALIZABLE VALUE



     The Company periodically reviews the value of assets held by its reporting segments, including: land, inventories, property and equipment, and intangibles and determines whether any write-downs need to be recorded to reflect declines in value. The estimated net realizable value of real estate inventories and property and equipment represents management's estimate based on present plans and intentions, selling prices in the ordinary course of business and anticipated economic and market conditions. Accordingly, the realization of the value of the Company's real estate inventories, property and equipment and certain intangibles is dependent upon future events and conditions that may cause actual results to differ from amounts presently estimated. (see Note 1 to the financial statements)



  INFLATION



     Housing demand, in general, is affected adversely by increases in interest rates. If mortgage interest rates, and material and labor costs increase significantly, the Company's revenues, gross profit, and net income could be adversely affected.



  CAUTIONARY STATEMENTS



     Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general real estate, general economic and other conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in Zaring National Corporation's Form 10-Q for the quarter ended September 30, 1998.



       ITEM 3. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK



     There were no material changes in the qualitative and quantitative disclosures about market risk as of September 30, 2000 from that presented in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

                          PART II -- OTHER INFORMATION



ITEM 1. LEGAL PROCEEDINGS



     The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to real estate, environmental zoning, and other matters, which seek remedies or damages. The Company believes that any liability that may finally be determined, without consideration of the litigation discussed below, will not have a material effect on its financial position, cash flows, or results of operations.



     On March 14, 2000, a lawsuit was filed by Felix and Wanda Martinez in the Court of Common Pleas, Hamilton County, Ohio against Zaring National Corporation (the "Company") and its subsidiary, Zaring Homes, Inc., in the form of a purported class action whose members own homes in the "White Blossom" residential development of Zaring Homes in Mason, Ohio. The suit alleges that the home owners have been damaged because of defects in their homes including water and moisture in wall cavities; water damage to wood and other materials used to build the homes; mold and mildew growth inside the homes; excessive humidity; and poor air quality inside the homes. The suit requests compensatory damages of more than $25,000, treble damages, punitive damages, attorney fees, litigation expenses, court costs, interest before and after judgement, and all other available relief. The Company intends to vigorously contest this suit.



ITEM 2. CHANGES IN SECURITIES -- NONE



ITEM 3. DEFAULTS UPON SENIOR SECURITIES -- NONE



ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS -- NONE



ITEM 5. OTHER INFORMATION



     The Company was notified April 28, 2000 that it failed to maintain the minimum market value of public float for continued listing on the Nasdaq National Market and that it had until July 27, 2000 to regain compliance. The Company submitted an application to transfer to the Nasdaq SmallCap Market and effective August 14, 2000 the Company's shares were transferred to the Nasdaq SmallCap Market.



     On November 14, 2000, Murat H. Davidson resigned as a director of the Company.



ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K -- NONE

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                       ZARING NATIONAL CORPORATION
                                                       (Registrant)

Date: November 20, 2000                                By:/s/ ALLEN G. ZARING III
                                                           ------------------------------------------
                                                           Allen G. Zaring III
                                                           Chairman of the Board, President and
                                                           Chief Executive Officer

Date: November 20, 2000                                By:/s/ RONALD G. GRATZ
                                                           ------------------------------------------
                                                           Ronald G. Gratz
                                                           Chief Financial Officer
                                                           Secretary and Treasurer
                                                           (Principal Financial and Accounting
                                                           Officer)

                       ZARING NATIONAL CORPORATION PROXY -
              SPECIAL MEETING OF SHAREHOLDERS, JANUARY 31, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder appoints Allen G. Zaring III, John R.
Brooks and John H. Wyant and each of them, as attorneys, with full power of substitution, to vote all shares in Zaring National Corporation ("Zaring") that the undersigned is entitled to vote at the special meeting of Zaring's shareholders to be held on January 31, 2001, at 9:00 A.M. at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 and at any adjournment thereof, upon the matters indicated below and fully described in Zaring's proxy statement dated on or about January 5, 2001 as well as upon any other matter properly coming before the meeting.


      Please mark vote in box, using dark ink only, in the following manner: /X/

      1. To authorize the sale of substantially all of the assets of Zaring and certain of its subsidiaries (the "Asset Sale") pursuant to an Asset Purchase Agreement dated as of December 1, 2000, by and among Zaring, Zaring Homes, Inc. and Zaring Homes of Indiana, LLC as Sellers and Drees Preferred Collection, Inc. as Purchaser.

       /   /  For                /   /  Against             /   /  Abstain

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

      2. To adopt the proposed amendment to Article First of Zaring's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. (the "Name Change Amendment").

       /   /  For                /   /  Against             /   /  Abstain

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

      3. In their discretion, to act upon such other matters as may properly come before the special meeting.

      The shares represented by this proxy will be voted as directed or, if no direction is specified, will be voted FOR the Asset Sale and FOR the Name Change Amendment.

                                         Please sign name(s) exactly
                                         as printed hereon. In
                                         signing as attorney,
                                         administrator, executor,
                                         guardian or trustee, please
                                         give title as such.


                                         Date: ____________________, 2001


                                         ________________________________
                                                     Signature

                                         ________________________________
                                              Signature if held jointly

                                         Votes must be indicated (X)
                                         in Black or Blue ink.
                                         PLEASE MARK, SIGN AND
                                         RETURN THIS PROXY CARD
                                         PROMPTLY, USING THE
                                         ENVELOPE PROVIDED.

                           ZARING NATIONAL CORPORATION
              SPECIAL MEETING OF SHAREHOLDERS, JANUARY 31, 2001
             THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEE OF THE
               ZARING NATIONAL CORPORATION RETIREMENT BENEFIT PLAN

      The undersigned shareholder instructs PNC Bank, National Association ("PNC"), as Trustee for the Zaring National Corporation Retirement Benefit Plan (the "RBP Plan"), to vote all shares in Zaring National Corporation ("Zaring") that are held in the RBP Plan and as to which the undersigned has the right under the policies of the RBP Plan to instruct the vote at the special meeting of Zaring's shareholders to be held on January 31, 2001, at 9:00 A.M. at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 and at any adjournment thereof, upon the matters indicated below and fully described in the Company's proxy statement dated on or about January 5, 2001.


      Please mark vote in box, using dark ink only, in the following manner: /X/

      1. To authorize the sale of substantially all of the assets of Zaring and certain of its subsidiaries (the "Asset Sale") pursuant to an Asset Purchase Agreement dated as of December 1, 2000, by and among Zaring, Zaring Homes, Inc. and Zaring Homes of Indiana, LLC as Sellers and Drees Preferred Collection, Inc. as Purchaser.

       /   /  For                /   /  Against             /   /  Abstain

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

      2. To adopt the proposed amendment to Article First of Zaring's Amended Articles of Incorporation to change Zaring's name to First Cincinnati, Inc. (the "Name Change Amendment").

       /   /  For                /   /  Against             /   /  Abstain

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

      The shares represented by this proxy will be voted as directed or, if this proxy is signed and returned to PNC but no direction is specified, will be voted FOR the Asset Sale and FOR the Name Change Amendment.


                                  Please sign name(s) exactly as printed hereon.


                                  Date:______________________, 2001

                                  _________________________________
                                            Signature

                                  Votes must be indicated (X)
                                  in Black or Blue ink.
                                  PLEASE MARK, SIGN AND
                                  RETURN THIS PROXY CARD
                                  PROMPTLY TO PNC, USING THE
                                  ENVELOPE PROVIDED.